Exhibit 10.1

DATED                              2016

(1) VISLINK PLC

(2) VISLINK INTERNATIONAL LIMITED

(3) VISLINK INC

and

(4) XG TECHNOLOGY, INC.

AGREEMENT for sale and purchase of the business of the Sellers operating under the name Vislink Communication Systems

CONTENTS

Clause		Page

1	INTERPRETATION	1

2	SALE OF THE BUSINESS AND THE ASSETS	12

3	EXCLUDED ITEMS	12

4	CONDITIONS	13

5	CONSIDERATION	13

6	POSITION PENDING COMPLETION	14

7	COMPLETION	14

8	WARRANTIES	15

9	LIMITATIONS OF SELLERS' LIABILITY	16

10	BUYER'S WARRANTIES AND UNDERTAKINGS	16

11	GUARANTEE	16

12	EFFECT OF TERMINATION	18

13	RISK AND TITLE	18

14	POSITION AFTER COMPLETION	18

15	TRADE DEBTS AND TRADE CREDITORS	19

16	PROTECTION OF GOODWILL	19

17	CONFIDENTIAL INFORMATION	20

18	EMPLOYEES	21

19	SHARE INCENTIVES	23

20	US EMPLOYEE BENEFITS	24

21	APPORTIONMENTS	25

22	BUSINESS CONTRACTS	26

23	VALUE ADDED TAX	26

24	ACCESS TO INFORMATION	27

25	ANNOUNCEMENTS	27

26	NOTICES	28

27	ENTIRE AGREEMENT	28

28	FURTHER ASSURANCE	29

29	INVALIDITY	29

30	EFFECT OF COMPLETION	29

31	WAIVER	29

32	COSTS	29

35	ASSIGNMENT	29

36	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	30

37	COUNTERPARTS	30

38	LAW AND JURISDICTION AND SERVICE OF PROCESS	30

39	SERVICE OF PROCESS	30

SCHEDULE 1		31

	PART 1UK BUSINESS ASSETS AND PURCHASE PRICE	31

	PART 2US BUSINESS ASSETS AND PURCHASE PRICE	31

SCHEDULE 2 - THE EMPLOYEES		32

SCHEDULE 3 - WARRANTIES		36

SCHEDULE 4 - LIMITATIONS ON SELLERS' LIABILITY		42

SCHEDULE 5 - THE BUYER'S WARRANTIES		47

SCHEDULE 6 - FINANCE AGREEMENTS		48

	PART 1– UK (COLCHESTER)	48

	PART 2 – US	48

SCHEDULE 7 - MOTOR VEHICLES		49

SCHEDULE 8 - INTELLECTUAL PROPERTY RIGHTS		50

	PART 1	50

	PART 2: - IP LICENCES	51

	PART 3 - IT CONTRACTS	52

SCHEDULE 9 - PROPERTY		54

	PART 1 - DETAILED PROPERTY PROVISIONS – ENGLISH PROPERTY	54

	Part 2 - DETAILED PROPERTY PROVISIONS - U.S. PROPERTY	68

	Part 3 - DETAILED PROPERTY PROVISIONS - DUBAI PROPERTY	75

	Part 4 - DETAILED PROPERTY PROVISIONS - SINGAPORE PROPERTY	85

Agreed form documents

1.	Disclosure Letter

2.	Power of attorney

3.	Lease assignments/licences to occupy

4.	Deed of acknowledgement/waiver of intra group indebtedness

5.	Transitional Services Agreement

6.	IP assignments of the Intellectual Property Rights

THIS AGREEMENT is made on	16 December 2016

BETWEEN:-

(1)	VISLINK PLC (incorporated in England and Wales with company number 04082188) whose registered office is at Marlborough House, Charnham Lane, Hungerford, Berkshire, RG17 0EY ("Guarantor");

(2)	VISLINK INTERNATIONAL LIMITED (incorporated in England and Wales with company number 02074604) whose registered office is at Marlborough House, Charnham Lane, Hungerford, Berkshire, RG17 0EY (the "UK Seller");

(3)	VISLINK INC (incorporated in the state of Delaware USA with registered number 061165211) whose registered office is at 300 Delaware Avenue, 9th Floor DE5403, Wilmington, Delaware, USA (the "US Seller") (the UK Seller and the US Seller together, the "Sellers"); and

(4)	XG TECHNOLOGY, INC. (incorporated in the state of Delaware USA with registered number 3562449) whose registered office is at 240 South Pineapple Avenue, Suite 701, Sarasota, FL 34236, United States of America (the "Buyer").

IT IS AGREED as follows:-

1.	Interpretation

1.1	In this Agreement the following words and expressions have the following meanings:-

"Accounts"	the consolidated audited balance sheet of the Sellers' Group, the consolidated audited profit and loss account of the Sellers' Group and the consolidated audited cash flow statement of the Sellers' Group for the financial period ended on, the Accounts Date, together with a summary of significant accounting policies and other explanatory notes, independent auditors report, director's report and all other documents or reports or statements annexed thereto or incorporated therein

"Accounts Date"	31 December 2015

"Act"	the Companies Act 2006

"Assets"	all the property, undertaking, rights and assets of the Business agreed to be sold and purchased under this Agreement, details of which are set out in Clause 2

"Associated Company"	in relation to any company, any subsidiary, subsidiary undertaking or holding company or parent undertaking of such company, and any subsidiary or subsidiary undertaking of any such holding company for the time being

"Assumed Liabilities"	all Trade Creditor liabilities incurred during the 30 day period prior to the Transfer Date and as more specifically set out in Schedule 15

"Business"	the business of the Sellers' hardware division at the Transfer Date operating under the name "Vislink Communication Systems", comprising the UK Business and the US Business

"Business Contracts"	all Contracts entered into by the Sellers in the ordinary and proper course of the Business relating exclusively to the Business which are wholly or partly unperformed as at the Transfer Date, including Customer Contracts, Supplier Contracts, supply and distribution agreements, Computer Contracts, leasing and hire-purchase agreements and IP Licences but excluding contracts of employment with the Employees, leases of the Property and loan agreements

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"Business Day"	any day (other than a Saturday or Sunday) on which clearing banks in the City of London are open for the transaction of normal sterling banking business

"Business Information"	all information (other than Know-How) whether or not confidential and in whatever form held which in any way relates to:

(a) all or any part of the Business or Assets; or

(b) any products manufactured or sold or services provided by the Business; or

(c) the operations, management, administration or financial affairs of the Business (including business plans or forecasts, information relating to future business development or planning and information relating to litigation or legal advice); or

(d) the sale or marketing of any of the products manufactured or sold or services provided by the Business including customer lists, sales and marketing information (including sales targets, sales statistics, market share statistics, market research, advertising and other promotional materials)

"Buyer's Group"	the Buyer and any Associated Company of the Buyer

"Buyer's Lawyers"	Blooston, Mordkofsky, Dickens, Duffy & Prendergast, LLP

"Buyer's Warranties"	means the warranties contained in Schedule 5 and references to a "Buyer's Warranty" shall be construed accordingly

"Circular"	the circular to be despatched by the Guarantor to its members following the date of this Agreement, incorporating a notice of a general meeting of the Guarantor in relation to the approval of the Proposed Transaction and the change of the Guarantor's name

"Claim"	has the meaning set out in Schedule 4

“Code”	means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder

"Completion"	completion of the sale and purchase of the Business and Assets in accordance with this Agreement

"Computer Contracts"	all agreements (including any unwritten and/or informal arrangements) between the Sellers and any third party relating to the Computer Systems including all software licences, hardware leases, networking agreements, website development agreements, hosting and disaster recovery agreements, software development agreements, application service agreements, IT outsourcing agreements and maintenance and support agreements

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"Computer Systems"	all hardware, firmware, peripherals, communication links, storage media, networking equipment and other equipment used in conjunction therewith together with all computer software and all related object and source codes and databases exclusively used or required to be used by or in connection with the Business

"Conditions"	the conditions to Completion set out in Clause 4.1

"Confidential Information"	all information not in the public domain and which is used in or which otherwise relates to the Business, its customers or financial or other affairs, including information relating to:-

(a) the marketing of products or services including customer names and lists and other details of customers, financial information, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b) future projects, business development or planning, commercial relationships and negotiations,

existing in whatever form and any information in respect of which the Sellers are bound by an obligation of confidence to a third party

"Consideration"	the aggregate consideration for the sale of the Business and Assets set out in Clause 5

"Contract"	any agreement or commitment, whether conditional or unconditional and whether by deed, under hand, oral or otherwise

"Customer Contracts"	those Contracts entered into by the Sellers for the supply of goods and/or services by the Sellers exclusively in connection with the Business which are listed in Schedule 11

"Data Controller"	has the meaning given to it in the DPA

"Disclosure Letter"	means the letter (together with all the documents attached to or referred to in it) in the agreed form from the Sellers to the Buyer executed and delivered to the Buyer immediately prior to the execution of this Agreement

"Dismissal Costs"	means any remuneration received by the dismissed individual on and from the date of Completion, any contractual notice payments paid to the dismissed individual, and any contractual and/or statutory redundancy payments paid to the dismissed individual.

"DPA"	the Data Protection Act 1998

"Dubai Property"	the Property located in Dubai, UAE as set out in Part 5 of Schedule 9

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"Employee Liability Information"	the information which a transferor is obliged to notify to a transferee pursuant to Regulation 11(2) of the Regulations regarding any person employed by him who is assigned to the organised grouping of resources or employees which is the subject of the Relevant Transfer

"Employees"	all those employees whose names are listed in Schedule 2

"Employee Tax Liability"	the liability to account to HMRC or any other tax authority for any amount of, or representing, income tax or NICs (which shall, to the extent provided for in any of the Share Plans, include Employer's NICs) or any equivalent charge in the nature of tax or social security contributions (whether under the laws of the United Kingdom or otherwise) which may arise on the exercise or release of, or the acquisition of Shares or of any interest in Shares pursuant to an option under the Share Plans by any Employee following Completion

"Employer's NICs"	in the UK, secondary class I NICs and, in any other jurisdiction, such other social security contributions (or equivalent taxes) for which an Employee's employer is primarily liable to account

"Encumbrance"	any encumbrance or security interest of any kind whatsoever including without limitation a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties

"English Property"	the Property which is located in England or Wales

“ERISA”	means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder

"Escrow Account"	the separately designated interest bearing deposit account in the name of the Escrow Agent

"Escrow Account Instruction Letter"	the letter from the Buyer and the Sellers to the Escrow Agent in a form to be agreed between the Buyer, the Sellers and the Escrow Agent between the date of this Agreement and Completion

“Escrow Agent”	the third party agent who will operate the Escrow Account, such agent to be appointed by the Buyer and Seller between the date of this Agreement and Completion

"Escrow Amount"	the sum of $250,000 (being part of the Consideration) plus any interest accruing on it from time to time to be held in the Escrow Account

"Excluded Items"	the assets, rights and liabilities excluded from the sale and set out in Clause 3

"Excluded Trade Creditors"	the amounts owed by the Sellers in connection with the Business as at the Transfer Date in respect of goods or services supplied to the Sellers in the ordinary course of business before the Transfer Date (whether or not invoiced and whether or not then due and payable) if and to the extent that such amounts have been outstanding for 31 days or more on the Transfer Date (where “outstanding” means the period beyond the due date of payment, determined in line with normal supplier credit terms)

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"Finance Agreements"	those Contracts entered into by the Sellers in connection with the Business remaining to be performed in whole or in part pursuant to which the Fixed Plant, Moveable Equipment or Motor Vehicles are being supplied to or are held by the Sellers on hire purchase, conditional purchase, hire, rental, leasing, licence or other terms such that title thereto has not at Completion passed to the Sellers which are listed in Schedule 6

"Fixed Plant"	the fixed plant and machinery and all other fixtures and fittings owned and/or used exclusively by the Sellers at the Transfer Date in connection with the Business whether situate at the Property or otherwise

“Force Majeure”	fire, flood, earthquake or similar natural disasters, riot, war, terrorism, civil strife, labour disputes or disturbances, an outbreak of a pandemic disease, governmental regulations, communication or utility failures

"Guarantees"	means all guarantees, indemnities, undertakings, letters of comfort of whatsoever nature that may have been provided from time to time by the Sellers or any other member of the Sellers' Group in relation to the Business

"Goodwill"	the goodwill of the Business together with the exclusive right for the Buyer to carry on the Business under the name "Vislink" and to represent itself as carrying on the Business in succession to the Sellers

"Hemel Hempstead Lease"	means the lease dated 4 December 2009 between (1) Chainridge Limited (2) Vislink Communications Limited and (3) Vislink PLC in respect of premises at 27 Maylands Avenue, Hemel Hempstead, Hertfordshire, HP2 7DE

"HMRC"	HM Revenue & Customs

"Intellectual Property"	means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software), database rights, rights in confidential information and know-how, including all extensions and renewals where relevant in each case whether registered or unregistered and including applications for registration and all other rights or forms of protection having equivalent or similar effect anywhere in the world

"Intellectual Property Rights"	means all Intellectual Property owned by the Sellers (or either of them) and/or by the Guarantor and used by the Sellers exclusively in the Business at the Transfer Date, including those listed at Schedule 8

"IP Licences"	all agreements (including, research and development agreements, letters of consent, undertakings and co-operation agreements, unwritten and/or informal licensing arrangements, and any arrangement of which any licence forms part), consents, orders or otherwise where the subject matter is:

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	(a)	the grant of rights in relation to the Intellectual Property Rights by the Sellers (or either of them);

	(b)	the grant of rights in relation to any Intellectual Property to the Sellers (or either of them) by any third party where such Intellectual Property is used or required to be used in connection with the Business at Completion; or

	(c)	the grant of rights in relation to any Intellectual Property by way of sub-licence by the Sellers (or either of them) to a third party in connection with the Business including but not limited to those set out in Part 2 of Schedule 8

"ISIP"	the Vislink plc International Share Incentive Plan

"ITA"	the Income Tax Act 2007

"Know-How"	all information (whether publicly known or otherwise) which belongs to the Sellers and which is used or required to be used by, in or in connection with the Business existing in any form (including that comprised in or derived from engineering, chemical and other data, specifications, formulae, experience, drawings, manuals, component lists, instructions, designs and circuit diagrams, brochures, catalogues and other descriptions) and relating to:-

	(a)	the design, development, manufacture or production of any products;

	(b)	the operation of any process;

	(c)	the provision of any services;

	(d)	the selection, procurement, construction, installation, maintenance or use of equipment or processes;

	(e)	the rectification, repair or service or maintenance of equipment;

	(f)	the supply, storage, assembly or packing of equipment; or

	(g)	quality control, testing or certification

"Leased Assets"	the assets which are the subject of the Finance Agreements

"Licence"	any licence, permit, certificate, consent, approval, registration or authorisation required for the operation of the Business or the ownership, use, possession or occupation of any Asset

“Life Assurance Scheme”	means the Vislink plc Group Life Scheme provided by Zurich

"Losses"	losses, actions, claims, demands and proceedings and all liabilities, damages, awards made by an Employment Tribunal (including protective awards), fines, interest and penalties and other payments, costs, fees (including legal fees on an indemnity basis) and expenses

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"LTIP"	the Vislink plc 2008 Long-Term Incentive Plan

"Motor Vehicles"	the motor vehicles owned or used by the Sellers in connection with the Business at the Transfer Date (including but not limited to those set out in Schedule 7)

"Moveable Equipment"	the loose plant, machinery, tools, moulds, dies, office equipment, furniture and other like articles owned or used by the Seller exclusively in connection with the Business at the Transfer Date at the Property or otherwise

"NICs"	in the UK, National Insurance contributions or, in any other jurisdiction, social security contributions (or other similar taxes)

"Personal Data"	shall have the meaning given to it in the DPA;

"Property"	the property or properties details of which are set out in Part 5 of Schedule 9 and includes each individual property

"Proposed Transaction"	the transaction contemplated by this Agreement

"Records"	all such books and records, lists of customers and suppliers, books of account and other records of any kind whatsoever of the Sellers in relation to the Business in whatever media stored including (without limitation) all bought and sold ledgers, purchase and sales day books, purchase and sales invoices and records relating to the Employees and all such information relating to the Business as is necessary to enable the Buyer to continue to operate the Business in the manner it was previously operated by the Sellers but excluding VAT records which the UK Seller and the Guarantor are required to retain pursuant to section 49 VATA

"Regulations"	the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time

"Relevant Transfer”	a relevant transfer of an undertaking for the purposes of Regulation 3(1)(a) of the Regulations

"Restricted Person"	any Associated Company of the relevant Seller from time to time and any person other than the Buyer carrying on business in succession to the Sellers

"SDLT"	stamp duty land tax

"Sellers' Group"	the Sellers and any Associated Company of the Sellers

"Sellers' Solicitors"	Pinsent Masons LLP of 30 Crown Place, London EC2A 4ES

"Service Document"	any claim form, notice, order, judgment or other court document issued by the courts of England and Wales, or any other document relating to or in connection with proceedings in the courts of England and Wales

"Singapore Property"	means the Property located in Singapore as set out in Part 5 of Schedule 9

"Stock"	the stocks of the Business as at the Transfer Date including consumables, stock in trade, raw materials and components, spare parts, operating supplies, work in progress, partly finished and finished goods (and including items supplied by a supplier subject to reservation of title)

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"Share Plans"	the ISIP, the LTIP, the SIP and the SOPs

"Shares"	the ordinary shares of 2.5 pence each in the capital of the Guarantor

"SIP"	the Vislink plc Share Incentive Plan and the Vislink International Incentive Share Plan (US)

"SOPs"	the Vislink plc 2010 Unapproved Share Option Plan and the Vislink plc 2010 Approved Share Option Plan

"Supplier Contracts"	the benefit (subject to the burden to the extent that the same remains unperformed) in whole or in part of all Contracts, arrangements and outstanding orders entered into prior to the Transfer Date listed in Schedule 10 by the Sellers with suppliers for the supply to the Sellers of goods or services (other than in respect of insurance) in connection with, and in the ordinary and usual course of, the Business together with the benefit of all payments made prior to the Transfer Date in respect of such Contracts, arrangements and orders

“Target U.S. Employee”	means each employee identified on subsection (B) of Schedule 2

"Tax"	includes:-

(a) aggregates levy, capital gains tax, climate change levy, corporation tax, customs and excise duties, diverted profits tax, income tax (including PAYE), inheritance tax, insurance premium tax, landfill tax, national insurance contributions, rates, stamp duty, SDLT, stamp duty reserve tax, VAT and vehicle excise duty

(b) all former and foreign taxes

(c) all other levies, imposts, duties, charges or withholdings in the nature of taxes imposed by any Tax Authority

(d) all interest, penalties, fines and other charges relating to any of the above or to a failure to make any return or supply any information in connection with any of the above

"Tax Authority"	HMRC and any other body having functions in relation to Tax

"Trade Creditors"	the amounts owed by the Sellers in connection with the Business as at the Transfer Date in respect of goods or services supplied to the Sellers in the ordinary course of business before the Transfer Date (whether or not invoiced and whether or not then due and payable)

"Trade Debts"	all amounts owing to any of the Sellers by trade debtors in connection with the Business as at the Transfer Date in respect of goods or services supplied by any of the Sellers in the ordinary course of business before the Transfer Date (whether or not invoiced and whether or not then due and payable) together with all such amounts owing in respect of goods or services supplied by any of the Sellers in the ordinary course of business during the period between the Transfer Date and Completion (whether or not invoiced and whether or not then due and payable).

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"Transaction Documents"	this Agreement, the Disclosure Letter, the Transitional Services Agreement and all other documents to be signed by the parties in relation to the Proposed Transaction at the date of this Agreement or at Completion

"Transfer Date"	5.30pm on 9 January 2017

“Transferred U.S. Employee”	means each Target U.S. Employee that accepts an offer of employment from Buyer

"Transitional Services Agreement"	means the transitional services and licence agreement between the Buyer and the Guarantor to be entered into at Completion relating to the provision of services by the Buyer to the Guarantor after Completion

"UK Business"	the business of the UK Seller's hardware division at the Transfer Date operated in the United Kingdom, Singapore and Dubai under the name "Vislink Communication Systems"

"UK Employees"	the Employees listed at part A of Schedule 2

“UK Pension Scheme”	means the group personal pension plan provided by Standard Life

“U.S. Benefit Plan”	means each written employee benefit plan, program, policy, arrangement, and contract (including any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any deferred compensation, stock bonus, stock purchase, restricted stock, stock option, or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, policy, arrangement, or contract) for the benefit of any current Employee and that is maintained or contributed to by the US Seller

"US Business"	the business of the US Seller's hardware division at the Transfer Date operated in the United States of America under the name "Vislink Communication Systems"

"US Property"	the Property located in the United States as set out in part 5 of Schedule 9

"VAT"	means value added tax chargeable under or pursuant to the Council Directive 2006/112/EC or any legislation implementing such Directive, or any other sales, purchase or turnover tax

"VATA"	the Value Added Tax Act 1994

"Warranties"	the representations, warranties and undertakings contained in Schedule 3 and references to a "Warranty" shall be construed accordingly

"Working Hours"	9am to 5pm on a Business Day

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"$" or "US dollars"	United States Dollars

1.2	In this Agreement, reference to:-

1.2.1	a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

1.2.2	a document "in the agreed form" is a document in the form (i) approved and, for the purposes of identification only, signed or initialled by or on behalf of the Buyer and the Guarantor (in each case with such amendments as may be agreed by or on behalf of the Buyer and the Guarantor) or (ii) to be agreed by the parties between the date of this Agreement and Completion and for these purposes each of the parties agrees to use its reasonable endeavours to agree the text of all Transaction Documents to be signed at Completion following the date of this Agreement and prior to Completion;

1.2.3	a statutory provision includes a reference to that provision as modified, replaced, amended, re-enacted or consolidated from time to time (before or after the date of this Agreement), any statute, statutory provision or subordinate legislation which it amends or re-enacts and any prior or subsequent subordinate legislation made under it except to the extent that any such modification, replacement, amendment, re-enactment or consolidation would increase or extend the liability of the Sellers under this Agreement;

1.2.4	any gender includes a reference to the other genders;

1.2.5	"costs" includes a reference to (i) costs, (ii) charges and (ii) expenses of every description;

1.2.6	a "person" includes a reference to an individual, partnership, unincorporated association, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture wherever incorporated or situate (in each case whether or not having separate legal personality) and includes a reference to that person's legal personal representatives and successors;

1.2.7	"holding company" has the meaning set out in section 1159 of the Act but in addition as if that section provided that a body corporate is deemed to be a member of another body corporate where its rights in relation to that body corporate are held on its behalf or by way of security by another person but treated for the purposes of that section as held by it;

1.2.8	"subsidiary" has the meaning set out in section 1159 of the Act but in addition as if that section provided that its members are deemed to include any other body corporate whose rights in relation to it are held on behalf of that other body corporate or by way of security by another person but are treated for the purposes of that section as held by that other body corporate;

1.2.9	"parent undertaking" has the meaning set out in section 1162 of the Act but in addition as if that section provided that an undertaking is deemed to be a member of another undertaking where its rights in relation to that other undertaking are held by way of security by another person but treated for the purposes of that section as held by it;

1.2.10	"subsidiary undertaking" has the meaning set out in section 1162 of the Act but in addition as if that section provided that its members are deemed to include any other undertaking whose rights in relation to it are held by way of security by another person but are treated for the purposes of that section as held by that other undertaking;

1.2.11	a "group undertaking" has the meaning set out in section 1161 of the Act;

1.2.12	"body corporate" has the meaning set out in section 1173 of the Act;

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1.2.13	"company" shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

1.2.14	a "connected person" is a reference to a person connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

1.2.15	something being "in writing" or "written" shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (excluding in electronic form as defined in section 1168 of the Act);

1.2.16	a time of day is to London time prevailing on the relevant day;

1.2.17	a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight;

1.2.18	any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time; and

1.2.19	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction.

1.3	The schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4	The headings to the Clauses, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.5	The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other", "including", "in particular", "for example" or any similar expression shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.6	General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.7	Any monetary sum to be taken into account for the purposes of any Warranty where that sum is expressed in a currency other than US dollars shall be translated into US dollars at Santander's spot rate of exchange for the purchase of the relevant currency with US dollars in the London foreign exchange market at or about 11am on the date of this Agreement (or, if such day is not a Business Day, on the Business Day immediately preceding such day).

1.8	Any statement which refers to the knowledge or knowledge and belief of the Sellers or is expressed to be "so far as the Sellers are aware" or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry of James Walton and John Hawkins.

1.9	In this Agreement, any agreement, warrant, indemnity, covenant or undertaking on the part of two or more persons shall, except where the contrary is stated, be deemed to be given or made by such persons on a several basis.

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2.	SALE OF THE BUSINESS AND THE ASSETS

2.1	Unless otherwise specified in this Agreement, the UK Seller in respect of the UK Business and the US Seller in respect of the US Business shall sell with full title guarantee and the Buyer shall purchase the Business with effect from the Transfer Date with a view to carrying on the Business as a going concern, together with the following assets:-

2.1.1	the Property;

2.1.2	Trade Debts and other debtors of the Business;

2.1.3	the Fixed Plant;

2.1.4	the Moveable Equipment;

2.1.5	the Stock (with such right, title and interest as the Sellers shall have);

2.1.6	the Motor Vehicles;

2.1.7	the benefit (subject to the burden) of the Business Contracts;

2.1.8	in the case of the UK Seller, the Intellectual Property Rights owned by the UK Seller and in the case of the US Seller, the Intellectual Property Rights owned by the US Seller;

2.1.9	the Goodwill;

2.1.10	the Business Information;

2.1.11	the Computer Systems;

2.1.12	the Records;

2.1.13	in the case of the UK Seller, all other property, assets and rights of the UK Seller relating to or connected with, or belonging to or required for use in connection with the UK Business (whether in or on the Property or otherwise); and

2.1.14	in the case of the US Seller, all other property, assets and rights of the US Seller relating to or connected with, or belonging to or required for use in connection with the US Business (whether in or on the Property or otherwise), together the "Assets") other than the Excluded Items.

2.2	Each of the Assets will be sold and bought free from any Encumbrance and with all rights attached to it unless otherwise specified in this Agreement.

2.3	The Buyer will assume the burden of the Assumed Liabilities with effect from the Transfer Date.

3.	Excluded itemS

The following are expressly excluded from the sale and transfer under this Agreement:

3.1	all cash in hand or at the bank (whether on current or deposit account) relating to the Business including uncleared cheques received as at the Transfer Date;

3.2	the Hemel Hempstead Lease;

3.3	the computer systems to be licensed/leased under the Transitional Services Agreement

3.4	the Excluded Trade Creditors; and

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3.5	any Tax for which the UK Seller or the US Seller is liable, whether or not then due, and any liability for financing charges relating to the Business, together the "Excluded Items".

4.	Conditions

4.1	Completion of this Agreement is, and the Buyer's obligations under this Agreement are, subject to and conditional upon the despatch by the Guarantor to its shareholders of the Circular and the passing, at a duly convened general meeting of the Guarantor, of the resolutions set out in the Circular.

4.2	The Guarantor shall use its reasonable endeavours to procure the despatch of the Circular as soon as practicable following the date of this Agreement and shall notify the Buyer immediately upon fulfilment of such Condition.

4.3	If the Sellers become aware of any matter, circumstance or thing that might prevent the Condition listed in Clause 4.1 from being satisfied it shall inform the Buyer within one (1) Business Day.

4.4	Each of the Sellers shall use its reasonable endeavours to ensure that PwC will continue to support the Buyer in relation to its equity funding until 31 December 2016.

4.5	If the Condition set out in Clause 4.1 has not been satisfied on or before 5.30pm on 9 January 2017, the Guarantor may by notice to the Buyer and the Buyer may by notice to the Sellers:-

4.5.1	postpone Completion to such date as the Guarantor or the Buyer (as the case may be) specify being an extension of not more than five (5) Business Days in which event the provisions of this Agreement apply as if that other date is the date of Completion; or

4.5.2	if the Condition set out in Clause 4.1 has not been satisfied on or before 5.30pm on 13 January 2017, terminate this Agreement in which event the provisions of Clause 12 apply, unless extended by mutual written consent by the Sellers and Buyer.

5.	Consideration

5.1	The Consideration for the sale of the Business and the Assets is $16,000,000 (sixteen million dollars) apportioned between the Assets and the UK Seller and the US Seller as set out in Schedule 1 which shall be satisfied by the payment by the Buyer of $11,500,000 million to the UK Seller and $4,500,000 million to the US Seller in cash on Completion, such payment to be made in accordance with Clause 5.4. Of the $11,500,000 million payable by the Buyer to the UK Seller on Completion, $125,000 shall be paid to the Escrow Account. Of the $4,500,000 million payable by the Buyer to the US Seller on Completion, $125,000 shall be paid to the Escrow Account. Notwithstanding the foregoing, the Escrow Amount shall be held in the Escrow Account for a period of twelve (12) months.

5.2	The Escrow Amount shall be dealt with in accordance with Clause 7.3 and the provisions of Schedule 14 shall apply to the Escrow Account.

5.3	Each of the Buyer's and Sellers' Tax returns and Tax positions may not be inconsistent with the Consideration allocation as set out in Schedule 1, and neither the Buyer nor the Sellers may agree to a proposed adjustment to the Consideration allocation with any taxation authority without first giving the other party prior written notice.

5.4	All payments to be made to the Sellers under this Agreement shall, unless otherwise stated, be made in US dollars by electronic transfer of immediately available funds to the Sellers' Solicitors (who are irrevocably authorised by the Sellers to receive the same and whose receipt shall be an absolute discharge to the Buyer of its obligation to pay the sum in question to the Sellers). The Buyer shall not be concerned with the distribution of any monies so paid or be answerable for the loss or misapplication of such monies.

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5.5	Any monies payable to the Sellers pursuant to the terms of this Agreement shall be paid free and clear from any set off, deduction or counterclaim.

5.6	Except in the event of an action constituting Force Majeure, if the Buyer fails to pay any sum due and payable by it under this Agreement on the due date of payment in accordance with the terms of this Agreement, the Buyer shall pay interest on the sum from the due date until the date upon which the obligation of the Buyer to pay the sum is discharged at the rate of 4% per annum above the base rate of Barclays Bank PLC from time to time (whether before or after judgement).

6.	Position pending Completion

6.1	Pending Completion the Sellers shall collaborate with the Buyer in relation to all material matters concerning the running of the Business from the date of this Agreement until Completion and during that period shall procure that the Business is conducted in the ordinary and usual course and shall take all such steps as are reasonably necessary to protect and preserve the Business and Assets and to maintain the Business until Completion. Additionally, upon the Buyer’s reasonable request, the Sellers shall (on being reimbursed by the Buyer for costs reasonably incurred) collaborate with the Buyer after Completion for a period of twelve (12) months in relation to all material matters concerning the running of the Business.

6.2	Without prejudice to the generality of Clause 6.1, pending Completion the Sellers shall comply with and shall procure that the Business complies with the provisions of Schedule 13.

7.	Completion

7.1	Unless this Agreement is previously terminated in accordance with its terms, Completion shall take place at the offices of the Sellers' Solicitors (or at any other place agreed in writing by the Buyer and the Sellers) on 9 January 2017 or on the Business Day the Condition set out in Clause 4.1 has been fulfilled, whichever is the later, and all the business referred to in this Clause 7 has been transacted.

7.2	At Completion each of the Sellers shall deliver or make available to the Buyer the documents and evidence specified in Schedule 13.

7.3	Upon completion of all of the matters referred to in Clause 7.2, the Buyer shall:-

7.3.1	pay the Consideration (less the Escrow Amount) to the Sellers in accordance with Clause 5.4;

7.3.2	sign the Escrow Account Instruction Letter and pay the Escrow Amount into the Escrow Account by telegraphic transfer; and

7.3.3	deliver to the Sellers a copy, certified to be a true copy by a director or secretary of the Buyer, of a resolution of the Buyer's board of directors (or an authorised committee of that board) approving Completion and authorising the execution and completion of this Agreement and the Transaction Documents.

7.4	The Buyer is not obliged to complete this Agreement unless:

7.4.1	each of the Sellers has performed all its obligations under this Clause 7; and

7.4.2	the purchase of all of the Assets is completed simultaneously in accordance with this Agreement (but so that completion of the purchase of some of the Assets will not affect the rights of the Buyer with respect to the others).

7.5	If Completion does not proceed on the date set for Completion (or on the date to which Completion is postponed pursuant to Clause 4.5.1) because the Sellers fail to fully discharge any of their obligations under this Clause, the Buyer may by notice to the Sellers:-

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7.5.1	proceed to Completion so far as practicable without prejudice to its right under this Agreement on the basis that any provision of Clause 7.2 which may not have been fully complied with at Completion shall at the sole discretion of the Buyer be held over to such future date or dates as the Buyer may in its sole discretion may determine;

7.5.2	postpone Completion to such date as the Buyer specifies being not later than 13 January 2017 in which event the provisions of this Agreement apply as if that other date is the date set for Completion pursuant to Clause 7.1;

7.5.3	waive any or all of the requirements contained in Clause 7.2; or

7.5.4	if the Sellers fail to fully discharge any of their obligations under this Clause on or before 13 January 2017, terminate this Agreement in which event the provisions of Clause 12 apply.

7.6	The Sellers are not obliged to complete this Agreement unless:

7.6.1	the Buyer has performed all its obligations under this Clause 7; and

7.6.2	the purchase of all of the Assets is completed simultaneously in accordance with this Agreement (but so that completion of the purchase of some of the Assets will not affect the rights of the Buyer with respect to the others).

7.7	If Completion does not proceed on the date set for Completion (or on the date to which Completion is postponed pursuant to Clause 4.5.1) because the Buyer fails to fully discharge any of its obligations under this Clause, the Sellers may by notice to the Buyer:-

7.7.1	proceed to Completion so far as practicable without prejudice to their rights under this Agreement on the basis that any provision of Clause 7.2 which may not have been fully complied with at Completion shall at the sole discretion of the Sellers be held over to such future date or dates as the Sellers may in their sole discretion may determine;

7.7.2	postpone Completion to such date as the Sellers specify being not later than 13 January 2017 in which event the provisions of this Agreement apply as if that other date is the date set for Completion pursuant to Clause 7.1;

7.7.3	waive any or all of the requirements contained in Clause 7.2; or

7.7.4	if the Buyer fails to fully discharge any of its obligations under this Clause on or before on 13 January 2017, terminate this Agreement in which event the provisions of Clause 12 apply.

7.8	The Buyer shall use its best endeavours to procure that the Sellers or any member of the Sellers' Group which has given any Guarantee to any third party or acted as surety in relation to any Contract or otherwise in connection with the Business is released from the Guarantee or surety with effect from Completion. Each party hereto agrees with the other parties hereto (contracting for themselves and each member of the Sellers' Group) that pending release of each Guarantee and surety, the Buyer shall indemnify the Sellers (including each member of the Sellers' Group) and the Sellers shall indemnify the Buyer against all (i) losses, (ii) liabilities and (iii) costs which a party may reasonably occur pursuant to the Guarantee or surety on or after Completion (including, without limitation, all (i) losses,(ii) liabilities and (iii) costs reasonably incurred as a result of defending or settling any claim alleging such liability). Notwithstanding the foregoing, no party hereto shall be required to indemnify another party in the event that the latter party (including in the case of the Sellers each member of the Sellers' Group) commit an act that constitutes gross negligence or committed or wilful misconduct.

8.	Warranties

8.1	The UK Seller warrants to the best of its knowledge and belief to the Buyer (subject to Clause 8.4) in the terms set out in Schedule 3 in respect of the UK Business.

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8.2	The US Seller warrants to the best of its knowledge and belief to the Buyer (subject to Clause 8.4) in the terms set out in Schedule 3 in respect of the US Business.

8.3	The Warranties given by the Sellers in Schedule 3 are given on the date of this Agreement.

8.4	The Warranties are subject to the provisions of Clause 9 (Limitations on Sellers' Liability) and Schedule 4 (Limitations on Sellers' Liability).

8.5	Each of the Warranties shall be interpreted as separate and independent so that the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty.

8.6	Any payment made by either Seller to the Buyer pursuant to a claim under this Agreement shall be treated as a reduction of the Consideration payable by the Buyer.

8.7	The Sellers make no representation and gives no warranty or undertaking to the Buyer save only as and to the extent expressly set out in this Agreement. The Buyer shall not have any remedy in respect of any misrepresentation or untrue statement (whether made carelessly or not) made by the Sellers unless and to the extent that a claim lies for breach of the Warranties. In particular, the Sellers disclaim all liability and responsibility for any representation, warranty, statement, opinion, or information made or communicated (orally or in writing) to the Buyer (including, without limitation, any representation, warranty, statement, opinion, information or advice made or communicated to the Buyer by any officer, director, employee, agent, consultant or representative of the Sellers or otherwise made available by or on behalf of the Sellers.

8.8	Clause 8.7 shall not exclude any liability of the Sellers for fraudulent misrepresentation, whether such misrepresentation has been made or communicated orally or in writing.

8.9	The Buyer shall have no right to rescind or terminate this Agreement after Completion by reason of a breach of any of the Warranties.

9.	Limitations of Sellers' Liability

9.1	The Sellers' liability in respect of Claims (as defined in Schedule 4 (Limitations on Sellers' Liability)) shall be limited or excluded (as the case may be) by the provisions of Schedule 4 (Limitations on Sellers' Liability).

9.2	The Sellers are under no obligation to disclose to the Buyer anything which is or may constitute a breach of or be inconsistent with any of the Warranties given in this Agreement if they were to be repeated at any time after the date of this Agreement or of which it may become aware after the date of this Agreement.

10.	Buyer's Warranties and Undertakings

10.1	The Buyer warrants to the Sellers that each of the Buyer's Warranties is true and accurate as at the date of this Agreement.

10.2	Upon any claim being made by a third party against the Sellers relating to the affairs of the Company prior to Completion, the Buyer shall (or, as appropriate, shall procure that the Company or other person concerned shall), subject to the Buyer being fully reimbursed by the Sellers for all reasonable out-of-pocket costs and expenses properly incurred by the Buyer or the Company, provide such information and assistance as the Sellers may reasonably require to enable the Sellers to deal with such third party claim. The Sellers shall keep such information confidential and shall not use it for any purpose other than dealing with any such third party claim.

11.	Guarantee

11.1	The Guarantor (as principal obligor and not merely as a surety) hereby unconditionally and irrevocably guarantees due and punctual performance (a) by the UK Seller of all the UK Seller's obligations under or arising out of or in connection with this Agreement and (b) by the US Seller of all the US Seller's obligations under or arising out of or in connection with this Agreement and so undertakes to the Buyer that if and whenever either of the UK Seller or the US Seller (as the case may be) is in default the Guarantor:-

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11.1.1	will duly and promptly perform or procure performance of such obligation(s); and

11.1.2	will indemnify and at all times hold the Buyer indemnified against all costs, losses and damages which it may suffer or incur by reason of a default or delay of the UK Seller or the US Seller, as the case may be, to perform any such obligation(s) in whole or in part, or by reason that any obligation expressed in this Agreement to be incurred by the relevant Seller is or becomes unenforceable against the relevant Seller for any reason whatsoever.

11.2	The Guarantor will not be released from or exonerated of its obligations under this Agreement nor will any such obligation be reduced, discharged or in any way affected by any act, omission, matter or thing (whether or not known to the Buyer or the Guarantor) including, but without limitation:-

11.2.1	any time or release or indulgence granted to or composition with the UK Seller, the US Seller, the Guarantor or any other person; or

11.2.2	the existence or non-existence, validity or invalidity, the taking, variation, compromise, expiry, discharge, renewal or release of or refusal or neglect to perfect or enforce any right, remedy or security against the UK Seller, the US Seller or any other person; or

11.2.3	any legal limitation, disability, incapacity or other circumstances relating to the UK Seller, the US Seller or any other person or any amendment to or variation of this Agreement or any obligations arising out of any other document relating to this Agreement or any assignment of this Agreement; or

11.2.4	any change in the name or constitution of the Guarantor or its personal representative(s), successors and assigns or any amalgamation with any other company; or

11.2.5	any irregularity, unenforceability or invalidity of an obligation of the Buyer or any other person under or pursuant to this Agreement to the intent that the obligations of the Guarantor under this Agreement shall remain in full force and effect and the guarantee contained in this Clause shall be construed as if there were no such irregularity, unenforceability or invalidity; or

11.2.6	any other act, event or omission which would or might but for this Clause operate to restrict, release, impair or discharge the Guarantor’s liability under this Agreement.

11.3	The guarantee contained in this Clause:-

11.3.1	is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of the UK Seller and the US Seller under or arising out of or in connection with this Agreement have been fully performed or discharged;

11.3.2	will continue to be effective or will be reinstated, as the case may be, if at any time any sum which has become payable to the Buyer under this Agreement and has been paid has to be restored by the Buyer upon the bankruptcy, liquidation or reorganisation of the UK Seller, US Seller or the Guarantor or otherwise; and

11.3.3	will be in addition to and will not in any way be prejudiced by any collateral or other security held at any time by the Buyer as security or any lien to which the Buyer may be entitled.

11.4	The Guarantor hereby waives any right it may have of first requiring the Buyer to proceed against or enforce any guarantee or security of or claim for payment from the UK Seller, US Seller or any other person and until all the UK Seller's and US Seller's obligations and liabilities have been performed or discharged in full the Guarantor will not without the prior consent of the Buyer:-

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11.4.1	be entitled and will not claim to rank as a creditor against the estate or prove in a bankruptcy, liquidation or winding up of either of the UK Seller or US Seller (as the case may be) in competition with the Buyer; or

11.4.2	receive, claim or have the benefit (directly or indirectly) of any payment or distribution from or on account of either of the UK Seller or US Seller or exercise any right of set-off against either of the UK Seller or US Seller or claim the benefit of any security held by the Buyer and the Buyer will be entitled to apply any such security as it considers fit; or

11.4.3	exercise any other right or remedy in respect of any amount paid by the Guarantor under this Agreement which may prejudice the Buyer.

11.5	Any release, compromise or discharge of the obligations of the Guarantor shall be deemed to be made subject to the condition that it will be void against the Buyer if any payment or security which it may receive or have received is set aside or proves invalid for any reason.

11.6	A demand made pursuant to this guarantee may be made at any time and from time to time by notice to the Guarantor.

11.7	It is hereby certified that this guarantee has been decided on by the directors of the Guarantor for the benefit of the Buyer.

12.	EFFECT OF TERMINATION

12.1	If the Buyer terminates this Agreement pursuant to Clauses 4.5 or 7.5.4 or the Sellers terminates this Agreement pursuant to Clause 4.5 and 7.7.4 the rights and obligations of the Buyer and the Sellers shall cease immediately on termination save for:-

12.1.1	each party's accrued rights and obligations at the date of termination; and

12.1.2	the provisions of Clauses 1, 12, 25, 26, 29, 32, and 38 which shall remain in full force and effect.

13.	Risk and Title

13.1	Beneficial ownership and risk in each of the Assets shall pass to the Buyer on Completion.

13.2	Transfer of title to those Assets which can be transferred by delivery will pass on delivery and will be deemed to take place at Completion.

13.3	The Sellers shall after Completion be trustees for the Buyer in respect of all the Assets sold by them until they have been formally delivered and/or formally transferred or assigned to the Buyer or such transfers or assignments have been registered (where appropriate).

14.	Position after Completion

14.1	As from the Transfer Date the Buyer shall be entitled to all profits earned and all income and other sums receivable in respect of any period past the Transfer Date and to bear all losses and to pay all outgoings and be responsible for all liabilities incurred in the normal course of carrying on the Business incurred in relation to any period following the Transfer Date.

14.2	All notices, correspondence or enquiries which do not relate to the Business or Assets acquired by the Buyer pursuant to this Agreement but which are received by the Buyer after the Transfer Date shall be passed to the Sellers as soon as reasonably practicable after receipt thereof.

14.3	Without prejudice to Clause 15 all monies or other items belonging to the Sellers which are received by the Buyer after the Transfer Date shall be passed or paid to the Sellers as soon as reasonably practicable after receipt thereof.

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14.4	The Buyer hereby agrees to indemnify and keep indemnified the Sellers from and against any loss or damage or any liability (which liability will include all (i) losses, (ii) claims, (iii) expenses, (iv) reasonably incurred costs and (v) damages including reasonable legal and other professional fees and expenses) which the Sellers may suffer or incur, directly, after the Transfer Date as a result of or in connection with the carrying on of the Business or use of the Assets by the Buyer after the Transfer Date unless such loss, damage or liability arises through acts by the relevant Seller that constitute gross negligence or wilful misconduct.

14.5	The Buyer shall be responsible for all claims by customers or third parties arising in respect of products or services supplied by the Sellers in connection with the Business (whether before or after the Transfer Date) and the Buyer hereby indemnifies the Sellers and shall keep the Sellers fully and effectively indemnified from and against all actions, proceedings, reasonable costs and damages, claims and demands arising out of or in connection with such claims from customers or third parties arising after the Transfer Date, unless such claim arises through acts by the Seller that constitute gross negligence or wilful misconduct.

15.	trade debts AND TRADE CREDITORS

15.1	The Buyer shall be solely responsible for the collection of the Trade Debts following the Transfer Date. The Sellers shall not take any steps to collect any of the Trade Debts and shall not do anything to hinder their collection by the Buyer. The Buyer may reasonably request the help of the Seller to collect Trade Debts if need be.

15.2	If any of the Sellers receives a payment by cheque for a Trade Debtor following the Transfer Date which relates to a Trade Debt which was assigned to the Buyer pursuant to this Agreement, the relevant Seller shall within three (3) Business Days of its receipt pay to the Buyer a sum which is equal to the amount of the relevant Trade Debt (less any VAT for which the relevant Seller is accountable to HMRC) into the Buyer's bank account, details of which will be given to the Sellers at Completion or otherwise notified to the Sellers from time to time.

15.3	If any of the Sellers receives any communication or payment in respect of any of the Trade Debts, it shall forthwith give written details thereof to the Buyer and promptly (and in any event with one (1) Business Day) account to the Buyer for any such payment received.

15.4	From Completion each of the Sellers shall discharge promptly and in full the Excluded Trade Creditors and shall indemnify the Buyer in full against any loss or damage to the Business and any costs or expenses reasonably incurred by the Buyer (including reasonable legal and other professional fees and expenses) directly or indirectly, as a result of the Sellers' failure to discharge the same.

15.5	From Completion the Buyer shall discharge promptly and in full all (i) the Assumed Liabilities and (ii) any other creditors of the Business in respect of the period from and including Completion and shall indemnify the Sellers in full against any loss, damage, claim which the Sellers may suffer and any costs or expenses reasonably incurred by the Sellers (including reasonable legal and other professional fees and expenses), directly or indirectly, as a result of the Buyer's failure to discharge the same.

16.	Protection of Goodwill

16.1	As further consideration for the Buyer agreeing to purchase the Business and the Assets and with the intent of securing to the Buyer the full benefit and value of the goodwill and connections of the Business, the Sellers severally undertake to the Buyer that:-

16.1.1	for a period of not more than 24 months from Completion they will not and will procure that no other Restricted Person will in any capacity whatsoever directly or indirectly carry on or assist in carrying on or be engaged, concerned or interested in any activity or undertaking which is the same as, or substantially similar to, the Business in any geographic areas where Business is carried on at Completion; and

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16.1.2	for a period of 24 months from Completion they will not and will procure that no other Restricted Person will for the purpose of any business supplying products or services similar to or capable of being used in substitution for any product or service supplied by the Business within the 24 months preceding Completion, canvass, solicit, accept orders from or endeavour to entice away from the Business any person who during the period of two years prior to Completion has been a customer of the Sellers in connection with the Business or has purchased or agreed or offered to purchase goods from the Sellers in connection with the Business or has employed its services; and

16.1.3	for a period of 24 months from Completion they will not and will procure that no other Restricted Person will do any act or thing likely to have the effect of causing any supplier of or other person in the habit of dealing with the Sellers in connection with the Business (either at the date of this Agreement or at Completion) to be unable or unwilling to deal with the Buyer either at all or in part on the terms on which he had previously dealt with the Sellers or likely to have the effect of causing any person having a contract or arrangement with the Sellers in connection with the Business (either at the date of this Agreement or at Completion) to breach, terminate or modify that contract or arrangement or to exercise any right under it; and

16.1.4	for a period of 24 months from Completion they will not and will procure that no other Restricted Person will solicit or endeavour to entice away from the Buyer or employ, engage or contract for the services of any person by the Sellers in relation to the Business at Completion or at any time during the period of six months immediately preceding Completion nor do any act or thing likely to have the effect of causing any Employee to terminate his employment or service agreement; and

16.1.5	it will not and will procure that no other Restricted Person will at any time in connection with any business carried on by it or otherwise howsoever use directly or indirectly or authorise any person to use directly or indirectly any of the Intellectual Property Rights including use as a trade mark of the names or words "Vislink", including as part of a corporate name, trade name or otherwise, save for a period of 24 months from Completion during which time the Sellers and any member of the Sellers' Group shall be entitled to use the name Vislink and any other trade marks that from part of the Intellectual Property Rights while they rebrand their businesses, including on any remaining stationery/marketing materials, packaging materials or similar for any purpose including (without limitation) accounting, annual reporting, statutory reporting, and for any purpose required by the United Kingdom Listing Authority or the London Stock Exchange plc, without breaching this Clause 16.1.5.

16.2	Nothing in Clause 16.1 shall prevent the Sellers or any other Restricted Person from owning not more than five per cent of any class of the issued share capital of a company which is dealt in on a recognised investment exchange (as defined in the Financial Services Act 2000).

16.3	The Sellers have taken independent legal advice and acknowledge that they consider the undertakings contained in Clause 16.1 reasonable for the proper protection of the Business and further acknowledge that damages would not be an adequate remedy for breach of such undertakings.

16.4	Each of the undertakings contained in Clause 16.1 is separate and severable and shall be construed on that basis. In the event that any such undertaking is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

17.	Confidential Information

17.1	Subject to Clauses 17.2 and 25 (Announcements), each party to the Agreement shall keep strictly confidential all information received or obtained as a result of entering into or performing this Agreement including all information which relates specifically to:-

17.1.1	the existence, subject matter or provisions of this Agreement or any document referred to in it;

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17.1.2	the negotiations relating to this Agreement or any of the documents contemplated in it; and

17.1.3	the other parties to this Agreement.

17.2	Each party may disclose information which would otherwise be confidential if and to the extent:-

17.2.1	required by law, common practice or the rules of any taxation authorities of any relevant jurisdiction;

17.2.2	required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the United Kingdom Listing Authority, the London Stock Exchange plc, NASDAQ or the Securities Exchange Commission, whether or not the requirement for information has the force of law;

17.2.3	disclosed on a strictly confidential basis to the professional advisors, auditors and bankers of that party;

17.2.4	the information has come into the public domain through no fault of that party;

17.2.5	the other parties has given prior written approval to the disclosure; or

17.2.6	required to enable that party to enforce its rights under this Agreement.

17.3	provided that any such information disclosed pursuant to Clauses 17.2.1 and 17.2.1 shall be disclosed only after notice to the other party.

18.	Employees

Transfer of UK Employees

18.1	The UK Seller and Buyer intend and acknowledge that the transfer of the UK Business to the Buyer on Completion shall, with respect to the UK Employees, constitute a Relevant Transfer, and agree that as a consequence of that Relevant Transfer, the contracts of employment made between the UK Seller and the UK Employees (save insofar as such contracts relate to benefits for old age, invalidity or survivors under any occupational pension scheme) will have effect from and after Completion as if originally made between the Buyer and the UK Employees so long as in a manner consistent with UK law.

18.2	The parties agree that Clause 21 (Apportionments) shall not apply in relation to emoluments and outgoings arising in respect of the UK Employees.

18.3	The UK Seller shall be responsible for all emoluments and outgoings in respect of the UK Employees (including all wages, fees, holiday payments, expenses, commissions, premiums, subscriptions, payments of PAYE, national insurance contributions and pension contributions) which are attributable in whole or in part to the period up to Completion (including any bonuses or commission which are payable on or after Completion but attributable in whole or in part to the period before Completion).

18.4	The Buyer shall be responsible for all emoluments and outgoings in respect of the UK Employees (including all wages, fees, holiday payments, expenses, bonuses, commissions, premiums, subscriptions, payments of PAYE, national insurance contributions and pension contributions) which are attributable in whole or in part to the period on or after Completion and the Buyer agrees to honour any periods of continuous service, accrued holiday entitlements and accrued holiday remuneration which the UK Employees are entitled to receive under their contracts of employment (notwithstanding that such entitlement may be calculated by reference to a period of service that falls on or before Completion).

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Indemnities

18.5	The Buyer undertakes to the UK Seller:

18.5.1	that it has and will continue to comply in all respects with the Regulations;

18.5.2	that it will not present a complaint to an employment tribunal or otherwise issue proceedings against the UK Seller pursuant to Regulation 12 of the Regulations in respect of any failure by the UK Seller to provide Employee Liability Information;

18.5.3	that it shall indemnify the UK Seller in respect of all Losses that any member of the Sellers' Group suffers or incurs in connection with or as a result of:

(a)	any act, omission, obligation or liability arising in relation to any UK Employee that occurs or arises on or after Completion;

(b)	the termination of employment of any UK Employee on or after Completion;

(c)	the Buyer's failure to comply with its obligations under the Regulations. For the avoidance of doubt, this includes but is not limited to the Buyer's failure to comply with Regulation 13(4) of the Regulations;

(d)	any claim by the Buyer under Regulation 12 of the Regulations;

(e)	any breach by the Buyer of its obligations under this Clause 18.5.

18.6	The UK Seller undertakes to the Buyer that it shall indemnify the Buyer against all Losses incurred by the Buyer in connection with or as a result of:

18.6.1	any failure by the UK Seller to comply with its obligations under Regulations 11, 13 and 14 of the Regulations, or any award of compensation under Regulation 15 (insofar as any such failure or compensation does not relate to any failure, act or omission of the Buyer, including but not limited to the Buyer's failure to comply with Regulation 13(4) of the Regulations); and

18.6.2	any act, omission, obligation or liability arising in relation to any UK Employee that occurs or arises in relation to the UK Employee's employment at the UK Seller before Completion.

Other Transferring Employees

18.7	If as a result of the sale of the Business and/or the application of the Regulations it is found or alleged that the employment of any person other than the UK Employees has transferred to the Buyer on or after Completion pursuant to the Regulations:-

18.7.1	the Buyer shall notify the UK Seller of that fact or allegation as soon as reasonably practicable after becoming aware of it;

18.7.2	in consultation with the Buyer, the UK Seller shall within 10 Business Days of becoming aware of that allegation or finding make that person a written offer of employment to commence immediately on terms and conditions that are no less favourable (when taken as a whole) to the terms and conditions of that person's existing contract of employment with the Buyer;

18.7.3	if the offer of employment made by the UK Seller is accepted by that person, the Buyer agrees to permit that person to leave the Buyer's employment without having worked his full notice period, if that person so requests;

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18.7.4	if the UK Seller fails to make an offer of employment within 10 Business Days of being informed by the Buyer in writing of any such person, or in the event that the offer referred to in Clause 18.7.2 is declined by that person within 10 Business Days of the offer being made, the UK Seller agrees that the Buyer shall be entitled to terminate that person's contract of employment with immediate effect, provided that prior to any termination the Buyer shall consult with the UK Seller in relation to the termination and uses reasonable endeavours to mitigate any loss; and

18.7.5	the UK Seller shall indemnify the Buyer against any Dismissal Costs arising in connection with or as a result of any claim or demand by that person relating to their dismissal or their employment on or after Completion:

Non-transferring UK Employees

18.8	If it is found or alleged that the employment of any of the UK Employees has not transferred from the UK Seller to the Buyer on or after Completion pursuant to the Regulations:-

18.8.1	the UK Seller shall notify the Buyer of that fact or allegation as soon as reasonably practicable after becoming aware of it;

18.8.2	in consultation with the UK Seller, the Buyer shall within 10 Business Days of becoming aware of that allegation or finding make that person a written offer of employment to commence immediately on terms and conditions that are no less favourable (when taken as a whole) to the terms and conditions of the person's existing contract of employment with the UK Seller, and under which the Buyer agrees to recognise that person's prior service with the UK Seller;

18.8.3	if the offer of employment made by the Buyer is accepted by that person, the UK Seller agrees to permit that person to leave the UK Seller's employment without having worked his full notice period, if that person so requests;

18.8.4	if the Buyer fails to make an offer of employment within 10 Business Days of being informed by the UK Seller in writing of any such person, or in the event that the offer referred to in clause 18.8.2 is declined by that person within 10 Business Days of the offer being made, the Buyer agrees that the UK Seller shall be entitled to terminate that person's contract of employment with immediate effect, provided that prior to any termination the UK Seller shall consult with the Buyer in relation to the termination and uses reasonable endeavours to mitigate any loss; and

18.8.5	the Buyer shall indemnify the UK Seller against any Dismissal Costs arising in connection with or as a result of any claim or demand by that person relating to their dismissal or their employment at the UK Seller on or after Completion.

Conduct of claims

18.9	In the event that on or after Completion any claim is made or threatened against the UK Seller by a UK Employee (an "Employee Claim"), the Buyer undertakes that it shall:

18.9.1	provide to the UK Seller such information or documents as the UK Seller reasonably requests relating to the Employee Claim and/or the employment of the relevant UK Employee(s); and

18.9.2	take such action as the UK Seller reasonably requests to avoid, dispute, resist, or mitigate the Employee Claim in respect of it.

19.	SHARE INCENTIVES

19.1	The transfer of the UK Employees to the Buyer will be a Relevant Transfer. Certain of the UK Employees hold awards under the Share Plans. In respect of these UK Employees, and other Employees who hold awards under the Share Plans and whose employment with the Sellers will be terminated in connection with Completion, the Sellers confirm that the awards under the Share Plans will be treated as follows:

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19.1.1	all unvested awards/options under the LTIP and the SOPs will lapse;

19.1.2	there is one vested option under the LTIP, which has not yet been exercised, and this option will continue to subsist until its original lapse date of 27 March 2022;

19.1.3	Employees who participate in the SIP will be treated as good leavers. The result is that their partnership Shares and matching Shares under the SIP will be removed from the SIP trust and transferred to them, and the UK tax advantages available to the SIP participants should remain available in respect of those transferred Shares; and

19.1.4	Employees who participate in the ISIP are expected to be treated as good leavers. The result is that their employee Shares and their matching Shares under the ISIP will be removed from the ISIP and transferred to them.

19.2	The Buyer shall review its incentive arrangements and shall, having regard to the nature of incentive arrangements offered to employees of the Buyer’s Group generally, in good faith and wherever practical and appropriate, ensure Employees who participated (or were given the opportunity to participate) in the Share Plans prior to Completion have the opportunity to participate in incentive arrangements operated by the Buyer’s Group which are broadly comparable in terms of quantum of opportunity to the incentive arrangements offered to employees of the Buyer’s Group generally.

20.	US EMPLOYEE BENEFITS

20.1	At Completion, the Buyer shall offer employment to all US Employees listed on Schedule 2, Part B on the same terms and conditions and for the same positions as such US Employees are employed by the US Seller immediately prior to Completion. As at Completion (the “Continuation Period”), the Buyer shall provide each Transferred U.S. Employee with (i) an annual base salary or wage level, as applicable, and annual cash incentive opportunities that are at least equal to those provided to each such Transferred U.S. Employee immediately prior to Completion and (ii) employee benefits (including, but not limited to, equity-based compensation, benefits pursuant to qualified and nonqualified retirement and savings plans) that are substantially comparable to those provided to each such Transferred U.S. Employee immediately prior to Completion.

20.2	As of Completion, Buyer shall provide to each Transferred U.S. Employee under each U.S. Benefit Plan, program, arrangement, policy or practice, including without limitation severance, vacation and paid time off plans, established or maintained by the Buyer (the “Post-Completion Plans”), credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual, early retirement subsidies and severance) for full or partial years of service with the US Seller performed at any time prior to Completion; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Transferred U.S. Employee.

20.3	For purposes of each Post-Completion Plan providing medical, dental, prescription drug and/or vision benefits to any Transferred U.S. Employee, Buyer shall cause all pre-existing condition exclusions, actively-at-work requirements and waiting periods of such Post-Completion Plan to be waived for such Transferred U.S. Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous U.S. Benefit Plan immediately prior to Completion. The Buyer shall cause any Post-Completion Plan to provide each Transferred U.S. Employee with credit for any co-payments and deductibles paid by such Transferred U.S. Employee and his or her covered dependents prior to Completion and in the same plan year as the plan year in which Completion occurs for purposes of satisfying any applicable deductible, coinsurance or maximum out-of-pocket requirements under the analogous Post-Completion Plan for its plan year in which Completion occurs.

20.4	As of Completion, the Buyer shall assume and honor each Transferred U.S. Employee's accrued but unused vacation days and paid time off days.

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20.5	As of Completion, the Buyer shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions equivalent to Seller’s 401(k) Plan (as hereinafter defined) (“Buyer's 401(k) Plan”) and the US Seller shall, for each Transferred U.S. Employee participating in a U.S. Benefit Plan prior to Completion that is a defined contribution plan with a qualified cash or deferred cash arrangement within the meaning of Section 401(k) of the Code (“Seller's 401(k) Plan”), cause the trustees of Seller's 401(k) Plan to transfer in the form of cash, in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA, the full account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders (QDROs) pursuant to Code Section 414(p)) of such Transferred U.S. Employee as of the valuation date next preceding the date of transfer, subject to each of the US Seller's and Buyer's reasonable satisfaction that Seller's 401(k) Plan or Buyer's 401(k) Plan, as applicable, is in compliance with all applicable laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code. Upon completion of a transfer of a Transferred U.S. Employee's account balances, Buyer and Buyer's 401(k) Plan shall assume all liabilities of the US Seller and its Affiliates under the Seller’s 401(k) Plan to provide benefits to such Transferred U.S. Employee to the extent of the account balances so transferred and neither the US Seller nor Seller's 401(k) Plan shall have any liability whatsoever with respect to such benefits. Notwithstanding anything herein to the contrary, the US Seller shall be permitted to amend Seller's 401(k) Plan as necessary in order to permit the actions contemplated herein.

20.6	At Completion, the US Seller shall assign to the Buyer, and the Buyer shall assume, all rights and obligations of the US Seller under that certain written Employment Agreement between the US Seller and Michael Payne dated September 22, 2009 (the “Employment Agreement”), and the Buyer shall indemnify, defend and hold harmless the Sellers from and against any and all liabilities of any nature arising out of relating to said Employment Agreement after Completion.

21.	Apportionments

21.1	Save as may be provided for in paragraph 12 of Part 1 Schedule 9 of this Agreement:

21.1.1	all rent, rates, and other periodic outgoings relating to or payable or accruing in respect of the UK Business down to and including the Transfer Date shall be borne by the UK Seller and as from the Transfer Date shall be borne by the Buyer. Such outgoings and amounts receivable shall if necessary be apportioned accordingly provided that all outgoings specifically referable to the extent of the user of any property or rights shall be apportioned according to the extent of such user;

21.1.2	any receivables apportioned to the Buyer under Clause 21.1 shall exclude any amount in respect of output VAT referable to an invoice issued by the Seller;

21.1.3	all rent, rates, and other periodic outgoings relating to or payable or accruing in respect of the US Business down to and including the Transfer Date shall be borne by the US Seller and as from the Transfer Date shall be borne by the Buyer. Such outgoings and amounts receivable shall if necessary be apportioned accordingly provided that all outgoings specifically referable to the extent of the user of any property or rights shall be apportioned according to the extent of such user; and

21.1.4	the apportionments to be made pursuant to this Clause 21 shall be agreed between the Sellers and the Buyer as soon as practicable after Completion and in any event within 28 days following Completion or failing agreement within such 28 day period such dispute in relation to the same shall be referred to an independent chartered accountant appointed by agreement between the Buyer and the Sellers and shall in default of agreement on his identity within 14 days of nomination by either party to the other be appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. In reaching a decision such accountant shall act as an expert and not as an arbitrator. His certificate shall (in the absence of manifest error) be final and binding but if at any time prior to the giving of his certificate agreement in writing is reached between the Buyer and the Sellers as to some or on the matters in dispute such agreement shall be binding on the Buyer and the Sellers and the expert shall be notified accordingly. Such expert shall have power to determine by whom and in what proportions his fees shall be paid.

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22.	Business Contracts

22.1	All Business Contracts which can be assigned by the Sellers without the consent of any third party shall be assigned to the Buyer with effect from the Transfer Date.

22.2	The Buyer shall observe, perform and fulfil all the obligations of the Sellers falling due for performance after the Transfer Date under the Business Contracts in accordance with their terms and accordingly the Buyer hereby indemnifies the Sellers and shall keep the Sellers indemnified from and against all (i) actions, (ii) proceedings, (iii) reasonably incurred costs, (iv) damages, (v) claims and (vi) demands in respect of any failure to observe or perform the terms of any of the Business Contracts after the Transfer Date.

22.3	Insofar as any of the Business Contracts cannot be transferred to the Buyer except by an assignment made with the consent of another party or by novation, then (without prejudice to any other rights of the Buyer) the following provisions shall apply:-

22.3.1	this Agreement shall not constitute an assignment or an attempted assignment of the relevant Business Contract if the assignment or attempted assignment would constitute a breach of that Business Contract;

22.3.2	the Buyer shall be responsible (at its own expense) for obtaining, and shall use all reasonable endeavours to obtain, any such consent or novation;

22.3.3	if and to the extent that no arrangements contained in Clauses 22.3.2 can be made the parties shall use reasonable endeavours to procure that such Business Contract is terminated without liability to either of them and neither the Sellers nor the Buyer shall have any further obligation to the other relating to such Business Contract.

22.4	The Buyer shall, if a Seller shall so request, join in the execution of any novation of any such Business Contract to the Buyer.

22.5	Any form of novation or assignment entered into pursuant to Clauses 22.3 or 22.4 will provide:-

22.5.1	for an undertaking from the Buyer with the persons, firms or companies with whom the relevant Seller has entered into such Business Contracts to be bound by the terms thereof in every way as if the Buyer was a party thereto in lieu of that Seller;

22.5.2	that such persons, firms and companies release and discharge the relevant Seller from all claims and demands, whatsoever arising after the Transfer Date in respect thereof; and

22.5.3	that such persons, firms and companies accept the obligations of the Buyer in every way as if the Buyer was named in such Business Contract as party thereto in place of the relevant Seller and until such novation the Buyer shall indemnify and keep the relevant Seller indemnified against any (i) losses, (ii) reasonably incurred costs, (iii) damages or (iv) liabilities under or arising from the Business Contracts after the Transfer Date.

22.6	Nothing in this Agreement shall render the Sellers liable to the Buyer in respect of any losses, costs, damages, expenses, or liabilities incurred by the Buyer to any third party by reason of any of the Sellers carrying into effect the provisions of this Clause 22.

23.	Value Added Tax

23.1	Save as otherwise provided in this Agreement the Consideration and all other sums payable by the Buyer under this Agreement and all supplies (whether actual or deemed) made under or pursuant to this Agreement are exclusive of VAT which shall (where applicable) be payable in addition to the payments in question.

23.2	The UK Seller and the Buyer intend that Article 5 of the Value Added Tax (Special Provisions) Order 1995 ("Article 5") shall apply to the sale of the Assets under this Agreement, so that the sale is treated as neither a supply of goods nor a supply of services pursuant to the provisions of that article and with a view to procuring that that article shall apply, the Buyer:-

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23.2.1	declares that it is duly registered in the UK for VAT purposes pursuant to the VATA 1994;

23.2.2	declares that with effect from Completion the Assets will be used by the Buyer in carrying on the same kind of business as that carried on by the UK Seller prior to Completion; and

23.2.3	agrees to supply to the UK Seller prior to Completion evidence in such form as the UK Seller may reasonably require that it has complied with the undertakings in Clauses 23.2.1 and 23.2.2.

23.3	If HM Revenue & Customs rule that VAT is chargeable on any supply by the UK Seller under this Agreement, the Buyer shall pay to the UK Seller the amount of that VAT and any related interest and penalties by the later of Completion and five days after the UK Seller gives the Buyer written notice of the ruling.

23.4	The relevant member of the Seller's Group shall issue to the Buyer a valid VAT invoice in respect of any VAT payable in respect of a supply made under or pursuant to this Agreement.

23.5	If the Buyer fails to pay the amount of the VAT on the due date as specified in a VAT invoice provided to the Buyer pursuant to Clause 23.4, it shall pay interest on that amount from the due date until actual payment (excluding any period for which interest indemnified under Clause 23.3 runs) at the rate of 4% per annum above the base rate for the time being of Barclays Bank Plc compounded monthly.

23.6	The UK Seller and the Buyer intend that section 49 of the Value Added Tax Act 1994 shall apply to the sale of the Assets by the UK Seller under this Agreement and accordingly the UK Seller shall preserve the VAT records for such period as may be required by law and shall during that period permit the Buyer or its agents reasonable access to them to inspect or make copies of them.

24.	access to information

24.1	For the period of three (3) years after Completion the Buyer shall make available to the Sellers for inspection and (at the Sellers' own cost and expense) copying the Records and any other records and documents relating to the Business.

24.2	For a period of 18 months after Completion the Buyer shall give to the Sellers, subject to the payment by the Sellers of any costs reasonably incurred by the Buyer, such information and assistance relating to the Business and the Assets (including access to the employees of the Buyer employed in the Business after Completion) as the Sellers may reasonably require for the purposes of fulfilling their legal and/or regulatory obligations, and/or for dealing with any costs, claims, or proceedings arising in respect of the Business and/or Assets for the period prior to the Transfer Date.

24.3	The Buyer acknowledges that the information relating to the affairs of the Sellers supplied to the Buyer and/or to the Buyer’s professional advisers and, without prejudice to the generality of the foregoing, any information comprised in the accounting records and VAT records of the Business are strictly confidential and will not without the Sellers' prior consent disclose any such information to any other person, firm or company unless required in writing to do so by any governmental authority.

25.	Announcements

25.1	Subject to Clause 25.2, neither the Buyer nor the Sellers shall make or send any announcement, communication or circular relating to the subject matter of this Agreement unless (i) such party has first obtained the other party's written consent to the form and text of such announcement, such consent not to be unreasonably withheld, (ii) as required by U.S. federal securities law , or (iii) to the extent such disclosure is required by U.S. law or the Buyer’s trading market’s regulations.

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25.2	Clause 25.1 does not apply to an announcement, communication or circular required by law by the United Kingdom Listing Authority, the Financial Conduct Authority, the London Stock Exchange Plc, US federal securities law, NASDAQ or by any governmental authority, in which event the party required to make or send such announcement, communication or circular shall, where practicable, first consult with the other party as to the content of such announcement.

26.	Notices

26.1	Any notice or other communication pursuant to, or in connection with, this Agreement shall be in writing in the English language and delivered by hand, or sent by first class pre-paid recorded delivery post (air mail if overseas), to the party due to receive such notice at its registered office from time to time (or to such other address as may from time to time have been notified in writing to the other party in accordance with this Clause 26.1) or by sending it by email to the email address of the party concerned set out in this Clause 26.1, or to such other email address as may from time to time have been notified in writing to the other party in accordance with this Clause 26) (subject to the original notice or communication being sent by post on the same day in the manner specified above):-

UK Seller email address: Alison.unitt@vislink.com;

US Seller email address: Alison.unitt@vislink.com;

Guarantor email address: Alison.unitt@vislink.com;

Buyer email address: rbranton@mooersco.com.

26.2	Subject to Clause 26.3, any notice or other communication shall be deemed to have been served:-

26.2.1	if delivered by hand, at the time of delivery;

26.2.2	if sent by pre-paid first class recorded delivery post (other than air mail), two days after posting it;

26.2.3	if sent by air mail, six days after posting it;

26.2.4	if sent by email (subject to the original notice or communication being sent by post on the same day in the manner specified in Clause 26.1) one hour after despatch subject to receipt during Working Hours.

26.3	If a notice or other communication is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day.

26.4	To prove service of a notice or other communication, in the case of a notice or other communication sent by fax, it is sufficient to prove that the notice or other communication was transmitted by email to the email address of the relevant party set out or otherwise communicated to the other party in accordance with Clause 26.1 above in the case of a notice or other communication delivered by post, the envelope containing the notice or other communication was properly addressed and posted.

27.	entire agreement

27.1	This Agreement (together with all documents executed pursuant to it) constitutes the entire agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements or statements (in whatever form) with respect to such subject matter.

27.2	The Buyer hereby acknowledges that it has not relied on any representation, warranty or undertaking (whether written or oral) in relation to the subject matter of this Agreement other than the Warranties.

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27.3	Without prejudice to the provisions of Clause 8 (Warranties) each party irrevocably and unconditionally waives any rights it may have to claim damages against the other for any misrepresentation (whether made carelessly or not) not set out in this Agreement or for breach of any warranty not set out in this Agreement unless misrepresentation was made fraudulently.

27.4	Each party irrevocably and unconditionally waives any right it may have to seek to rescind or terminate this Agreement on the basis of any misrepresentation made by the other (whether made carelessly or not) not set out in this Agreement unless such misrepresentation was made fraudulently.

27.5	No future variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each party.

28.	Further Assurance

For a period of twelve (12) months following the date of Completion the Sellers at the reasonable cost of the Buyer shall do or procure the doing of all such acts and things and/or execute or procure the execution of such documents in a form satisfactory to the Buyer as the Buyer considers reasonably necessary for the purpose of vesting the Business and the Assets in the Buyer or giving the Buyer the full benefit of all the provisions of this Agreement.

29.	Invalidity

If any provision of this Agreement is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall remain unaffected.

30.	Effect of Completion

This Agreement (and in particular the Warranties) in so far as any of its provisions remain to be, or are capable of being, performed or observed, shall remain in full force and effect after Completion.

31.	Waiver

31.1	The failure by the Buyer to exercise or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies the Buyer may otherwise have and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

31.2	The parties' rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.

32.	Costs

33.	The Buyer and the Sellers shall each pay its own costs in relation to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in this Agreement.

34.	All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by the Buyer when due. The Buyer shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and the Sellers shall provide reasonable cooperation with respect thereto as reasonably requested by the Buyer).

35.	Assignment

This Agreement is personal to the parties and neither it nor any benefit arising under it may be assigned without the prior written consent of the other party and neither party shall purport to assign or transfer this Agreement.

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36.	Contracts (Rights of Third Parties) Act 1999

Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act.

37.	Counterparts

This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

38.	Law and Jurisdiction and Service of Process

38.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes and claims) are governed by, and shall be construed in accordance with, English law.

38.2	The parties hereby submit to the exclusive jurisdiction of the High Court of England and Wales in relation to any matter, dispute or claim arising out of or in connection with this Agreement, its implementation or effect or in relation to its existence or validity (including non-contractual disputes or claims).

38.3	The parties hereby agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective address set out in this Agreement.

39.	SERVICE OF PROCESS

39.1	In relation to this Agreement each of:-

39.1.1	US Seller appoints Vislink plc of Marlborough House, Charnham Lane, Hungerford, Berkshire, RG17 0EY; and

39.1.2	Buyer appoints Integrated Microwave Technology Ltd (company number 10523708) of Waterside House, Earls Colne Business Park, Colchester, United Kingdom, CO6 2NS,

to be their respective agent for the receipt of service of Service Documents. Each such party agrees that any Service Documents may be effectively served on it in connection with any proceedings in England and Wales by service on its agent effected in any manner permitted at that time by the Civil Procedure Rules of England and Wales, save that the parties agree that service shall not be permitted by e-mail.

39.2	If an agent at any time ceases for any reason to act as such for a party, the appointing party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, any other party shall be entitled, by notice to that appointing party, to appoint a replacement agent to act on its behalf. The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

39.3	A copy of any Service Document served on an agent shall also be sent directly to the appointing party in accordance with the provisions of Clause 26 above. Failure or delay in so doing shall not prejudice the effectiveness of the service of the Service Document.

SIGNED by or on behalf of the parties on the date which first appears in this Agreement.

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Schedule 1

Part 1 UK BUSINESS ASSETS AND PURCHASE PRICE

ASSET	PURCHASE PRICE

Property	$0

Fixed Plant	$1

Moveable Equipment	$550,000

Stock	$6,060,000

Motor Vehicles	$0

Business Contracts	$1

Trade Debtors	$8,800,000

Business Information	$1

Intellectual Property Rights	$129,995

Computer Systems	$220,000

Records	$1

Assumed Liabilities	$(4,260,000)

All other items referred to in Clause 2.1 except the Stock	$1

TOTAL	$11,500,000

Part 2 US BUSINESS ASSETS AND PURCHASE PRICE

ASSET	PURCHASE PRICE

Property	$0

Fixed Plant	$1

Moveable Equipment	$50,000

Stock	$5,100,000

Motor Vehicles	$0

Business Contracts	$1

Trade Debtors	$3,330,000

Business Information	$1

Intellectual Property Rights	$869,995

Computer Systems	$170,000

Records	$1

Assumed Liabilities	$(5,020,000)

All other items referred to in Clause 2.1 except the Stock	$1

TOTAL	$4,500,000

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Schedule 2

THE EMPLOYEES

(A) UK BUSINESS EMPLOYEES

Vasilyeu, Andrei
Bunton, Trevor
Butcher, Ian
Hallas, Craig
Huynh, Suong Tue
Jackson, Ashley
Mayers, Jamie
Jones, Barry
Lee, Alan
Pearce, James
Rouse, Martin
Rowe, Tudor
Smith, David
Tinworth, Michael
Thomas, Robert
Wagstaff, Stuart
Wartalowitz, Lukasz
Williams, Paul
Williamson, Robert
Wright, Andrew
Kurshumlija, Ylli
Reeves, Jason
Whitworth, Craig
Bell, Kathleen
Batchford, Mark
Crabb, Richard
Nag, Laying
Barrel, Daniel
Old ford, Carl
Brown, Sharon
Cattermole, Trevor
Chow, Michael
Lewder, Chris
Cobb, David
Davies, Robert
Dawson, Steve
Halls, Jeremy
Harniman-Coote, Sharon
Harvey, Kathleen
Irvine, David
Lincoln, Stuart
Rana, Faheem
MacLachlan, Gavin
Moore, Roger

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Nguyen, Hau
Pankiewicz, Pawel
Parker, Sally
Price, Tony
Radomski, Karol
Jamarkatell, Suresh
Hornett, Stephen
Thurgood, Jack
Tinham, Stuart
Vianello, Paolo
Gouge, Sophie
Kotecha, Rajiv
Webb, Robert
Farrar, James
Wells, Jay
Gopakumaran Nair Saralabaiamma, Binoy
Ijaz, Asad
Makarov, Alexander
Melville, Dave
Milston, Matthew
Mowforth, Kim
Rogers, Steve
Rubin, Mark
Walker, Samantha
Ashton-Potter, Fiona
Bills, Philippa
Canham, Antony
Pike, Alexander
Walton, James
Brown, Lisa
Lane, Erica
Morgan, Lorraine
Young, Elaine
Waller, Reine
Zipser, Dariusz
Mann, Ben
Darby, John
Moss, Doug
Patel, Kishor
King, Robert
Mann, Julie
Newbegin, Flori
Robins, David
Wood, Colin
Cole, Philip
Coward, Sam

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Dalton, Chris
Khambatta, Pritesh
Mulcahy, John
Simpkins, Adrian
Watts, Martin
Swindells, Richard

(B) US BUSINESS EMPLOYEES

Adusumilli, Jitendra
Bettencourt, Lee
Bhamidi, Aditya
Friedlander, Will
Gao, Wendy
Grasso, Darin
Jacobson, Steve
Landers, Sean
Mangeym, Vadim
McCauslin, Lucas
Mudide, Kumar
Paradiso, Ray
Woodbury, Bruce
Norridge, Paul
Payne, Michael
Molina, Ivan
Molina, Maria
Pena-Marin, Jorge
Baglio, Jim
Arsenault, Claude
Bourassa, Cyndie
Boyer, Rick
Desmarais, Evan
Dominick, Mike
Fergusson, Doug
Finocchario, Mary
Hall, Natalie
Jensen, Brenda
Johnson, Dwayne
Kelly, Joe
Levasseur, Jim
Medina, Manuela
Rousseau, Paul
Roy, Carol
Silva, Genny
Slawson, Paul
Thessen, Lauren
True, Angela

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McCulley, Eric
Dennis, Kevin
DiDio, Barbara
Gibbons, Christopher
Yarwood, Jamie
Larsen, Andy
Morrissette, Bob
Scott, Kimberly
Sousa, Linda
D'Arcangelo, Vance
Foley, Marci
Furman, Paul
Miller, Rich
Schnell, Bryan
Shaikh, Wasim
Shane, Ray
Zhou, Tinei
Zubiri, David

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Schedule 3

WARRANTIES

(Clause 8)

1.	CAPACITY AND AUTHORITY

Incorporation and existence

1.1	The Guarantor and UK Seller are companies duly incorporated and validly existing under English law.

1.2	The US Seller is a company duly incorporated in the state of Delaware, United States of America and validly existing under United States law.

Power and authority

1.3	Subject to paragraph 3.6.3(a) of Part 1 Schedule 9 of this Agreement, the Sellers have the legal right and full power and authority to execute and deliver, and to exercise its rights and perform their respective obligations under, this Agreement and all the documents which are to be executed by them at Completion.

1.4	Each of the Sellers has the legal right and full power and authority to carry on the Business carried on by it.

Corporate action

1.5	All corporate action required by the Sellers validly and duly to authorise the execution and delivery of, and to exercise their rights and perform their obligations under, this Agreement and all other documents which are to be executed at the date of this Agreement has been duly taken.

2.	ASSETS

Title and condition

All the Assets sold by a Seller are beneficially and (other than the Leased Assets) are legally owned by that Seller free from any Encumbrance.

3.	INSURANCE

3.1	A list of all current insurance and indemnity policies (the "Policies") relating to the Business and the Assets has been disclosed in writing to the Buyer.

3.2	Details of all insurance claims relating to the Business and Assets made over the last two years are set out in the Disclosure Letter.

4.	CONTRACTS

Types of Contracts

Save as disclosed in the Disclosure Letter none of the Material Business Contracts:-

4.1.1	was entered into otherwise than in the ordinary and usual course of the Business or by way of a bargain at arm's length;

4.1.2	is an agreement or arrangement whereby the relevant Seller is a member of a joint venture, consortium, partnership or incorporated or unincorporated association (other than bona fide trade associations);

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4.1.3	is an agreement or arrangement which restricts the freedom of each of the Sellers to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit.

4.2	For the purposes of this paragraph 4, the term "Material Business Contracts" means the Contracts the Business has entered into with its top 10 customers and suppliers by revenue in 2015.

5.	INSIDER AGREEMENTS

There are no agreements or arrangements affecting the Business to which the Sellers are a party and in which any of the directors of the Sellers are interested.

6.	INTELLECTUAL PROPERTY

In this paragraph 6 "Owned Intellectual Property" shall mean all registered Intellectual Property Rights and all unregistered Intellectual Property Rights material for the carrying on of the UK Business and/or the US Business.

6.1	The only warranties in this Agreement that apply to Intellectual Property are those set out in this paragraph 6.

6.2	Part 1 of Schedule 8 contains a list of (a) all registered Intellectual Property Rights material for the carrying on of the UK Business and (b) all registered Intellectual Property Rights material for the carrying on of the US Business and in each case owned by a Seller and/or the Guarantor.

6.3	A Seller and/or the Guarantor is the sole legal and beneficial owner of the Owned Intellectual Property free from all Encumbrances.

6.4	In respect of all registered Owned Intellectual Property or Owned Intellectual Property that is subject to application for registration all application, filing, registration and renewal fees have been paid as and when due. So far as the Sellers are aware none of the registrations or applications included in the Owned Intellectual Property is subject to amendment, challenge, removal or surrender.

6.5	Part 2 of Schedule 8 (Intellectual Property) contains details of all material IP Licences.

6.6	No notice to terminate any of the IP Licences has been given or threatened and so far as the Sellers are aware there are no circumstances which may give rise to a right under any IP Licence for either party to terminate such IP Licence.

6.7	So far as the Sellers are aware, none of the processes and methods employed, the business conducted, the services provided or the products manufactured, used or dealt with by the Sellers in connection with the Business infringes any Intellectual Property of any third party.

6.8	So far as the Sellers are aware there exists no actual or threatened infringement of any of the Owned Intellectual Property or, so far as the Sellers are aware, any circumstance likely to constitute such an infringement.

6.9	The Sellers have not disclosed or agreed to disclose any material Confidential Information or Know How which is confidential in nature to any person other than (i) to their employees who are bound by obligations of confidence or (ii) properly in the ordinary and usual course of business; or (iii) under obligations of confidence.

7.	IT

7.1	The only warranties in this Agreement that apply to Computer Systems and software are those set out in this paragraph 7.

7.2	A description of the Computer Systems is set out in the Disclosure Letter, together with details of the Company's disaster recovery plan.

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7.3	The Computer Systems:

7.3.1	are in operating order; and

7.3.2	have adequate capacity (considering the nature, size and resources of the Business) for the present needs of the Business.

7.4	So far as the Sellers are aware, the Computer Systems are either owned or properly licensed or leased to the Sellers.

7.5	Details of all software comprised in the Computer Systems which is written or commissioned, or owned, by the Sellers is set out in Part 3 of Schedule 8.

7.6	Details of all software licences (other than licences for standard packaged software) in respect of software used in the Business have been disclosed. So far as the Sellers are aware, the Sellers have not materially breached the terms of any such licence and no notices of breach or termination have been served on or by the Sellers in respect of any such licence.

7.7	The domain names listed in Schedule 8 are all the domain names used in the Business as presently carried on (the "Domain Names").

8.	INSOLVENCY

8.1	No order has been made or petition presented or resolution passed for the winding up of the Sellers or for the appointment of a provisional liquidator to any of the Sellers or for an administration order in respect of any of the Sellers.

8.2	No receiver or manager has been appointed by any person of the whole or any part of the business or assets of any of the Sellers.

8.3	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any of the Sellers and no compromise or arrangement has been proposed, agreed to or sanctioned under Part 26 of the Act in respect of any of the Sellers.

8.4	There is no unfulfilled or unsatisfied judgement or court order outstanding against any of the Sellers.

9.	EMPLOYEES

Particulars of Employees

9.1	There are no employees other than the Employees employed in the Business, and none of the Sellers have offered employment in the Business to any other person.

9.2	The Disclosure Letter contains complete and accurate particulars for each Employee in respect of the following:

9.2.1	Name;

9.2.2	Age;

9.2.3	Date of commencement of employment and date of commencement of continuous employment;

9.2.4	Scale or rate of remuneration or the method of calculating remuneration;

9.2.5	The intervals at which remuneration is paid;

9.2.6	Terms and conditions relating to:

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(a)	hours of work (including any terms and conditions relating to normal working hours);

(b)	entitlement to holidays, including public holidays, and holiday pay (including details of holiday pay payable on termination); and

(c)	incapacity for work due to sickness or injury, including any provision for sick pay.

9.2.7	Notice period (to be given and received by each Employee);

9.2.8	The title of the job which each Employee is employed to do or a brief description of the work for which he is employed;

9.2.9	Where the employment is not expected to be permanent, the period for which it is expected to continue or, if it is for a fixed term, the date when it is to end;

9.2.10	Either the place of work or, where the Employee is required or permitted to work at various places, an indication of that;

9.2.11	Where any Employee is required to work outside the United Kingdom for a period of more than one month –

(a)	The period for which he is to work outside the United Kingdom;

(b)	The currency in which remuneration is to be paid while he is working outside the United Kingdom;

(c)	Any additional remuneration payable to him, and any benefits to be provided to or in respect of him, by reason of his being required to work outside the United Kingdom, and

(d)	Any terms and conditions relating to his return to the United Kingdom;

9.2.12	Disciplinary rules or disciplinary or dismissal procedures;

9.2.13	Name or description of a person to whom an Employee can apply if dissatisfied with any disciplinary or dismissal decision taken relating to him, and the manner in which any such application should be made;

9.2.14	Name or description of a person to whom an Employee can apply for the purpose of seeking redress of any grievance relating to his employment, and the manner in which any such application should be made.

9.3	Each Employee is employed solely by one of the Sellers and not by any other person or jointly with any other person. Each Employee is employed exclusively in the Business.

Terms and Conditions

9.4	Copies of all standard terms and conditions of employment between the UK Seller and the Employees are detailed in the Disclosure Letter.

Termination

9.5	No Employee will be entitled as a result of or in connection with this Agreement or the transfer of the Business pursuant to this Agreement to terminate his employment with the Sellers or to receive any payment, reward or benefit of any kind.

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Accrued and Potential Liabilities

9.6	So far as the Sellers are aware, no Employee has any material claim, outstanding or contingent or anticipated, against the Sellers arising out of an act or omission by the Sellers on or before the date of this Agreement.

9.7	So far as the Sellers are aware, none of the Employees is in breach of his contract of employment or any other obligation or duty he owes to the Sellers.

9.8	No Employee has any current disciplinary sanction in force against him or is currently or has been within the last 2 years the subject of any disciplinary investigation or procedure.

9.9	None of the Employees has brought any court or tribunal case, claim or action against the Sellers within the last 2 years, and the Sellers do not have reasonable grounds to believe that any of the Employees may bring any court or tribunal case, claim or action against the Buyer arising out of their employment with the Sellers.

10.	SHARE INCENTIVES

Other than the share awards set out in the Disclosure Letter, no Employees hold outstanding options or awards related or linked to Shares or to the shares of any member of the Sellers' Group.

11.	TAXATION

Disputes

11.1	The Sellers are not involved in any dispute with HM Revenue & Customs, the U.S. Internal Revenue Service, or U.S. Customs and Border Protection concerning any matter likely to materially adversely affect the Business.

12.	UK PENSIONS

12.1	The UK Pension Scheme and the Life Assurance Scheme are the only agreements or arrangements under which the UK Seller has or could have any liability for the purposes of providing benefits on retirement or death in respect of the UK Employees.

12.2	Particulars of the contributions payable to the UK Pension Scheme and the benefits payable under the Life Assurance Scheme in respect of the UK Employees have been disclosed.

12.3	All benefits under the UK Pension Scheme are calculated on a defined contribution basis only.

12.4	All amounts payable to and in respect of the UK Pension Scheme and the Life Assurance Scheme in respect of the UK Employees which fell due prior to Completion have been paid.

13.	US EMPLOYEE BENEFITS

Warranties - Employee Benefits Matters

13.1	The US Seller maintains, sponsors, contributes to, or is required to contribute to the following U.S. Benefit Plans primarily for the benefit of employees in the United States: (i) medical insurance, (ii) prescription drug insurance, (iii) Section 125 plan with premium conversion, medical flexible spending and dependent care flexible spending accounts, (iv) HRA, (v) dental insurance, (vi) short term disability insurance, (vii) long term disability insurance, (viii) life insurance, (ix) voluntary life insurance, (x) accidental death & dismemberment, (xi) paid time off, (xii) 401(k) plan, (xiii) international share incentive plan, (xiv) 2008 long term incentive plan.

13.2	No U.S. Benefit Plan is subject to Title IV of ERISA or is otherwise a defined benefit plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and the US Seller has never sponsored, maintained or contributed to a Title IV Plan.

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13.3	No U.S. Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and the US Seller has never sponsored, maintained or contributed to a Multiemployer Plan.

13.4	Each U.S. Benefit Plan has at all times and in all material respects been maintained and administered in compliance with its terms and all applicable provisions of the Code, ERISA and other applicable law. Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to the knowledge of the US Seller, threatened, against any U.S. Benefit Plan or any fiduciary thereof or against the assets of any U.S. Benefit Plan.

13.5	Each U.S. Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked, or limited and, no circumstances have occurred that would materially and adversely impact the tax-qualified status of any such U.S. Benefit Plan.

13.6	None of the U.S. Benefit Plans provides health, life or other benefits to current employees or retirees of the U.S. Seller or their spouses or other dependents following retirement or other termination of employment (other than as required under Section 4980B of the Code or similar state law).

13.7	All contributions required to have been made under any U.S. Benefit Plan or by Law have been timely made.

13.8	Except as set forth in this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the US Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the US Seller to merge, amend or terminate any U.S. Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any U.S. Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

13.9	Each U.S. Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

Warranties - Employment Matters

13.10	With respect to Target U.S. Employees, all compensation, including wages, commissions and bonuses, which were due and payable on or prior to Completion to employees, independent contractors or consultants of the US Seller for services performed on or prior to Completion have been paid when due and except as otherwise disclosed, and except for payments which are due after Completion, there are no outstanding agreements, understandings or commitments of the US Seller with respect to any compensation, commissions or bonuses.

13.11	With respect to Target U.S. Employees, the US Seller (i) is not party to or bound by any collective bargaining agreement or any other contract, agreement, or relationship with any labour organization or union or similar representative of employees; (ii) is not party to any settlement agreement, consent decree or other agreement containing continuing compliance or reporting obligations entered into to resolve any labour or employment matter. Further, there are no pending or, to the knowledge of the US Seller, threatened strikes, work stoppages, slowdowns, unfair labour practice charges or complaints, or other similar labour disputes, and no such disputes have occurred within the past five (5) years; and to the knowledge of the US Seller, there are no ongoing or threatened union organizing or decertification activities or campaigns involving any of the employees of the US Seller, and no such activities have taken place in the past five (5) years.

13.12	Except as otherwise would not, individually or in the aggregate, have a material adverse effect on the US Business, and except for any obligations of the US Seller and/or Buyer in connection with the termination of US employees by the US Seller upon Completion, including without limitation, any required compliance with the federal Worker Adjustment and Retraining Notification (WARN) Act or any state equivalent of the WARN Act, the US Seller is in compliance with all material obligations (if any) regarding laws, governmental orders, agreements, contracts and policies relating to the employment of its employees, including all such laws and governmental orders relating to wages, hours, collective bargaining, hiring, compensation, benefits, terms and conditions of employment, termination of employment, employment discrimination, immigration, disability, civil rights, employee classification, occupational safety and health, workers’ compensation, and pay equity. Except as otherwise would not, individually or in the aggregate, have a material adverse effect on the US Business, the US Seller has not been the subject of any order or action relating to employment of its employees during the past five (5) years.

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Schedule 4

LIMITATIONS ON SELLERS' LIABILITY

(Clause 9)

1.	DEFINITIONS USED IN THIS SCHEDULE

In this Schedule:-

"Claim"	means any claim (whether in contract, tort, misrepresentation or otherwise) made by the Buyer for breach of any of the Warranties or any other provision of this Agreement

"Benefit"	means a payment, discount, credit, relief, indemnity, saving or other similar benefit, including any Tax Relief

"Event"	means any event, act, transaction, arrangement, default or omission, including, without limitation, the receipt or accrual of any income or gains or any distribution, failure to distribute, cessation or commencement of business, acquisition, disposal, transfer, payment, loan or advance

"Tax Authority"	means any government, state or other fiscal, revenue, customs or excise authority, body or official having functions in relation to tax

"Tax Relief"	means any relief, allowance, deduction, exemption or set-off relevant to the computation of any liability for Tax or any credit against Tax or right to repayment of Tax

"Tax Warranties"	means the warranties contained in paragraph 11 of Schedule 3

2.	LIMITATIONS ON QUANTUM

2.1	The Sellers shall have no liability whatsoever in respect of any Claim unless:-

2.1.1	the liability of the Sellers in respect of an individual Claim (or series of related Claims with respect to related facts or circumstances) exceeds $50,000 (excluding interest and costs) (a "Qualifying Claim"); and

2.1.2	the aggregate amount of the liability of the Sellers for all such Qualifying Claims exceeds $250,000 (in which event the Sellers shall be liable for the initial $250,000 plus the excess over $250,000).

2.2	The total aggregate amount of the liability of the Sellers in respect of all Claims shall not in any event exceed $6,000,000 (including all reasonable (i) legal and other professional fees and (ii) expenses paid by the Sellers).

3.	Time Limits for Bringing Claims

3.3	Subject to paragraph 3.4 below, the Sellers shall have no liability for a Claim unless it receives from the Buyer written notice of the Claim (specifying in reasonable detail the matter giving rise to the Claim, the nature of the Claim and the amount claimed), on or before the date which is eighteen (18) months following Completion.

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3.4	The Sellers shall have no liability for a claim for breach of any Tax Warranties unless it receives from the Buyer written notice of the Claim (specifying in reasonable detail the matter giving rise to the Claim, the nature of the Claim and the amount claimed), which is served in accordance with Clause 26 on or before the third (3rd) anniversary of Completion.

3.5	Any Claim which has been made against the Sellers (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of twelve (12) months commencing on the date on which notice of the Claim was given to the Sellers in accordance with paragraphs 3 or 3.4 (as the case may be), unless:-

3.5.1	legal proceedings in respect of the Claim shall have been properly issued and validly served on the Sellers; or

3.5.2	in the case of a claim based on a contingent liability, that contingent liability has become an actual liability.

For the avoidance of doubt "served" in this Clause means the date when actual and not deemed service takes place in accordance with and on the date of executing the "step required" for the chosen "method of service" as set out in Civil Procedure Rule 7.5.

4.	General Exclusions on Liability

4.1	The Sellers shall have no liability whatsoever in respect of a Claim if and to the extent that:-

4.1.1	the Claim is attributable (in whole or in part) to any Event after Completion which is outside the ordinary course of business or is required to be carried out pursuant to a legally binding agreement entered into prior to Completion or to comply with a court judgment given prior to Completion by or involving any member of the Buyer's Group or any of their respective officers, employees or agents;

4.1.2	the Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in:-

(a)	any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body; or

(b)	any increase in the rates of Tax or any imposition of Tax or the withdrawal or amendment of any practice previously published by a Tax Authority,

in any such case occurring after the date of this Agreement and not actually or prospectively in force at the date of this Agreement.

4.1.3	the Claim arises or is increased as a result of, or is otherwise attributable to, any changes made after Completion in:-

(a)	the accounting policies or accounting or commercial practices of the Buyer; or

(b)	any Tax reporting practice or the length of any accounting period for Tax purposes of the Buyer.

4.1.4	the matter giving rise to the Claim arises (in whole or in part) from any Event before or after Completion at the request or direction of, or with the acquiescence or consent of, any member of the Buyer's Group or an authorised representative or professional adviser of any member of the Buyer's Group;

4.1.5	any member of the Buyer's Group fails to act in accordance with paragraph 6 in connection with the matter giving rise to the Claim;

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4.1.6	the matter giving rise to the Claim was allowed, provided for or reserved in the Accounts or was specifically referred to or taken into account in the Accounts or in the notes to the Accounts;

4.1.7	the amount by which any liability or contingency (including any provision against liabilities) included in the Accounts is overstated or by which the value of any asset has been understated or is not included in the Accounts;

4.1.8	the Buyer receives any benefit or Relief which would not have arisen but for the matter which is the subject of the Claim;

4.1.9	the Claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable;

4.1.10	the matter giving rise to the Claim arises or is increased as a result of, or is otherwise attributable to, any expression of opinion or future intention or any forecast, speculation, assessment, illustration, projection, budget, estimate or advice in each case, held, made, prepared, provided or given (as the case may be) by or on behalf of any of the Sellers;

4.1.11	the Buyer assigns or purports to assign any of its rights under this Agreement without the Sellers' prior written consent.

4.1.12	The limitations set out in this Schedule 4 shall not apply to any Claim which arises from the gross negligence or wilful misconduct on the part of the Sellers.

5.	No Liability if Loss is Otherwise Compensated

5.1	The Buyer shall not be entitled to recover more than once in respect of the same circumstances giving rise to a Claim.

5.2	In assessing any damages or other amounts recoverable for any Claim there shall be taken into account any corresponding savings by, or net benefit to, any member of the Buyer's Group.

5.3	The Buyer shall procure that each member of the Buyer's Group shall take all reasonable steps to avoid and/or mitigate the Sellers' liability under this Agreement.

5.4	Nothing in this paragraph 5 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Claim.

6.	Conduct of Claims

6.1	If any member of the Buyer's Group becomes aware of any claim against it or any other matter which might give rise to a Claim the following provisions shall apply:-

6.1.1	the Buyer shall as soon as is reasonably practical (and in any event in a case involving an assessment with a time limit for appeal, 2 weeks prior to expiry of that time limit, and otherwise within 2 weeks of the Buyer becoming aware of such claim or matter) give detailed written notice to the Sellers of the matter and thereafter shall regularly consult with the Sellers with respect to the matter;

6.1.2	the Buyer shall provide, and shall procure that each member of the Buyer's Group will provide, to the Sellers and the Sellers' professional advisers access on reasonable notice to premises, personnel and to all relevant assets, documents, records and information within the power, possession or control of the Buyer's Group for the purpose of investigating the matter and/or enabling the Sellers to take such action as is referred to in paragraph 6.1.5(a);

6.1.3	the Buyer shall and shall procure that all other members of the Buyer's Group retain and preserves all relevant assets, documents, records and information within the power, possession or control of the Buyer's Group of, or relating to the Company which are or may be relevant in connection with any Claim for so long as any actual or prospective Claims remain outstanding;

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6.1.4	the Sellers shall at no cost be entitled to copies of any of the documents or records, and to photograph any premises or assets, referred to in paragraph 6.1.2 or 6.1.3;

6.1.5	the Buyer shall and shall procure that each member of the Buyer's Group will:-

(a)	take such action and institute such proceedings, and give such information and assistance, as the Sellers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter;

(b)	not make, and shall procure that no member of the Buyer's Group shall make, any admission of liability in respect of or compromise or settle any claim without the prior written consent of the Sellers; and

(c)	in connection with any proceedings related to the matter (other than against the Sellers) use professional advisers nominated by the Sellers and, if the Sellers so request, permit the Sellers to have exclusive conduct of the negotiations and/or proceedings, provided that in each case the Sellers shall indemnify each member of the Buyer's Group for all reasonable costs and expenses properly incurred as a result of any request or nomination by the Sellers.

6.2	The Buyer shall not submit any document or correspondence to a Tax Authority where the Buyer should reasonably have been aware that such document would give rise to a claim under the Tax Warranties without affording the Sellers the opportunity to comment on such document or correspondence and without taking into account the Sellers' reasonable comments thereon.

7.	Recovery from Third Parties

7.1	Where the Sellers or the Buyer (or any other member of the Buyer's Group) is or maybe entitled to recover a Benefit from a third party (including any tax authority) which is referable to a fact, matter, event or circumstance giving rise to a Claim (a "Third Party Claim") whether before or after the Sellers have made payment hereunder), the Buyer shall (or, as appropriate, shall procure that the other members of the Buyer's Group shall):-

7.1.1	as soon as is reasonably practical (and in any event within 2 weeks of the Buyer becoming aware of such Third Party Claim) give detailed written notice to the Sellers of the matter or Benefit and thereafter shall regularly consult with the Sellers with respect to the matter;

7.1.2	before seeking to recover any amount from the Sellers under this Agreement first take all such steps as the Sellers shall reasonably request (whether by way of a claim against its insurers or otherwise and including but without limitation proceedings or otherwise as the Sellers may reasonably require) to enforce a Third Party Claim or recover a Benefit;

7.1.3	take such action and institute such proceedings and give such information and assistance as the Sellers may reasonably request to enforce against any person (other than the Sellers) the rights of any member of the Buyer's Group in relation to any Third Party Claim provided that the Sellers shall indemnify each member of the Buyer's Group for all reasonable costs and expenses properly incurred as a result of any request or nomination by the Sellers.

7.2	Where the Buyer (or any other member of the Buyer's Group) recovers a Benefit from a third party (including any Tax Authority) which is referable to a fact, matter, event or circumstance giving rise to a Claim or obtains a Benefit which is so referable (whether before or after the Sellers have made payment hereunder), the Buyer shall (or, as appropriate, shall procure that another member of the Buyer's Group shall) pay to the Sellers an amount equal to the amount of the Benefit (less any reasonable costs incurred in recovering or obtaining such Benefit and any tax actually suffered thereon) to the extent that such amount does not exceed the aggregate payments previously made by the Sellers in respect of all Claims. Any amount not so paid to the Sellers shall be carried forward and set off against any future Claims.

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8.	insurance

If at any time after Completion the Sellers wish to insure all or any part of its liability in respect of Claims, the Buyer shall provide such information as any prospective insurer or broker may reasonably require before effecting such insurance.

9.	Knowledge

The Buyer confirms on behalf of itself and as trustee for each member of the Buyer's Group that at the date of this Agreement it is not aware of any material breach of Warranty or of any circumstances which might give rise to a Claim.

10.	construction of warranties

Reference in a Warranty to the Sellers "having received notice" or "having been put on notice" or any similar expression shall be constructed as a reference to written notice having been received by a director of the relevant Seller as appropriate.

11.	remediable breaches

The Sellers shall not be liable for a Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by or at the expense of the Sellers within 60 days of the date upon which notice of such claim is given to the Sellers.

12.	limitations on quantum

The total aggregate amount of the liability of a Seller in respect of all Claims shall not in any event exceed the amount set opposite his name in column 2 of the table below (including all legal and other professional fees and expenses paid by the Sellers) and the individual liability of each Seller in respect of any Claim shall be apportioned as between each Seller in the proportions set out in column 3 of the table and his liability shall not exceed such relevant proportions in respect of any Claim:-

(1) Seller	(2) Individual Maximum Liability	(3) Respective Proportions
Vislink International Limited	$3,000,000	50%
Vislink Inc.	$3,000,000	50%

13.	action against all sellers

Save in the case of fraud or dishonesty on the part of a Seller, the Buyer shall not be entitled to enforce a Claim or other right in respect of which the Sellers have several liability (a "Several Claim") against a Seller unless the Buyer is using its reasonable endeavours to bring and enforce such Several Claim against the other Sellers and in each case in their respective proportions set out in column 3 of the table above.

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Schedule 5

THE BUYER'S WARRANTIES

(Clause 10)

1.	The Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement and the other documents which are to be executed by the Buyer at Completion (the "Buyer's Completion Documents").

2.	This Agreement constitutes, and the Buyer's Completion Documents will when executed by the Buyer constitute, valid and binding obligations of the Buyer in accordance with their respective terms.

3.	The execution and delivery of, and the performance by the Buyer of its obligations under this Agreement and the Buyer's Completion Documents will not:-

3.1	result in a breach of any provision of the memorandum or articles of association of the Buyer;

3.2	result in a material breach of, or constitute a material default under, any instrument to which the Buyer is a party or by which the Buyer is bound and which is material in the context of the transactions contemplated by this Agreement;

3.3	result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound and which is material in the context of the transactions contemplated by this Agreement; or

3.4	require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

4.	All written information supplied by any member of the Buyer's Group or any of their respective advisers to any of the Sellers or their advisers in connection with the Proposed Transaction was when given and remains true, complete and accurate in all material respects.

5.	The Buyer has immediately available on an unconditional basis the necessary cash resources to meet its obligations under this Agreement and the Transaction Documents to be executed by the Buyer at Completion (assuming that the Sellers are not in breach of its obligations thereunder).

6.	In relation to the Buyer:-

6.1	no resolution has been passed, no petition has been presented that has not been withdrawn and no order has been made, for winding up;

6.2	no notice of intention to appoint an administrator has been filed and no application for the appointment of an administrator has been made by the Buyer, any of the Buyer's directors or any creditor of the Buyer;

6.3	no administrative receiver, receiver, administrator, liquidator or provisional liquidator has been appointed and no Encumbrance has been enforced; and

6.4	no floating charge has crystallised and no holder of a qualifying floating charge has taken any steps pursuant to the Insolvency Act 1986 to enforce such security.

6.5	As at the date of this Agreement the Buyer has available to it the full amount of the Consideration (being $16 million) on a fully committed basis.

47

Schedule 6

FINANCE AGREEMENTS

Part 1– UK (COLCHESTER)

Number	Finance Agreement	Date

1.	Biffa Waste Management	23/09/16

2.	Tower Coffee Machine	29/02/16

3.	Calor Gas Agreement	29/05/13

4.	Records Management and Storage Agreement	21/08/15

5.	Regional Pest Services Ltd	21/08/15

6.	Anther Security Annual Maintenance - letter re prices	23/11/15

7.	SSE (Electricity) contract rates	07/03/16

8.	Tankscout Quotation	17/09/16

9.	Vehicle Lease Agreement: 9.1.1 Ford S Max YD16 EHE 9.1.2 Vauxhall Vivaro KX16 TEO 9.1.3 Vauxhall Vivaro KX16 TXF	April 2016

10.	ByAir Conditioning Ltd Quotation	07/09/16

11.	Simply Washrooms Services Agreement	21/09/16

Part 2 – US

Number	Finance Agreement	Date

1.	Photocopier – IKON

2.	Mail franking machine – Pitney Bowes

48

Schedule 7

MOTOR VEHICLES

UK Vehicles (All of these are financed through Lex Autolease 8.2.16)

Ford S Max	YD16 EHE

Vauxhall Vivaro	KT16 TKF

Vauxhall Vivaro	KT16 TEO

US Vehicles

Chevy Suburban

2005 Scion

49

Schedule 8

INTELLECTUAL PROPERTY rights

Part 1

TRADE MARKS

TRADE MARK	JURISDICTION	NUMBER	CLASS	PROPRIETOR

VISLINK	UK	3089282	9, 37, 38, 42, 45	Vislink Plc

VISLINK	UAE	240771	9	Vislink Plc

VISLINK	International designating China, EU and Singapore	1273800	9, 37, 38, 42, 45	Vislink Plc

VISLINK	US	86089531 (application)	9, 38	Vislink, Inc

	UK	2270020	9	Vislink International Limited

	UK	2212528	9,37,38,42	Vislink Plc

LIVEGEAR	US	85521533	38	Vislink Inc

DOMAIN NAMES

advent-comm.co.uk
adventcomms.com
adventcommunications.co.uk
amplifiertechnology.co.uk
amplifiertechnology.com
continental-microwave.com
continental-microwave.co.uk
gigawave.co.uk
linkres.co.uk
linkresearch.co.uk
visilink.com
vislink.com
vislink.co.uk
vislink.info
vislinkdev.co.uk
vislinkmobile.com
vislinkplc.com

50

Part 2:

IP LICENCES

Third party licence

AAC Patent Licence Agreement - Via Licencing Corporation - 25.10.15

51

Part 3

it contracts

Company	Site	Account Number	Description
ACC Business	USANA	1197981	Anaheim CA Internet connection 12MB
Adobe Creative Cloud	UK
Altium	UK
AT&T	USBIL	?VLKxx2016	Livegear (Ray Paradiso)
AutoCAD LT	UK
AWR	UK
Comcast	USBIL	8773102570280547	70/20MBit Billerica Wireless
Comcast	USBIL	8773102570386310	Livegear (Ray Paradiso)
Comcast	USBIL	8773102570407025	Manufacturing/Test (final product test), Doug Ferguson
Comcast	USBIL	8773102570392854 / 930873849	200MBit Internet
EarthLink	USBIL	1648714	Analog lines, Jim to reduce if possible
emagine	USBIL		vislink.com FTP (Jim looking to replace with cheaper service)
Interoute	UKCOL	50479	SIP Trunk (SID: VISL0/iTERM/238101)
Interoute	UKHEM	50479	SIP Trunk (SID: VCSM9/iTERM/245279)
Interoute	UKCOL	50479	40 DDI's (SID: VISL0/iSERV/238100)
Interoute	UKCOL	50479	40 DDI's (SID: VISL0/iSERV/238221)
Interoute	UKHEM	50479	150 DDI's (SID: VCSM9/iSERV/245280)
Konica Minolta	UKHEM	1123170930	Includes Col Sales, Packing and Dev dept printers
Konica Minolta	UKCOL	1123171004	Colchester Test Dept.
Konica Minolta	UKCOL	1123171005	Colchester Onboard Dept.
Konica Minolta	UKHEM	420146768	Hemel James office, HR office, Hungerford
Konica Minolta	UKCOL	420354434	UKCOL Test Dept
Konica Minolta	UKHEM	420354435	UKCOL Onboards
Konica Minolta	UKHEM	420475231	UKHEM: Engineering, Purchasing. UKCOL: Sales, Packing, Development, HR, Ash
Logmein	UK
MathLab	UK
Microsoft Dynamics AX			AX Licences
Microsoft Enterprise Agreement			Server and client licences

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Company	Site	Account Number	Description
Nine Telecom	UKHEM	VISU02	Hemel Phone lines/call cost. Soon to be just analogue and re-directs…
Onestream	USBIL	800321	SIP trunk and call costs
Planio	UK
Ricoh	US	999140-3244982
Siemens Financial Services	UK		x5 old Olivetti MFF222, settlement received from new supplier but never paid
Siemens Financial Services	UKCOL		x1 Konica 3320 (Sally Parker)
Siemens Financial Services	UK		x5 Konica c244, x3 284e, x4 3320 - current Colchester and Hemel Printers
Skyline	UKCOL	420475231	Colchester Secondary connection for WiFi
Solidworks	UK
Stream Networks	UKHEM		Hemel Secondary connection for WiFi and Systems Eng.
TalkTalk	UKCOL	88201487131	Colchester FTTC for WiFi
TalkTalk	UKHEM	235064	200MBit Internet (Circuit TTB0288086)
TalkTalk	UKCOL		100MBit Internet
T-Mobile	USBIL	842207274	Test/Sales equipment (Ray Paradiso)
Verizon	USBIL	981499589-0001	Cell phone plan
Verizon	USBIL	981499589-0004	Cell phone plan
Verizon	USBIL	987161913-00001	Livegear (Ray Paradiso)
Xerox	USBIL	706138351	Marketting Printer (Sarah)
Xlinx	UK
Ricoh	USANA		Printer Lease agreement

53

Schedule 9

Property

Part 1

detailed property provisions – ENGLISH PROPERTY

1.	INTERPRETATION

In this Part 1 of Schedule 9 the following words and expressions have the following meanings:-

"Actual Completion Date"	in relation to the Leasehold Property means the date upon which Property Completion of the Leasehold Property actually takes place (and for the avoidance of doubt, for the Leasehold Property, is not the date the transfer is registered at the Land Registry)

"Contractual Completion Date"	means the Transfer Date or if later the tenth Business day after the date on which the Sellers' Solicitor notifies the Buyer's Lawyers in writing that the requisite Licence to Assign been issued in accordance with paragraph 3.4 or the requisite Licence to Underlet has been issued in accordance with paragraph 3.5 or the requisite Declaration has been obtained in accordance with paragraph 3.7 as applicable

"Current Rent"	means the rent payable pursuant to the Reviewable Lease

"Declaration"	means a declaration made in a court of competent jurisdiction that a Licence to Assign or (where applicable) a Licence to Underlet has been unreasonably withheld in respect of the Leasehold Property

"Hemel Licence"	means a licence to occupy the first floor of 27 Maylands Avenue, Hemel Hempstead, Hertfordshire, HP2 7DE (terminating on 31 March 2017 or, if earlier, according to the termination provisions within the licence) in substantially the form of the draft licence appended to this Agreement

"Hemel Property"	means the freehold property known as 27 Maylands Avenue, Hemel Hempstead, Hertfordshire, HP2 7DE registered under title number HD207444

"Hungerford Property"	means the freehold property known as Marlborough House, Charnam Lane, Hungerford, RG17 0EY registered under title number BK361250

"Landlord"	means, in relation to the Leasehold Property the person entitled to the reversion immediately expectant on the termination of relevant Leases

"Leases"	means the leases under which the Leasehold Property is held as stated in column 3 of Part 2 of this Schedule

"Leasehold Property"	means the English Property which is listed as leasehold Property in column 3 of Part 5 of this Schedule 12

"Licence to Assign"	means the licence or consent required to be given by the Landlord (and any Superior Landlord) to permit the Sellers to assign that Leasehold Property to the Buyer in accordance with the terms of the Lease of that Leasehold Property

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"Hungerford Licence to Occupy"	means a licence of part of the Hemel Property in substantially the form of the draft licence appended to this Agreement

"Licence to Assign Cut Off Date"	means the date which falls 9 months after the date of this Agreement

"Licence to Underlet"	means in relation to the Leasehold Property the licence or consent required to be given by the Landlord (and any Superior Landlord) to permit the Sellers to underlet that Leasehold Property to the Buyer in accordance with the terms of the Lease of that Property

"Long Stop Date"	means the date which falls 18 months after the date of this Agreement

"Occupational Lease"	means the underleases, agreements, licences and other documents relating to the occupation of any Leasehold property by persons other than the Seller.

"Property Completion"	means completion of the sale and purchase of the Property pursuant to this Agreement

"Reviewable Lease"	means the lease referred to in row 2, Part 5 of this Schedule 9

"Standard Conditions"	means Part 1 of the Standard Commercial Property Conditions (Second Edition) as amended or varied as stated in this Schedule

"Transfer"	means the assignments or transfers (as appropriate) by which the Leasehold Property is to be transferred to the Buyer on Property Completion which Transfers shall be in the form of the draft transfers annexed to this Agreement

"Underlease"	means in relation to the Leasehold Property an underlease of the Property which shall accord with paragraph 9.2 and which shall take subject to any relevant Occupational Lease.

2.	STANDARD CONDITIONS

2.1	This Agreement, so far as it relates to the transfer of the Leasehold Property, incorporates the Standard Conditions referred to in paragraph 2.2 as varied by this paragraph 2. References in the Standard Conditions to “the property” are to the Leasehold Property and references to the purchase price are to the Apportioned Purchase Price. Otherwise terms used or defined in the Standard Conditions have the same meanings when used in this Agreement and vice versa. If there is any conflict between the Standard Conditions and the express provisions of this Agreement, the express provisions of this Agreement are to prevail.

2.2	Only the following Standard Conditions are to be incorporated into this Part 1 Schedule 12:-

2.2.1	Standard Conditions 1.1; 3.1.1; 3.1.2, 3.1.4; 3.2; 4; 5; 6.4; 6.6 (excluding 6.6.2 and 6.6.5); 10.1; 10.3.4

2.3	References in the Standard Conditions to:-

2.3.1	"the completion date" are to refer to the Contractual Completion Date

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2.3.2	"the property" are to refer to the Leasehold Property

2.3.3	"working days" are to refer to "Business Days"

2.3.4	Otherwise, terms used or defined in the Standard Conditions have the same meanings when used in this Schedule and vice versa.

2.4	Standard Condition 3.1.2(c) is amended to read:-

"those the Sellers do not know about."

2.5	Standard Condition 3.1.2(d) is amended to read:-

"entries made before the date of the contract in any public register except mortgages and monetary charges protected by such entries in registers maintained by the Land Registry or its Land Charges Department or by the Companies Registry."

2.6	Standard Condition 3.1.2 is extended as follows:-

"(f) any matters, other than mortgages and monetary charges, which would have been revealed to the buyer if before the date of the contract he had made all searches enquiries and inspections regarding the property which a prudent buyer would make."

2.7	In Standard Condition 5.7 the words "Unless the review date precedes the apportionment date" are deleted.

2.8	In Standard Condition 5.8 reference to the apportionment day are to refer to the Permitted Occupation Start Date.

2.9	In Standard Condition 6.6.4(a) the words "(but by way of indemnity only and not further or otherwise) to observe and perform the obligations and to indemnify the Sellers against all reasonable (i) costs, (ii) expenses, (iii) losses, (iv) demands, (v) actions, (vi) liabilities, (vii) claims or (viii) proceedings whatsoever arising in respect of any future material (i) breach, (i) non performance or (iii) non observance of such obligation" are substituted for the words "to indemnify the Sellers against liability for any future material breach of the obligation and to perform it from then on".

2.10	At the end of Standard Condition 10.3.3(b) there shall be added the words "where the reversioner requires an authorised guarantee agreement and the reversioner is entitled to impose such requirement".

3.	requirement for Licence to assign or underlet

3.1	Leasehold Property

This paragraph 3 applies only to any Leasehold Property.

3.2	Definitions of terms used in this paragraph 3

In this paragraph 3:-

3.2.1	"Permitted Occupation Start Date" means the Transfer Date or (if later) the date when Completion shall have actually taken place; and

3.2.2	"Permitted Occupation Period" means the period commencing upon the Permitted Occupation Start Date and expiring upon the earlier of:-

(a)	the Actual Completion Date for the Leasehold Property;

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(b)	the date on which the Buyer is required to vacate the Leasehold Property pursuant to any provision of this Agreement.

3.3	Conditionality

Property Completion of the sale and purchase of the Leasehold Property (but not the sale of the business carried on at it) is conditional upon the grant of the relevant Licence to Assign (or the Licence to Underlet where an application is made pursuant to paragraph 3.5 or if applicable the obtaining of a Declaration pursuant to paragraph 3.7) and Standard Condition 10.3 shall apply in so far as it is not inconsistent with this paragraph 3.

3.4	Obtaining Licence(s) to Assign

In relation to the Leasehold Property:-

3.4.1	the Sellers and the Buyer shall use reasonable endeavours to obtain the relevant Licence to Assign for each Lease as soon as possible;

3.4.2	if so required by the Landlord the Buyer shall provide such security (whether by way of guarantee, deposit or otherwise) as may reasonably be required by the Landlord and/or any Superior Landlord so as to secure the obligations of the Buyer to pay the rents reserved by the Lease and to perform the covenants and other obligations on the part of the tenant contained in the Lease;

3.4.3	when the Sellers have obtained the relevant Licences to Assign the Sellers shall procure that the Sellers' Solicitors promptly notify the Buyer's Lawyers in writing of such fact.

3.4.4	The Buyer shall promptly satisfy the lawful requirement of the Landlord or other third party and shall take all steps to assist the Seller in obtaining the Licence(s) to Assign (including, without limitation, assistance in connection with any application for a Declaration or appeal in respect of such application) and without prejudice to the generality of the foregoing shall:

(a)	provide to the Seller all information, references and documents as shall be requested by any Landlord or other third party to support any application for Licence to Assign made by the Seller;

(b)	in any licence to assign, enter into direct covenants with the relevant Landlord to observe and perform the tenant's covenants and obligations contained in the relevant Lease through the residue of the term of that lease or until released; and

(c)	if required provide such guarantee, surety, rent deposit or other security for the obligations of the Purchaser (as tenant) under the relevant lease as is acceptable to the relevant Landlord.

3.5	Obtaining Licence(s) to Underlet

Where in relation to the Property a Licence to Assign for a Lease is not obtained by the Licence to Assign Cut Off Date (or such later date as the Sellers and the Buyer may agree in writing):-

3.5.1	the Sellers and the Buyer shall use reasonable endeavours to obtain a Licence to Underlet in respect of that Lease as soon as possible;

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3.5.2	if so required by the Landlord the Buyer shall provide such security (whether by way of guarantee, deposit or otherwise) as may reasonably be required by the Landlord and/ or any Superior Landlord so as to secure the obligations of the Buyer to pay the rents reserved by the proposed Underlease and to perform the covenants and other obligations on the part of the tenant to be contained in the Underlease;

3.5.3	when the Sellers have obtained the relevant Licence to Underlet the Sellers shall procure that the Sellers' Solicitors shall promptly notify the Buyer's Lawyers in writing of such fact.

3.6	Permitted Occupation pending Property Completion

3.6.1	This paragraph 3.5.3 shall apply to the Leasehold Property only if in respect of the Leasehold Property the Contractual Completion Date shall be later than the Permitted Occupation Start Date.

3.6.2	Notwithstanding the non-completion of the Transfer or the Underlease the Buyer will pay to the Sellers the whole of the Consideration on the Permitted Occupation Start Date.

3.6.3	Throughout the Permitted Occupation Period the Sellers will:-

(a)	hold the Leasehold Property on trust for the Buyer (insofar as it is not prohibited from doing so by the relevant Lease);

(b)	permit the Buyer to use and occupy the Leasehold Property as bare licensee (but only for uses which shall not be in breach of the tenant's obligations contained in the relevant Lease and subject to any rights of occupation of third parties);

(c)	not without the approval of the Buyer (not to be unreasonably withheld or delayed):

(i)	effect or accept any variation or surrender or other termination of any of the Leases or Occupational Leases;

(ii)	serve any notices upon the Landlord or the tenant under them; nor

(iii)	in respect of any lease or occupational lease where the rent is now or prior to assignment becomes subject to review agree or take any steps in relation to any review of the rent.

(d)	pay the rents and other sums reserved by or payable under the relevant Lease of the Leasehold Property (subject to the Buyer complying with its obligations in paragraph 3.6.5);

(e)	promptly supply to the Buyer copies of all notices received by the Sellers or anyone acting on behalf of the Sellers in relation to the Leasehold Property;

(f)	deal with the Leasehold Property in all respects in accordance with the reasonable requests of the Buyer subject to being indemnified by the Buyer in respect of any reasonable and proper costs incurred in respect of anything reasonably and properly done in pursuance of such requests; and

(g)	account to the Buyer for any income received from the Leasehold Property in so far as such income relates to the Permitted Occupation Period and the Buyer would have been entitled to the same if completion of the Transfer pursuant to this Agreement had taken place upon the Permitted Occupation Start Date.

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3.6.4	Throughout the Permitted Occupation Period and without prejudice to paragraph (f):-

(a)	the Sellers will at the Buyer's request serve notice to terminate a Lease in accordance with any break rights contained in that Lease;

(b)	any break notice served in accordance with paragraph 3.6.4(a) will be in a form previously approved by the Buyer and at the Buyer's election prepared and served on behalf of the Sellers by a firm of solicitors nominated by the Buyer for that purpose;

(c)	in relation to any break notice served, the Buyer may take all such appropriate actions in relation to the Leasehold Property in order to ensure that any pre-conditions relating to the break contained in the relevant Lease are complied with;

(d)	if the pre-conditions to any break rights in that Lease require the payment of any sums to the Landlord then subject to the Buyer first paying the same to the Sellers, the Sellers will pay those sums to the Landlord (by way of direct transfer of cleared funds) in order to ensure that the relevant pre-condition is satisfied;

(e)	where as a result of the break right being exercised any money has been paid to the Landlord which relates to a period falling after the date of the break and under the terms of that Lease the same is due back to the Sellers as tenant then the Sellers will use reasonable endeavours to obtain such sums as soon as reasonably practical and the Sellers will pay the sums received to the Buyer within 5 Business Days of receipt.

3.6.5	The Buyer will:-

(a)	pay to the Sellers all rents and other sums payable by the tenant under the terms of that Lease in so far as such rents and other sums:-

(i)	would have been payable by the Buyer or its successors in title if completion of the Transfer of the Leasehold Property pursuant to this Agreement had taken place upon the Permitted Occupation Start Date such rents and other sums to be paid by the Buyer not later than 5 Business Days before such monies become due for payment under the terms of the relevant Lease; and

(ii)	become due under the terms of the relevant Lease prior to the actual completion of the Transfer pursuant to this Agreement; and

(b)	indemnify the Sellers against any other sums properly paid by the Sellers in respect of the Leasehold Property in so far as such sums would have been payable by the Buyer if completion of the Transfer of the Leasehold Property had taken place upon the Permitted Occupation Start Date.

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3.6.6	Throughout the Permitted Occupation Period the Buyer shall:-

(a)	comply in all respects with the maintenance and repairing obligations contained in the relevant Lease;

(b)	comply with all statutory obligations relating to the Leasehold Property;

(c)	not make nor permit the making of any alterations or additions to the Leasehold Property;

(d)	not do anything nor permit anything to be done which shall be a breach of the tenant's obligations under the Lease (but for the avoidance of doubt the occupation and use of the Leasehold Property as permitted by this paragraph 3.5.3 shall not constitute a breach by the Buyer);

(e)	promptly supply to the Sellers copies of all notices received by the Buyer or anyone acting on behalf of the Buyer in relation to the Leasehold Property; and

(f)	comply with the covenants, conditions and obligations binding the Seller contained in the Occupational Leases.

3.6.7	The Buyer shall indemnify the Sellers against and in respect of all reasonable and proper (i) costs, (ii) expenses, (iii) losses, (iv) demands, (v) actions, (vi) liabilities, (vii) claims or (viii) proceedings reasonably and properly arising out of:-

(a)	the Buyer's occupation and use of the Leasehold Property in advance of Property Completion; and

(b)	the acts or omissions of the Buyer or its employees, agents or invitees upon or in the vicinity of the Leasehold Property;

provided that where the Buyer is required to vacate the Leasehold Property, then any indemnity provided by the Buyer in this Agreement does not extend to any costs, expenses, losses, demands, actions, liabilities, claims or proceedings which relates to any period after such vacation and the Buyer is only obliged to deliver the relevant Leasehold Property back to the Sellers in the same state and condition as it was in at the date the Buyer took occupation.

3.6.8	The parties shall bear their own costs in relation to obtaining or seeking to obtain the Licence to Assign and/or Licence to Underlet and the Sellers shall be responsible for the payment of the costs of the Landlord and any Superior Landlord in connection with the same.

3.6.9	Occupation by the Buyer of the Leasehold Property pursuant to this paragraph 3.5.3 shall be by way of a bare licence and not a tenancy and such licence shall terminate upon the expiry of the Permitted Occupation Period.

3.6.10	The licence granted to the Buyer by this paragraph 3.5.3 shall not be assigned by the Buyer or capable of being sub-licensed in relation to either the whole or any part of the Leasehold Property.

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3.6.11	The Buyer shall vacate the Leasehold Property as soon as reasonably practical:-

(a)	upon this Agreement being terminated in relation to the Leasehold Property pursuant to paragraph 3.7; or

(b)	if:-

(i)	the Landlord serves written notice upon the Sellers taking or threatening to take an action for forfeiture of the Lease arising from the occupation of the Leasehold Property by the Buyer prior to the relevant grant of the Licence to Assign or Licence to Underlet; and

(ii)	the Sellers serve written notice upon the Buyer that as a result of such action or threatened action the Buyer must vacate the Leasehold Property.

3.6.12	The Buyer shall not communicate with any Landlord or Superior Landlord or other third party directly.

3.7	Declaration

3.7.1	If a Licence to Assign has not been given by the Licence to Assign Cut off Date the Sellers may make an application to the Court for a Declaration and the Buyer is to provide all reasonable assistance to the Sellers to pursue that application. Each party shall pay their own costs in connection with that application.

3.7.2	The Seller shall not be required to make an application to the Court for a Declaration where the transfer is absolutely prohibited by the relevant Lease or either the Seller or the Buyer is able to provide the opinion of a leading counsel specialising in landlord and tenant law that such application would, on balance, be unsuccessful.

3.8	Termination in relation to the Property

3.8.1	If in relation to the relevant Leasehold Property neither Licence to Assign nor Licence to Underlet nor a Declaration has been obtained by the Long Stop Date, then either the Sellers or the Buyer may at any time thereafter (but not after Licence to Assign or Licence to Underlet or Declaration has been obtained) terminate this Agreement with regard to the relevant Leasehold Property (but not the business carried on at it) by serving written notice to such effect upon the other.

3.8.2	If this Agreement is terminated in relation to any Leasehold Property pursuant to paragraph 3.8.1:-

(a)	the Buyer and the Sellers shall be under no further obligation to obtain the Licence to Assign or the Licence to Underlet or a Declaration. Such termination shall be without prejudice to the rights of either the Sellers or the Buyer against the other in respect of any antecedent breach of their respective obligations contained in this Agreement; and

(b)	this Agreement will, in all other respects, remain in full force and effect.

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3.9	Application for relief from forfeiture

3.9.1	This paragraph 3.9 applies to the Leasehold Property where at the relevant time completion of the relevant Transfer or the grant of the relevant Underlease (in relation to the Leases) by the Sellers to the Buyer shall not have taken place and this Agreement shall not have been terminated in relation to the Leasehold Property.

3.9.2	If the Landlord forfeits or attempts to forfeit a Lease or a Superior Landlord seeks to forfeit a Superior Lease due to occupation by the Buyer, the Seller may institute and diligently pursue proceedings for relief from forfeiture and the Buyer is to provide all reasonable assistance to the Sellers to pursue that application and the Buyer may be joined into such application upon their reasonable written request (insofar as the Seller is able to do so) and each party shall pay their own costs in connection with that application.

4.	estate sold

4.1	In respect of the Leasehold Property:-

4.1.1	the estate sold by the Sellers to the Buyer under this Agreement shall be the estate as created by the Lease of that Property where the Licence to Assign shall have been obtained by the Licence to Assign Cut Off Date (or such later date as the Sellers and the Buyer shall agree in writing).

4.1.2	otherwise Property Completion shall be effected by the grant of an Underlease and the estate sold shall be the estate as created by the Underlease.

4.2	The Sellers may at any time prior to Property Completion remove any fixture and fitting in the nature of a tenant's fixture or fitting ("Items") from any Leasehold Property and the Sellers shall make good any damage caused by such removal and such Items within the part(s) of the Leasehold Property subject to the Occupational Leases are excluded from the sale.

5.	title to the property

5.1	The Sellers' title to the Leasehold Property is as stated in Part 2 of this Schedule.

5.2	The Buyer acknowledges that it has investigated the title to the Leasehold Property prior to the date of this Agreement. Accordingly the Buyer shall be deemed to have accepted such title not raise any enquiry or requisition on the title nor make any objection in respect of it after the date of this Agreement.

6.	Matters Affecting the Property

The Leasehold Property is sold subject to and where applicable with the benefit of the following matters (so far as they affect that Leasehold Property and are subsisting or capable of taking effect):-

6.1	the matters affecting the Leasehold Property as stated in the draft Transfer(s);

6.2	all matters affecting the Leasehold Property which are or have been:-

6.2.1	(where the Leasehold Property is not registered) unregistered interests which override first registration under Schedule 1 of the Land Registration Act 2002; and

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6.2.2	(where the Leasehold Property is registered) unregistered interests which override registered dispositions under Schedule 3 of the Land Registration Act 2002;

6.3	the matters affecting the Leasehold Property mentioned in Standard Condition 3.1.2;

6.4	all local land charges, whether or not registered before the date of this Agreement and all matters capable of registration as local land charges, whether or not actually registered;

6.5	the rights and other matters contained or referred to in the Property Register and Charges Register of the registered title to the Leasehold Property;

6.5.1	All matters which would be disclosed by:-

(a)	a property enquiry certificate for the Leasehold Property;

(b)	a coal search over the Leasehold Property

(whether or not in fact made) in each case dated one month before the date of this Agreement.

6.5.2	All matters discoverable by such inspections of the property as a prudent purchaser would make (whether or not in fact made);

6.6	all notices served and orders, demands, proposals or requirements made by any local or any public or other competent authority after the date of this Agreement;

6.7	all actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements and other matters arising under any legislation affecting that Leasehold Property;

6.8	any matters contained in or referred to in the Occupational Leases;

6.9	the rent reserved by and the covenants on the part of the lessee/tenant and the conditions contained in and the other provisions of the Leases;

6.10	all rights of way light and air support drainage and other rights easements liabilities and public or private rights whatsoever and to any liability to repair or contribute to the repair or sewers drains pipes party structures and other like matters; and

6.11	matters disclosed or treated as disclosed by the Disclosure Letter.

7.	Title Guarantee

The Sellers sell the Leasehold Property with the title guarantee as stated in the draft of the relevant Transfer.

8.	Vacant Possession

Each Leasehold Property is sold with vacant possession on Property Completion (save where subject to Occupational Leases) subject however to any matters to which that Property is sold subject.

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9.	preparation and Execution of Transfer AND Underlease

9.1	Where Property Completion is to be effected by a Transfer:-

9.1.1	the Sellers shall procure that the Sellers' Solicitors shall prepare engrossments of the Transfer and a duplicate thereof and supply such engrossments to the Buyer's Lawyers not later than 10 Business Days prior to the Contractual Completion Date;

9.1.2	the Buyer shall procure that the engrossments of the Transfer and the duplicate thereof duly executed by the Buyer shall be returned to the Sellers' Solicitors not later than 5 Business Days after such engrossments have been delivered to the Buyer's Lawyers pursuant to paragraph 9.1.1;

9.2	Where Property Completion is to be effected by the grant of an Underlease:-

9.2.1	the Underlease for each Leasehold Property shall be for a term equal to the residue of the term granted by the Lease of that Leasehold Property less two days;

9.2.2	the Underlease shall be at a rent equal to the rent passing under the Lease plus VAT and shall reflect the terms of this Schedule or as the Landlord reasonably requires;

9.2.3	the Buyer shall procure that the Buyer's Lawyers shall deliver to the Sellers' Solicitors a draft Underlease not later than 10 Business Days after the Licence to Assign Cut Off Date or such later date as the Sellers and the Buyer may agree in writing;

9.2.4	the Sellers shall procure that the Sellers' Solicitors shall approve or amend that draft not later than 5 Business Days after the delivery to them of the draft Underlease; and

9.2.5	the Buyer shall procure that the engrossments of the Underlease and a counterpart thereof (the counterpart being duly executed by the Buyer) shall be returned to the Sellers' Solicitors not later than 5 Business Days after the draft has been returned to the Buyer's Lawyers approved or revised as above.

10.	Completion

10.1	Property Completion of each Leasehold Property shall take place on the Contractual Completion Date for that Leasehold Property.

10.2	Any Property Completion by post or through a document exchange shall be at the Buyer's expense and risk and neither the Sellers nor the Sellers' Solicitors shall be liable for the loss of any documents so sent so long as they were properly addressed.

11.	Insurance

The Leasehold Property is at the risk of the Buyer from (and including) the date of this Agreement.

12.	Apportionments

12.1	For the purposes of Clause 21 (Apportionments), any income, any rent and other annual outgoing from the Leasehold Property is to be apportioned on an annual basis with 1/365 of the annual amount due accruing each day. All sums are to be apportioned on the Actual Completion Date.

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12.2	When a sum to be apportioned, or the rate at which it is to be treated as accruing, is not known or easily ascertainable at the Transfer Date, a provisional apportionment is to be made according to the best estimate available. As soon as the amount is known, a final apportionment is to be made and notified to the other party. Any resulting balance is to be paid no more than ten Business Days later, and if not then paid the balance is to bear interest until payment at four per cent above the base lending rate of Bank of England.

13.	No Sub-Sales

The Sellers are entitled to decline to transfer the Leasehold Property to any person other than the person or persons named in this Agreement as the Buyer.

14.	BUYER’S Acknowledgement of Condition

The Buyer acknowledges that before the date of this Agreement the Sellers have given the Buyer and others authorised by the Buyer permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Leasehold Property. The Buyer has formed its own views as to the condition of the Leasehold Property and the suitability of the Leasehold Property for the Buyer's purposes.

15.	Registration of Agreement and Buyer's TITLES

15.1	The Buyer shall not be entitled to note this Agreement against the registered title of the Leasehold Property other than by virtue of a unilateral notice and shall not without the written consent of the Sellers (which may be withheld in the Sellers' absolute discretion) send either the original or a copy of this Agreement to the Land Registry. This paragraph shall not prevent the Buyer making an application for registration of its title to each Leasehold Property after Property Completion.

15.2	If the Buyer has protected this Agreement pursuant to paragraph 15.1 of this Schedule and this Agreement either completes (so that no term remains to be implemented) or terminates, the Buyer shall forthwith remove any such entry against the Seller or the title of the Leasehold Property at the Land Registry.

15.3	After completion of the Transfer or (if applicable) any Underlease pursuant to this Agreement the Buyer shall:-

15.3.1	apply to register the Transfer or (if applicable) any Underlease of the Property at HM Land Registry without undue delay;

15.3.2	deal with any requisitions raised by HM Land Registry reasonably promptly; and

15.3.3	comply with any notification and other registration obligations on the Buyer in the relevant Licence to Assign or Licence to Underlet.

16.	OUTSTANDING RENT REVIEWS

16.1	The Sellers warrant to the Buyer that as at the date of this Agreement:-

16.1.1	the Rent Review has not been implemented nor has a revised Current Rent been agreed; and

16.1.2	it has not received notice of any increase of or proposal to increase the Current Rent from the Landlord or anyone acting on behalf of the Landlord or any other person or entity.

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16.2	If the Landlord seeks to implement or agree an increase to the Current Rent by implementing the Rent Review at any time prior to the Actual Completion Date for that Leasehold Property then:-

16.2.1	the Sellers will undertake all negotiations in connection with the Rent Review pursuant to the terms of the Reviewable Lease on behalf of both the Sellers and the Buyer (and to the extent necessary as agent for and on behalf of the Buyer) but will not make any representations or send any correspondence to the Landlord or the Landlord's advisors without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed). The Sellers and the Buyer will (at the Sellers' cost) jointly instruct such surveyors, solicitors, counsel or other professional persons (the "Advisors") as they both agree acting reasonably and the Sellers will ensure that the Buyers reasonable representations are taken into account by the Advisors and will conduct such negotiations in line with the proper recommendations of such Advisors in connection with the intention of agreeing any reviews to the lettings Current Rent based on the lowest possible increase reasonably obtainable for the Rent Review and the costs of such Advisors including but the costs of all such professionals and advisers incurred in responding to negotiating agreeing or going to determination in relation to any such market rent shall be paid in full by the Sellers;

16.2.2	the Sellers will keep the Buyer fully informed at all times of all negotiations and proceedings relating to the Rent Review and will ensure that all reasonable representations of the Buyer are taken into account and the Sellers will promptly supply the Buyer with any information or copies of documents relating to the Rent Review as shall be in the possession of the Sellers from time to time;

16.2.3	the Sellers will use all reasonable endeavours in negotiations of the Rent Review to agree either a nil increase (if reasonable) of the Current Rent or as low an increase as is reasonably practicable and will not agree to any such increase of the Current Rent without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed);

16.2.4	the consent of the Buyer will not be required in relation to any increase in the level of the Current Rent which is determined by an arbitrator or expert appointed in accordance with the rent review provisions contained in the Reviewable Lease provided that where such arbitration or determination occurs the Sellers will make such reasonable representations required by the Buyer and which are permitted under the rent review provisions of the Reviewable Lease and will in any event still use all reasonably endeavours to agree either a nil increase (if reasonable) of the Current Rent or as low an increase as is reasonably practicable;

16.2.5	the Sellers will not agree any blended or stepped rent with the Landlord in respect of any Rent Review nor any rent the effect of which is to increase the liability of the Buyer for the period from Completion while reducing or lessening or limiting the amounts payable by the Sellers for the period up to Completion and the parties will act in good faith in the operation of this paragraph and neither will seek to gain a commercial advantage from the operation of this paragraph 16;

16.2.6	the Buyer will respond in writing to the Sellers as soon as reasonably practical which (except in the case of a litigation or arbitration deadline applying) will be no shorter than 5 Business Days to any request for agreement of an increase in the Current Rent submitted by the Sellers to the Buyer with such response being either a confirmation that the proposed increase in the Current Rent is agreed by the Buyer or not agreed. Time not being of the essence.

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16.3	If after the Actual Completion Date in respect of the Reviewable Lease an increase in the level of the Current Rent is agreed either by the Sellers and the Landlord or is determined by an arbitrator or expert pursuant to the terms of the Reviewable Lease then:-

16.3.1	the Sellers will pay to the Buyer within 14 days of a request a sum equivalent to the shortfall between the amounts actually paid by the Sellers in respect of the Current Rent prior to Completion and the amounts now due for the Current Rent which are referable to the period from and including the date of the Rent Review for which the increase applies to and including Completion; and

16.3.2	the Sellers will pay to the Buyer within 14 days of a request a sum equivalent to all interest which is due and payable to the Landlord in respect of the shortfall in the level of the Current Rent actually paid by the Sellers for the period from and including the Rent Review to the date of Completion and also including any interest due on that shortfall for that period which is referable to the period falling after Completion and until the date of payment of such shortfall in accordance with the terms of the Reviewable Lease.

And the Sellers will indemnify the Buyer from any against any costs, losses, penalties, interest and damages which the Buyer incurs as a result of the Sellers failure to comply with its obligations in this paragraph 16.3.

17.	HUNGERFORD LICENCE

17.1	On the Transfer Date or (if later) the date when Completion shall have actually taken place the Seller shall grant to the Buyer the Hungerford Licence.

17.2	Occupation by the Buyer of the part of the Hungerford Property pursuant to this paragraph 17 shall be by way of a bare licence only.

17.3	The Hungerford Licence (if granted pursuant to paragraph 17) shall not be assigned by the Buyer or capable of being sub licensed in relation to either the whole or any part of the Hungerford Property permitted to be occupied thereunder.

18.	HEMEL LICENCE

18.1	On the Transfer Date or (if later) the date when Completion shall have actually taken place the Seller shall grant to the Buyer the Hemel Licence.

18.2	Occupation by the Buyer of the part of the premises demised under the Hemel Hempstead Lease pursuant to the Hemel Licence shall be by way of a bare licence only.

18.3	The Hemel Licence (if granted pursuant to this paragraph 18) shall not be assigned by the Buyer or capable of being sub licensed in relation to either the whole or any part of the Hemel Property permitted to be occupied thereunder.

19.	NON MERGER

Notwithstanding completion of the sale and purchase as contemplated by this Agreement, this Schedule shall remain in full force and effect so far as anything remains to be implemented.

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Part 2

DETAILED PROPERTY PROVISIONS - US PROPERTY

The following US Property Leases are to be assigned to Buyer:

1.	Leased Premises: 101 Billerica Avenue, Billerica, Massachusetts

Lease between Vislink, Inc. and Brookwood Commerce Investors, LLC (the “Massachusetts Lease”)

Assignment of the Massachusetts Lease in connection with a sale of substantially all of Vislink Inc.’s business or assets is permitted if the assignee meets the net worth test specified in the Massachusetts Lease. If the assignee does not meet the net worth test, the consent of the landlord is required for assignment of the Massachusetts Lease.

2.	Leased Premises: 1158 N. Gilbert Street, Anaheim, California 92801

Lease Agreement between Vislink, Inc. and Rexford Industrial-Gilbert LaPalma, LLC dated April 30, 2015 (the “California Lease,” and collectively with the Massachusetts Lease, the “US Leases”)

The consent of the landlord is required for assignment of the California Lease.

In this Part 2 of Schedule 12 the following words and expressions have the following meanings:

"Landlord Consent Date"	in relation to each US Lease, means the date upon which the applicable landlord’s consent to assignment of the lease is obtained.

"Applicable Law"	means any applicable laws of the Commonwealth of Massachusetts with respect to the Massachusetts Lease and of the State of California with respect to the California Lease, or rules, regulations, orders, statutes, decrees, approvals, consents, licences and ordinances of any Relevant Authority, as varied and amended from time to time.

"Consent to Assign Cut Off Date"	means the date which falls 9 months after the date of this Agreement.

"Contractual Completion Date"	means the Transfer Date.

"Landlord"	means, in relation to each Lease Property, the person entitled to the reversion immediately expectant on the termination of the Lease.

"Lease"	means the lease agreement under which the Lease Property is held as stated in column 3 of Part 5 of this Schedule 12 (but excludes any option to renew the term of the applicable US Lease).

"Lease Property"	means, as applicable, the Billerica, MA property and the Anaheim, CA property and which is listed as "lease" property in column 2 of Part 5 of this Schedule 12.

"Landlord's Consent to Assign"	means the consent required to be given by the Landlord to permit the Sellers to assign the applicable US Lease to the Buyer in accordance with the terms of the Lease.

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"Landlord's Consent to Sublet"	means the consent required to be given by the Landlord to permit the Sellers to sublet the Lease Property to the Buyer in accordance with the terms of the Lease.

"New Lease"	means any agreement to be entered into between the Landlord, and the Buyer for the lease of the Lease Property on comparable terms currently in effect.

"Transfer"	means the assignment by which the Lease Property is to be transferred to the Buyer on the Landlord consent date.

"Tripartite Agreement"	means the agreement to be entered into between the Landlord, the Sellers and the Buyer in accordance with the terms of the Lease.

"Sublease"	means in relation to the Lease Property a sublease of the Property which shall accord with paragraph 6.3

1.	REQUIREMENT FOR LANDLORDS CONSENT TO ASSIGN OR UNDERLET

1.1	Definitions of terms used in this paragraph 1

In this paragraph 1:

1.1.1	"Permitted Occupation Start Date" means the Transfer Date or (if later) the date when Completion shall have actually taken place; and

1.1.2	"Permitted Occupation Period" means the period commencing upon the Permitted Occupation Start Date and expiring upon the earlier of:-

(a)	the Landlord Consent Date for the Lease Property;

(b)	the date on which the Buyer is required to vacate the Lease Property pursuant to any provision of this Agreement.

1.2	Assignment of Lease

The Seller agrees to assign its interest in the applicable US Lease (excluding any option to renew the term of the Lease) to the Buyer on and from the Contractual Completion Date, subject to, and in accordance with the terms of this Agreement.

1.3	Conditionality

1.3.1	The assignment of each US Lease (but not the sale of the business carried on at it) is conditional upon the Seller obtaining:

(a)	the Landlord's Consent to Assign; or

(b)	to the extent required by the Landlord as a condition to obtaining the Landlord's Consent to Assign, a Tripartite Agreement or a New Lease.

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1.4	Obtaining Landlord's Consent to Assign

In relation to each Lease Property:

1.4.1	the Sellers and the Buyer shall use reasonable endeavours to obtain the Landlord's Consent to Assign the applicable US Lease as soon as possible;

1.4.2	if so required by the Landlord the Buyer shall provide such security (whether by way of guarantee, deposit or otherwise) as may reasonably be required by the Landlord so as to secure the obligations of the Buyer to pay the rents reserved by the Lease and to perform the covenants and other obligations on the part of the tenant contained in the Lease;

1.4.3	when the Sellers have obtained the Landlord's Consent to Assign the Sellers shall procure that the Sellers' US counsel promptly notify the Buyer's Lawyers in writing of such fact;

1.4.4	the Buyer shall promptly satisfy the lawful requirement of the Landlord or other third party and shall take all steps to assist the Seller in obtaining the Landlord's Consent to Assign and without prejudice to the generality of the foregoing shall:

(a)	provide to the Seller all information, references and documents as shall be requested by any Landlord;

(b)	if required, enter into a Tripartite Agreement or a New Lease with direct covenants with the Landlord to observe and perform the tenant's covenants and obligations contained in the Lease or New Lease through the residue of the term of that lease or until released; and

(c)	if required, provide such guarantee, surety, rent deposit or other security for the obligations of the Buyer (as tenant) under the Lease as is acceptable to the Landlord on a reasonable basis.

1.5	Permitted Occupation pending Landlord Consent Date

1.5.1	This paragraph 1.5 shall apply to the applicable Lease Property only if in respect of the Lease Property the Transfer Date is later than the Permitted Occupation Start Date.

1.5.2	Notwithstanding the non-completion of the Transfer, the Buyer will pay to the Sellers the whole of the Consideration on the Permitted Occupation Start Date.

1.5.3	Throughout the Permitted Occupation Period the Sellers will:-

(a)	hold the Lease Property on trust for the Buyer (insofar as it is not prohibited from doing so by the Lease);

(b)	permit the Buyer to use and occupy the Lease Property as bare licensee (but only for uses which shall not be in breach of the tenant's obligations contained in the Lease and subject to any rights of occupation of third parties);

(c)	not without the approval of the Buyer (not to be unreasonably withheld or delayed):

(i)	effect or accept any variation or surrender or other termination of any of the Licences; nor

(ii)	serve any notices upon the Landlord or the tenant under them.

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(d)	pay the rents and other sums reserved by or payable under the Lease of the Lease Property (subject to the Buyer complying with its obligations in paragraph 1.6.5);

(e)	promptly supply to the Buyer copies of all notices received by the Sellers or anyone acting on behalf of the Sellers in relation to the Lease Property;

(f)	deal with the Lease Property in all respects in accordance with the reasonable requests of the Buyer subject to being indemnified by the Buyer in respect of any reasonable and proper costs incurred in respect of anything reasonably and properly done in pursuance of such requests; and

(g)	account to the Buyer for any income received from the Lease Property in so far as such income relates to the Permitted Occupation Period and the Buyer would have been entitled to the same if completion of the Transfer pursuant to this Agreement had taken place upon the Permitted Occupation Start Date.

1.5.4	The Buyer will:

(a)	pay to the Sellers all rents and other sums payable by the tenant under the terms of the Lease in so far as such rents and other sums:

(iii)	would have been payable by the Buyer or its successors in title if completion of the Transfer of the Lease Property pursuant to this Agreement had taken place upon the Permitted Occupation Start Date such rents and other sums to be paid by the Buyer not later than 5 Business Days before such monies become due for payment under the terms of the relevant Lease; and

(iv)	become due under the terms of the relevant Lease prior to the actual completion of the Transfer pursuant to this Agreement; and

(b)	indemnify the Sellers against any other sums properly paid by the Sellers in respect of the Lease Property in so far as such sums would have been payable by the Buyer if completion of the Transfer of the Lease Property had taken place upon the Permitted Occupation Start Date.

1.5.5	Throughout the Permitted Occupation Period the Buyer shall:-

(a)	comply in all respects with the maintenance and repairing obligations contained in the Lease;

(b)	comply with all statutory obligations relating to the Lease Property;

(c)	not make nor permit the making of any alterations or additions to the Lease Property;

(d)	not do anything nor permit anything to be done which shall be a breach of the tenant's obligations under the Lease (but for the avoidance of doubt the occupation and use of the Lease Property as permitted by this paragraph 1.6.6 shall not constitute a breach by the Buyer);

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(e)	promptly supply to the Sellers copies of all notices received by the Buyer or anyone acting on behalf of the Buyer in relation to the Lease Property; and

(f)	comply with the covenants, conditions and obligations binding the Seller contained in the Licences.

1.5.6	The Buyer shall indemnify the Sellers against and in respect of all reasonable and proper costs, expenses, losses, demands, actions, liabilities, claims or proceedings reasonably and properly arising out of:-

(a)	the Buyer's occupation and use of the Lease Property in advance of the Landlord Consent Date; and

(b)	the acts or omissions of the Buyer or its employees, agents or invitees upon or in the vicinity of the Lease Property; provided that where the Buyer is required to vacate the Lease Property, then any indemnity provided by the Buyer in this Agreement does not extend to any costs, expenses, losses, demands, actions, liabilities, claims or proceedings which relates to any period after such vacation and the Buyer is only obliged to deliver the Lease Property back to the Sellers in the same state and condition as it was in at the date the Buyer took occupation.

1.5.7	The parties shall bear their own costs in relation to obtaining or seeking to obtain the Landlord's Consent to Assign and the Sellers shall be responsible for the payment of the costs of the Landlord in connection with the same.

1.5.8	Occupation by the Buyer of the Lease Property pursuant to these provisions shall be by way of a bare licence and not a tenancy and such licence shall terminate upon the expiry of the Permitted Occupation Period.

1.5.9	The Buyer shall vacate the Lease Property as soon as reasonably practical:-

(a)	upon this Agreement being terminated in relation to the applicable Lease Property pursuant to paragraph 2.7; or

(b)	if:

(i)	the Landlord serves written notice upon the Sellers taking or threatening to take an action for forfeiture of the Lease arising from the occupation of the Lease Property by the Buyer prior to the relevant grant of the Landlord's Consent to Assign or; and

(ii)	the Sellers serve written notice upon the Buyer that as a result of such action or threatened action the Buyer must vacate the Lease Property.

1.5.10	The Buyer shall not communicate with any Landlord or other third party directly.

1.6	Termination in relation to the Property

1.6.1	If in relation to a Lease Property neither Landlord's Consent to Assign has not been obtained by the Consent to Assign Cut Off Date, then either the Sellers or the Buyer may at any time thereafter (but not after Landlord's Consent to Assign has been obtained) terminate this Agreement with regard to the applicable Lease Property (but not the business carried on at it) by serving written notice to such effect upon the other.

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1.6.2	If this Agreement is terminated in relation to a Lease Property pursuant to paragraph 1.6.1:

(a)	the Buyer and the Sellers shall be under no further obligation to obtain the Landlord's Consent to Assign. Such termination shall be without prejudice to the rights of either the Sellers or the Buyer against the other in respect of any antecedent breach of their respective obligations contained in this Agreement; and

(b)	this Agreement will, in all other respects, remain in full force and effect.

2.	MATTERS AFFECTING THE PROPERTY

Each US Lease Property assigned without recourse and without any express or implied representation or warranty whatsoever by the Sellers, except to the extent expressly provided in this Agreement.

3.	PREPARATION AND EXECUTION OF TRIPARTITE AGREEMENT / NEW LEASE AND UNDERLEASE

3.1	The Buyer acknowledges that as a condition of the Landlord's Consent to Assign, the Landlord may require the Buyer to enter into either a Tripartite Agreement or New Lease (or both of them).

3.2	Where a Tripartite Agreement or New Lease (as applicable) is needed as part of the Landlord's Consent to Assign:-

3.2.1	the Sellers shall procure that the Sellers' US Counsel shall obtain a copy of the Tripartite Agreement or New Lease (as required by the Landlord) from the Landlord and supply such copy to the Buyer's Lawyers as soon as possible prior to the Contractual Completion Date;

3.2.2	the Buyer shall procure that the Tripartite Agreement or New Lease (as required by the Landlord) is executed by the Buyer and returned to the Sellers' Solicitors not later than 5 Business Days after the Tripartite Agreement or New Lease has been delivered to the Buyer's Lawyers pursuant to paragraph 3.2.1;

4.	INTEREST SOLD

4.1.1	In respect of each US Lease Property, the interest sold by the Sellers to the Buyer under this Agreement shall be the interest as created by the Lease of that Property where the Landlord's Consent to Assign shall have been obtained by the Consent to Assign Cut Off Date (or such later date as the Sellers and the Buyer shall agree in writing).

4.1.2	The Sellers may at any time prior to Property Completion remove any fixture and fitting in the nature of a tenant's fixture or fitting ("Items") from any Lease Property and the Sellers shall make good any damage caused by such removal and such Items within the part(s) of the Lease Property are excluded from the sale.

4.1.3	The Sellers need not, further than it may be able to do so from any information in its possession:

(a)	prove the exact boundaries of the Lease Property;

(b)	prove who owns fences, ditches, hedges or walls; or

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(c)	separately identify parts of the Lease Property with different titles.

5.	INDEMNITY

The Buyer is to indemnify the Sellers against all claims arising from each US Lease after the applicable Landlord’s Consent to Assign has been obtained (including claims which are unenforceable against the Buyer for want of registration).

6.	INSURANCE

The Lease Property is at the risk of the Buyer from (and including) the date of this Agreement.

7.	NO SUB-SALES

The Sellers are entitled to decline to transfer the Lease Property to any person other than the person or persons named in this Agreement as the Buyer.

8.	BUYER’S ACKNOWLEDGEMENT OF CONDITION

8.1	The Buyer acknowledges that before the date of this Agreement the Sellers have given the Buyer and others authorised by the Buyer permission and the opportunity to inspect, survey and carry out investigations as to the condition of each US Lease Property. The Buyer has formed its own views as to the condition of each US Lease Property and the suitability of the Lease Property for the Buyer's purposes.

8.2	The Buyer accepts:

8.2.1	Each US Lease Property in the physical state it is at the date of this Agreement;

8.2.2	the Lease Property is assigned subject to any subsisting breach of a condition or the tenant's obligation relating to the physical state of the Lease Property, which renders the lease liable to forfeiture; and

9.	NON MERGER

Notwithstanding completion of the sale and purchase as contemplated by this Agreement, this Schedule 12 shall remain in full force and effect so far as anything remains to be implemented.

10.	CONTINUING LIABILITY

The Sellers shall be released from any of the tenant’s obligations and/or covenants with the Landlord under the Lease from the date the Landlord Consent to Assign is obtained.

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Part 3

DETAILED PROPERTY PROVISIONS - DUBAI PROPERTY

1.	INTERPRETATION

In this Part 3 of Schedule 12 the following words and expressions have the following meanings:-

"Actual Completion Date"	in relation to the Lease Property means the date upon which Property Completion of the Lease Property actually takes place.

"Applicable Law"	means any applicable laws of Dubai and the UAE, or rules, regulations, orders, statutes, decrees, approvals, consents, licences and ordinances of any Relevant Authority, as varied and amended from time to time.

"Consent to Assign Cut Off Date"	means the date which falls 6 months after the date of this Agreement.

"Contractual Completion Date"	means the Transfer Date.

"Landlord"	means, in relation to the Lease Property the person entitled to the reversion immediately expectant on the termination of the Lease.

"Lease"	means the lease agreement under which the Lease Property is held as stated in column 3 of Part 5 of this Schedule 12 (and includes any renewal of the Lease).

"Lease Property"	means the Dubai Property which is listed as "lease" property in column 2 of Part 5 of this Schedule 12.

"Landlord's Consent to Assign"	means the consent required to be given by the Landlord to permit the Sellers to assign the Lease Property to the Buyer in accordance with the terms of the Lease.

"Landlord's Consent to Underlet"	means the consent required to be given by the Landlord to permit the Sellers to underlet the Lease Property to the Buyer in accordance with the terms of the Lease.

"Licences"	means any or all of the following licences entered into between TECOM and the Seller in respect of the property stated:

(a) Licence (AG - 110063) dated 02.11.15 of storage facilities at Thuraya 1, Podium 1, Unit P1St01, Dubai, United Arab Emirates;

(b) Licence (AG - 110062) dated 02.11.15 of car parking area at Thuraya 1, Parking (1 space), Dubai, United Arab Emirates;

(c) Licence (AG – 110061) dated 02.11.15 of car parking area at Thuraya 1, Parking (4 spaces), Dubai, United Arab Emirates.

"Long Stop Date"	means the date which falls 12 months after the date of this Agreement.

"New Lease"	means any agreement to be entered into between the Landlord, and the Buyer for the lease of the Lease Property on comparable terms as currently in effect.

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"Property Completion"	means completion of the sale and purchase of the Property pursuant to this Agreement.

"Register"	means the Ejari register or such other register currently maintained by the Real Estate Regulatory Authority/Dubai Land Department (as applicable), in which the Lease agreement is required to be registered under Applicable Law.

"Relevant Authority"	means the Government of the UAE and/or the Dubai, the Landlord, Dubai Municipality, the Dubai Land Department, Real Estate Regulatory Authority, the Roads and Transportation Authority, the Dubai Electricity and Water Authority, the Jebel Ali Free Zone Authority or other relevant authority having jurisdiction over the Lease Property and/or issue in question.

"Transfer"	means the assignment by which the Lease Property is to be transferred to the Buyer on Property Completion.

"Tripartite Agreement"	means the agreement to be entered into between the Landlord, the Sellers and the Buyer in accordance with the terms of the Lease.

"Underlease"	means in relation to the Lease Property an underlease of the Property which shall accord with paragraph 6.3 and which shall take subject to any relevant Licences.

2.	REQUIREMENT FOR LANDLORDS CONSENT TO ASSIGN OR UNDERLET

2.1	Definitions of terms used in this paragraph 2

In this paragraph 2:-

2.1.1	"Permitted Occupation Start Date" means the Transfer Date or (if later) the date when Completion shall have actually taken place; and

2.1.2	"Permitted Occupation Period" means the period commencing upon the Permitted Occupation Start Date and expiring upon the earlier of:-

(a)	the Actual Completion Date for the Lease Property;

(b)	the date on which the Buyer is required to vacate the Lease Property pursuant to any provision of this Agreement.

2.2	Assignment of Lease

The Seller agrees to assign its interest in the Lease (including any renewal of the Lease) to the Buyer on and from the Contractual Completion Date, subject to, and in accordance with the terms of this Agreement.

2.3	Conditionality

2.3.1	Property Completion (but not the sale of the business carried on at it) is conditional upon the Seller obtaining:

(a)	the Landlord's Consent to Assign and to the extent required by the landlord as a condition to obtaining the Landlord's Consent to Assign entering into the Tripartite Agreement;

(b)	to the extent required by the Landlord as a condition to obtaining the Landlord's Consent to Assign, a New Lease; or

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(c)	the Landlord's Consent to Underlet where an application is made pursuant to paragraph 2.5.

2.4	Obtaining Landlord's Consent to Assign

In relation to the Lease Property:-

2.4.1	the Seller and the Buyer shall use reasonable endeavours to obtain the Landlord's Consent to Assign for the Lease as soon as possible;

2.4.2	if so required by the Landlord the Buyer shall provide such security (whether by way of guarantee, deposit or otherwise) as may reasonably be required by the Landlord so as to secure the obligations of the Buyer to pay the rents reserved by the Lease and to perform the covenants and other obligations on the part of the tenant contained in the Lease;

2.4.3	when the Sellers have obtained the Landlord's Consent to Assign the Sellers shall procure that the Sellers' Solicitors promptly notify the Buyer's Lawyers in writing of such fact;

2.4.4	the Buyer shall promptly satisfy the lawful requirement of the Landlord or other third party and shall take all steps to assist the Seller in obtaining the Landlord's Consent to Assign and without prejudice to the generality of the foregoing shall:

(a)	provide to the Seller all information, references and documents as shall be requested by any Landlord;

(b)	if required, enter into the Tripartite Agreement or a New Lease with direct covenants with the Landlord to observe and perform the tenant's covenants and obligations contained in the Lease or New Lease through the residue of the term of that lease or until released; and

(c)	if required, provide such guarantee, surety, rent deposit or other security for the obligations of the Buyer (as tenant) under the Lease as is acceptable to the Landlord on a reasonable basis.

2.5	Obtaining Landlord's Consent to Underlet

Where the Landlord's Consent to Assign is not obtained by the Consent to Assign Cut Off Date (or such later date as the Sellers and the Buyer may agree in writing):-

2.5.1	the Sellers and the Buyer shall use reasonable endeavours to obtain the Landlord's Consent to Underlet in respect of the Lease as soon as possible;

2.5.2	if so required by the Landlord the Buyer shall provide such security (whether by way of guarantee, deposit or otherwise) as may reasonably be required by the Landlord so as to secure the obligations of the Buyer to pay the rents reserved by the proposed Underlease and to perform the covenants and other obligations on the part of the tenant to be contained in the Underlease; and

2.5.3	when the Sellers have obtained the Landlord's Consent to Underlet the Sellers shall procure that the Sellers' Solicitors shall promptly notify the Buyer's Lawyers in writing of such fact.

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2.6	Permitted Occupation pending Property Completion

2.6.1	This paragraph 2.6 shall apply to the Lease Property only if in respect of the Lease Property the Transfer Date is later than the Permitted Occupation Start Date.

2.6.2	Notwithstanding the non-completion of the Transfer or the Underlease the Buyer will pay to the Sellers the whole of the Consideration on the Permitted Occupation Start Date.

2.6.3	Throughout the Permitted Occupation Period the Sellers will:-

(h)	hold the Lease Property on trust for the Buyer (insofar as it is not prohibited from doing so by the Lease);

(i)	permit the Buyer to use and occupy the Lease Property as bare licensee (but only for uses which shall not be in breach of the tenant's obligations contained in the Lease and subject to any rights of occupation of third parties);

(j)	not without the approval of the Buyer (not to be unreasonably withheld or delayed):

(i)	effect or accept any variation or surrender or other termination of any of the Licences; nor

(ii)	serve any notices upon the Landlord or the tenant under them.

(k)	pay the rents and other sums reserved by or payable under the Lease of the Lease Property (subject to the Buyer complying with its obligations in paragraph 2.6.5);

(l)	promptly supply to the Buyer copies of all notices received by the Sellers or anyone acting on behalf of the Sellers in relation to the Lease Property;

(m)	deal with the Lease Property in all respects in accordance with the reasonable requests of the Buyer subject to being indemnified by the Buyer in respect of any reasonable and proper costs incurred in respect of anything reasonably and properly done in pursuance of such requests; and

(n)	account to the Buyer for any income received from the Lease Property in so far as such income relates to the Permitted Occupation Period and the Buyer would have been entitled to the same if completion of the Transfer pursuant to this Agreement had taken place upon the Permitted Occupation Start Date.

2.6.4	Throughout the Permitted Occupation Period and without prejudice to paragraph 2.6.3 (f):-

(f)	the Sellers will at the Buyer's request serve notice to terminate the Lease in accordance with any break rights contained in the Lease;

(g)	any break notice served in accordance with paragraph 2.6.4 (a) will be in a form previously approved by the Buyer and at the Buyer's election prepared and served on behalf of the Sellers by a firm of solicitors nominated by the Buyer for that purpose;

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(h)	in relation to any break notice served, the Buyer may take all such appropriate actions in relation to the Lease Property in order to ensure that any pre-conditions relating to the break contained in the Lease are complied with;

(i)	if the pre-conditions to any break rights in the Lease require the payment of any sums to the Landlord then subject to the Buyer first paying the same to the Sellers, the Sellers will pay those sums to the Landlord (by way of direct transfer of cleared funds) in order to ensure that the relevant pre-condition is satisfied;

(j)	where as a result of the break right being exercised any money has been paid to the Landlord which relates to a period falling after the date of the break and under the terms of that Lease the same is due back to the Sellers as tenant then the Sellers will use reasonable endeavours to obtain such sums as soon as reasonably practical and the Sellers will pay the sums received to the Buyer within 5 Business Days of receipt.

2.6.5	The Buyer will:-

(a)	pay to the Sellers all rents and other sums payable by the tenant under the terms of the Lease in so far as such rents and other sums:-

(i)	would have been payable by the Buyer or its successors in title if completion of the Transfer of the Lease Property pursuant to this Agreement had taken place upon the Permitted Occupation Start Date such rents and other sums to be paid by the Buyer not later than 5 Business Days before such monies become due for payment under the terms of the relevant Lease; and

(ii)	become due under the terms of the relevant Lease prior to the actual completion of the Transfer pursuant to this Agreement; and

(b)	indemnify the Sellers against any other sums properly paid by the Sellers in respect of the Lease Property in so far as such sums would have been payable by the Buyer if completion of the Transfer of the Lease Property had taken place upon the Permitted Occupation Start Date.

2.6.6	Throughout the Permitted Occupation Period the Buyer shall:-

(a)	comply in all respects with the maintenance and repairing obligations contained in the Lease;

(b)	comply with all statutory obligations relating to the Lease Property;

(c)	not make nor permit the making of any alterations or additions to the Lease Property;

(d)	not do anything nor permit anything to be done which shall be a breach of the tenant's obligations under the Lease (but for the avoidance of doubt the occupation and use of the Lease Property as permitted by this paragraph 2.6.6 shall not constitute a breach by the Buyer);

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(e)	promptly supply to the Sellers copies of all notices received by the Buyer or anyone acting on behalf of the Buyer in relation to the Lease Property; and

(f)	comply with the covenants, conditions and obligations binding the Seller contained in the Licences.

2.6.7	The Buyer shall indemnify the Sellers against and in respect of all reasonable and proper costs, expenses, losses, demands, actions, liabilities, claims or proceedings reasonably and properly arising out of:-

(a)	the Buyer's occupation and use of the Lease Property in advance of Property Completion; and

(b)	the acts or omissions of the Buyer or its employees, agents or invitees upon or in the vicinity of the Lease Property;

provided that where the Buyer is required to vacate the Lease Property, then any indemnity provided by the Buyer in this Agreement does not extend to any costs, expenses, losses, demands, actions, liabilities, claims or proceedings which relates to any period after such vacation and the Buyer is only obliged to deliver the Lease Property back to the Sellers in the same state and condition as it was in at the date the Buyer took occupation.

2.6.8	The parties shall bear their own costs in relation to obtaining or seeking to obtain the Landlord's Consent to Assign and/or Landlord's Consent to Underlet and the Sellers shall be responsible for the payment of the costs of the Landlord in connection with the same.

2.6.9	Occupation by the Buyer of the Lease Property pursuant to this paragraph 2.6.9 shall be by way of a bare licence and not a tenancy and such licence shall terminate upon the expiry of the Permitted Occupation Period.

2.6.10	The licence granted to the Buyer by this paragraph 2.6.10 shall not be assigned by the Buyer or capable of being sub-licensed in relation to either the whole or any part of the Lease Property.

2.6.11	The Buyer shall vacate the Lease Property as soon as reasonably practical:-

(a)	upon this Agreement being terminated in relation to the Lease Property pursuant to paragraph 2.7; or

(b)	if:-

(i)	the Landlord serves written notice upon the Sellers taking or threatening to take an action for forfeiture of the Lease arising from the occupation of the Lease Property by the Buyer prior to the relevant grant of the Landlord's Consent to Assign or Landlord's Consent to Underlet; and

(ii)	the Sellers serve written notice upon the Buyer that as a result of such action or threatened action the Buyer must vacate the Lease Property.

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2.6.12	The Buyer shall not communicate with any Landlord or other third party directly.

2.7	Termination in relation to the Property

2.7.1	If in relation to the Lease Property neither Landlord's Consent to Assign (including any Tripartite Agreement required as part of the Landlord's Consent to Assign) nor Landlord's Consent to Underlet has been obtained by the Long Stop Date or if the Lease Property is terminated or comes to an end in accordance with its terms, then either the Sellers or the Buyer may at any time thereafter (but not after Landlord's Consent to Assign or Landlord's Consent to Underlet has been obtained) terminate this Agreement with regard to the Lease Property (but not the business carried on at it) by serving written notice to such effect upon the other.

2.7.2	If this Agreement is terminated in relation to the Lease Property pursuant to paragraph 2.7.1:-

(a)	the Buyer and the Sellers shall be under no further obligation to obtain the Landlord's Consent to Assign or the Landlord's Consent to Underlet. Such termination shall be without prejudice to the rights of either the Sellers or the Buyer against the other in respect of any antecedent breach of their respective obligations contained in this Agreement; and

(b)	this Agreement will, in all other respects, remain in full force and effect.

3.	TITLE TO THE LEASE PROPERTY

3.1	The Buyer acknowledges that it has investigated the registration to the Lease Property prior to the date of this Agreement. Accordingly the Buyer shall be deemed to have accepted such registration and not raise any enquiry or requisition on the interest nor make any objection in respect of it after the date of this Agreement.

4.	MATTERS AFFECTING THE PROPERTY

The Lease Property is sold subject to, and where applicable with the benefit of, the following matters (so far as they affect that Lease Property and are subsisting or capable of taking effect):-

4.1	all matters discoverable by such inspections of the property as a prudent purchaser would make (whether or not in fact made);

4.2	all notices served and orders, demands, proposals or requirements made by any Relevant Authority after the date of this Agreement;

4.3	all actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements and other matters arising affecting that Lease Property;

4.4	any matters contained in or referred to in the Licences;

4.5	the rent reserved by and the covenants on the part of the lessee/tenant and the conditions contained in and the other provisions of the Leases;

4.6	all rights of way light and air support drainage and other rights easements liabilities and public or private rights whatsoever and to any liability to repair or contribute to the repair or sewers drains pipes party structures and other like matters;

4.7	the Applicable Law;

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4.8	matters disclosed or treated as disclosed by the Disclosure Letter;

4.9	the Buyer is to bear the cost of complying with any outstanding Relevant Authority requirement and is to indemnify the Sellers against any liability resulting from a Relevant Authority requirement; and

5.	VACANT POSSESSION

The Lease Property is sold with vacant possession on Property Completion subject however to any matters to which that Property is sold subject.

6.	PREPARATION AND EXECUTION OF TRIPARTITE AGREEMENT / NEW LEASE AND UNDERLEASE

6.1	The Buyer acknowledges that as a condition of the Landlord's Consent to Assign, the Landlord may require the Buyer to enter into either a Tripartite Agreement or New Lease (or both of them).

6.2	Where a Tripartite Agreement or New Lease (as applicable) is needed as part of the Landlord's Consent to Assign:-

6.2.1	the Sellers shall procure that the Sellers' Solicitors shall obtain a copy of the Tripartite Agreement or New Lease (as required by the Landlord) from the Landlord and supply such copy to the Buyer's Lawyers as soon as possible prior to the Contractual Completion Date;

6.2.2	the Buyer shall procure that the Tripartite Agreement or New Lease (as required by the Landlord) is executed by the Buyer and returned to the Sellers' Solicitors not later than 5 Business Days after the Tripartite Agreement or New Lease has been delivered to the Buyer's Lawyers pursuant to paragraph 6.2.1;

6.3	Where Property Completion is to be effected by the grant of an Underlease:-

6.3.1	the Underlease for the Lease Property shall be for a term equal to the residue of the term granted by the Lease of the Lease Property less two days;

6.3.2	the Underlease shall be at a rent equal to the rent passing under the Lease and shall be in substantially the same form as the Lease with such amendments or additions as are necessary to reflect the terms of this Schedule 12 or as the Landlord reasonably requires;

6.3.3	the Buyer shall procure that the Buyer's Lawyers shall deliver to the Sellers' Solicitors a draft Underlease not later than 10 Business Days after the Consent to Assign Cut Off Date or such later date as the Sellers and the Buyer may agree in writing;

6.3.4	the Sellers shall procure that the Sellers' Solicitors shall approve or amend that draft not later than 5 Business Days after the delivery to them of the draft Underlease; and

6.3.5	the Buyer shall procure that the engrossments of the Underlease and a counterpart thereof (the counterpart being duly executed by the Buyer) shall be returned to the Sellers' Solicitors not later than 5 Business Days after the draft has been returned to the Buyer's Lawyers approved or revised as above.

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7.	INTEREST SOLD

7.1	In respect of the Lease Property:-

7.1.1	the interest sold by the Sellers to the Buyer under this Agreement shall be the interest as created by the Lease of that Property where the Landlord's Consent to Assign shall have been obtained by the Long Stop Date (or such later date as the Sellers and the Buyer shall agree in writing).

7.1.2	otherwise Property Completion shall be effected by the grant of an Underlease and the interest sold shall be the interest as created by the Underlease.

7.2	The Sellers may at any time prior to Property Completion remove any fixture and fitting in the nature of a tenant's fixture or fitting ("Items") from any Lease Property and the Sellers shall make good any damage caused by such removal and such Items within the part(s) of the Lease Property are excluded from the sale.

7.3	The Sellers need not, further than it may be able to do so from any information in its possession:

7.3.1	prove the exact boundaries of the Lease Property;

7.3.2	prove who owns fences, ditches, hedges or walls; or

7.3.3	separately identify parts of the Lease Property with different titles.

8.	COMPLETION

8.1	Property Completion of the Lease Property shall take place on the Contractual Completion Date for the Lease Property.

8.2	Any Property Completion by post or through a document exchange shall be at the Buyer's expense and risk and neither the Sellers nor the Sellers' Solicitors shall be liable for the loss of any documents so sent so long as they were properly addressed.

8.3	The Buyer is to indemnify the Sellers against all claims arising from the Lease after the Actual Completion Date (including claims which are unenforceable against the Buyer for want of registration).

9.	INSURANCE

The Lease Property is at the risk of the Buyer from (and including) the date of this Agreement.

10.	APPORTIONMENTS

10.1	For the purposes of Clause 21 (Apportionments), any income, any rent and other annual outgoing from the Lease Property is to be apportioned on an annual basis with 1/365 of the annual amount due accruing each day. All sums are to be apportioned on the Actual Completion Date.

10.2	When a sum to be apportioned, or the rate at which it is to be treated as accruing, is not known or easily ascertainable at the Transfer Date, a provisional apportionment is to be made according to the best estimate available. As soon as the amount is known, a final apportionment is to be made and notified to the other party. Any resulting balance is to be paid no more than ten Business Days later, and if not then paid the balance is to bear interest until payment at four per cent above the base lending rate of Bank of England.

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11.	NO SUB-SALES

The Sellers are entitled to decline to transfer the Lease Property to any person other than the person or persons named in this Agreement as the Buyer.

12.	BUYER’S ACKNOWLEDGEMENT OF CONDITION

12.1	The Buyer acknowledges that before the date of this Agreement the Sellers have given the Buyer and others authorised by the Buyer permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Lease Property. The Buyer has formed its own views as to the condition of the Lease Property and the suitability of the Lease Property for the Buyer's purposes.

12.2	The Buyer accepts:

12.2.1	the Lease Property in the physical state it is at the date of this Agreement;

12.2.2	the Lease Property is sold subject to any subsisting breach of a condition or the tenant's obligation relating to the physical state of the Lease Property, which renders the lease liable to forfeiture; and

12.2.3	where an Underlease is granted it is subject to any subsisting breach of a condition or the tenant's obligation relating to the physical state of the Lease Property, which renders the Sellers own Lease liable to forfeiture.

13.	NON MERGER

Notwithstanding completion of the sale and purchase as contemplated by this Agreement, this Schedule 12 shall remain in full force and effect so far as anything remains to be implemented.

14.	CONTINUING LIABILITY

The Sellers shall be released from any of the tenants obligations and/or covenants with the Landlord, under the Lease from the Actual Completion Date.

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Part 4

DETAILED PROPERTY PROVISIONS - SINGAPORE PROPERTY

1.	INTERPRETATION

In this Part 4 of Schedule 12 the following words and expressions have the following meanings:-

"Current Rent"	means the existing rent payable pursuant to and under the Singapore Lease

"Effective Date"	in relation to the Singapore Property means the date upon which one of the following (as the case may be) takes place:

(a) The Singapore Lease is effectively assigned or deemed effectively assigned to the Buyer; or

(b) The commencement of the term pursuant to the Underlease; or

(c) The commencement of the term pursuant to the fresh tenancy agreement entered into between the Landlord and the Buyer.

"Landlord"	means, in relation to the Singapore Property the person entitled to the reversion immediately expectant on the termination of the Singapore Lease

"Singapore Lease"	means the tenancy or lease under which the Singapore Property is held as stated in Item 9, column 3 of Part 5 of this Schedule

"Licence to Assign"	means the licence or consent required to be given by the Landlord to permit the Sellers and/or the UK Seller to assign, transfer or novate the Singapore Lease of the Singapore Property to the Buyer in accordance with the terms of the Singapore Lease of the Singapore Property

"Licence to Assign Cut Off Date"	means the date which falls 2 months after the Transfer Date

"Licence to Underlet"	means in relation to the Singapore Property the licence or consent required to be given by the Landlord to permit the Sellers and/or the UK Seller to underlet the Singapore Property to the Buyer in accordance with the terms of the Singapore Lease of that Property

"Long Stop Date"	means the date which falls 2 months after the Transfer Date

"Singapore Property"	means the Property which is listed as item 9 of Part 5 of this Schedule

"Transfer"	means the assignment, transfer or novation (as appropriate) by which the Singapore Lease of the Singapore Property is to be transferred to the Buyer on the Effective Date.

"Underlease"	means in relation to the Singapore Property an underlease of the Singapore Property which shall accord with paragraph 4.2.

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2.	requirement for Licence to assign or underlet

2.1	Definitions of terms used in this paragraph 2

In this paragraph 2:-

2.1.1	"Permitted Occupation Start Date" means the Transfer Date or (if later) the date when completion of the Business and Assets other than the Property shall have actually taken place; and

2.1.2	"Permitted Occupation Period" means the period commencing upon the Permitted Occupation Start Date and expiring upon the earlier of:-

(c)	the Effective Date; or

(d)	the date on which the Buyer is required to vacate the Singapore Property pursuant to any provision of this Agreement.

2.2	Conditionality

Property Completion of the sale and purchase of the Leasehold Property (but not the sale of the business carried on at it) shall not be conditional upon the grant of the Licence to Assign or the Licence to Underlet in respect of the Singapore Property.

2.3	Obtaining a Licence to Assign

In relation to the Singapore Property:-

2.3.1	the Sellers and the Buyer shall use reasonable endeavours to obtain the relevant Licence to Assign for the Singapore Lease as soon as possible;

2.3.2	if so required by the Landlord the Buyer shall provide such security (whether by way of guarantee, deposit or otherwise) as may reasonably be required by the Landlord so as to secure the obligations of the Buyer to pay the rents reserved by the Singapore Lease and to perform the covenants and other obligations on the part of the tenant contained in the Singapore Lease;

2.3.3	when the Sellers and/or the UK Seller have obtained the relevant Licence to Assign the Sellers and/or the UK Seller shall procure that the Sellers' Solicitors promptly notify the Buyer's Lawyers in writing of such fact.

2.3.4	The Buyer shall promptly satisfy the reasonable requirement of the Landlord or other third party and shall take all steps to assist the Seller in obtaining the Licence to Assign and without prejudice to the generality of the foregoing shall:

(a)	provide to the Seller all information, references and documents as shall be requested by any Landlord or other third party to support any application for Licence to Assign made by the Seller;

(b)	in any licence to assign, enter into direct covenants with the relevant Landlord to observe and perform the tenant's covenants and obligations contained in the relevant Singapore Lease through the residue of the term of that lease or until released; and

(c)	if required provide such guarantee, surety, rent deposit or other security for the obligations of the Buyer (as tenant) under the relevant lease as is acceptable to the relevant Landlord on a reasonable basis.

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2.3.5	The Buyer shall promptly enter into such instruments, agreements or other documents with the Seller and/or the Landlord and/or such other third party to give effect to the Transfer.

2.3.6	Without prejudice to the generality of Clauses 2.3.4 and 2.3.5 and for the avoidance of doubt, where the Landlord requires the UK Seller to terminate the Singapore Lease and the Buyer to enter into a fresh tenancy agreement with the Landlord:-

(a)	the Sellers and/or the UK Seller shall obtain and sign the relevant agreement, deed or document relating to the surrender or termination of the Singapore Lease as soon as possible; and

(b)	the Buyer shall obtain and sign the relevant agreement, deed or document relating to the fresh lease as soon as possible and if required by the Landlord, provide (without limitation) such guarantee, surety, rent deposit, other security, advance rental, and stamp duty on the fresh tenancy agreement.

2.4	Obtaining a Licence to Underlet

Where in relation to the Singapore Property a Licence to Assign for the Singapore Lease is not obtained by the Licence to Assign Cut Off Date (or such later date as the Sellers and/or the UK Seller and the Buyer may agree in writing):-

2.4.1	the Sellers and/or the UK Seller and the Buyer shall use reasonable endeavours to obtain a Licence to Underlet in respect of that Singapore Lease as soon as possible;

2.4.2	if so required by the Landlord the Buyer shall provide such security (whether by way of guarantee, deposit or otherwise) as may reasonably be required by the Landlord so as to secure the obligations of the Buyer to pay the rents reserved by the proposed Underlease and to perform the covenants and other obligations on the part of the tenant to be contained in the Underlease;

2.4.3	when the Sellers and/or the UK Seller have obtained the relevant Licence to Underlet the Sellers and/or the UK Seller shall procure that the Sellers' Solicitors shall promptly notify the Buyer's Lawyers in writing of such fact and thereafter, the Buyer shall:-

(a)	promptly enter into an Underlease as reasonably required the Seller and/or the Landlord; and

(b)	provide (without limitation) such guarantee, surety or other security, the Landlord’s administrative fees (if any) and stamp duty on the Underlease.

2.5	Permitted Occupation pending Completion of Transfer

2.5.1	This paragraph 2.5 shall apply to the Singapore Property in the following circumstances:

(a)	the Licence to Assign or the Licence to Underlet has not been obtained by the Permitted Occupation Start Date; or

(b)	the Licence to Assign or the Licence to Underlet has been obtained but the Effective Date is later than the Permitted Occupation Start Date.

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2.5.2	Notwithstanding the non-completion of the Transfer or the Underlease the Buyer will pay to the Sellers the whole of the Consideration on the Permitted Occupation Start Date.

2.5.3	Throughout the Permitted Occupation Period the UK Seller will:-

(h)	hold the Singapore Lease on trust for the Buyer (insofar as it is not prohibited from doing so by the Singapore Lease);

(i)	permit the Buyer to use and occupy the Singapore Property as bare licensee (but only for uses which shall not be in breach of the tenant's obligations contained in the Singapore Lease and subject to any rights of occupation of third parties);

(j)	not without the approval of the Buyer (not to be unreasonably withheld or delayed):

(i)	effect or accept any variation or surrender or termination of the Singapore Lease;

(ii)	serve any notices upon the Landlord; nor

(iii)	exercise any option to renew the existing Singapore Lease.

(k)	pay the rents and other sums reserved by or payable under the Singapore Lease (subject to the Buyer complying with its obligations in paragraph 2.5.5);

(l)	promptly supply to the Buyer copies of all notices received by the Sellers and/or the UK Seller or anyone acting on behalf of the Sellers and/or the UK Seller in relation to the Singapore Property;

(m)	deal with the Singapore Property in all respects in accordance with the reasonable requests of the Buyer subject to being indemnified by the Buyer in respect of any reasonable and proper costs incurred in respect of anything reasonably and properly done in pursuance of such requests; and

(n)	account to the Buyer for any income received from the Singapore Property in so far as such income relates to the Permitted Occupation Period and the Buyer would have been entitled to the same if completion of the Transfer pursuant to this Agreement had taken place upon the Permitted Occupation Start Date.

2.5.4	Throughout the Permitted Occupation Period and without prejudice to paragraph 2.5.3(f):-

(k)	the UK Seller will at the Buyer's request serve notice to terminate the Singapore Lease in accordance with any break rights contained in that Singapore Lease;

(l)	any break notice served in accordance with paragraph 3.6.4(a) will be in a form previously approved by the Buyer and at the Buyer's election prepared and served on behalf of the UK Seller by a firm of solicitors nominated by the Buyer for that purpose;

(m)	in relation to any break notice served, the Buyer may take all such appropriate actions in relation to the Singapore Property in order to ensure that any pre-conditions relating to the break contained in the relevant Singapore Lease are complied with;

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(n)	if the pre-conditions to any break rights in the Singapore Lease require the payment of any sums to the Landlord then subject to the Buyer first paying the same to the Sellers and/or the UK Seller, the Sellers and/or the UK Seller will pay those sums to the Landlord (by way of direct transfer of cleared funds) in order to ensure that the relevant pre-condition is satisfied;

(o)	where as a result of the break right being exercised any money has been paid to the Landlord which relates to a period falling after the date of the break and under the terms of that Singapore Lease the same is due back to the UK Seller as tenant then the Sellers and/or the UK Seller will use reasonable endeavours to obtain such sums as soon as reasonably practical and the UK Seller will pay the sums received to the Buyer within 5 Business Days of receipt.

2.5.5	The Buyer will:-

(a)	pay to the Sellers and/or the UK Seller all rents and other sums (including but not limited to utilities charges) payable by the tenant under the terms of that Singapore Lease in so far as such rents and other sums:-

(i)	would have been payable by the Buyer or its successors in title if completion of the Transfer of the Singapore Property pursuant to this Agreement had taken place upon the Permitted Occupation Start Date such rents and other sums to be paid by the Buyer not later than 5 Business Days before such monies become due for payment under the terms of the Singapore Lease; and

(ii)	become due under the terms of the Singapore Lease prior to the actual completion of the Transfer pursuant to this Agreement; and

(b)	indemnify the Sellers and/or the UK Seller against any other sums properly paid by the Sellers and/or the UK Seller in respect of the Singapore Property in so far as such sums would have been payable by the Buyer if completion of the Transfer of the Singapore Property had taken place upon the Permitted Occupation Start Date.

2.5.6	Throughout the Permitted Occupation Period the Buyer shall:-

(a)	comply with all the covenants and obligations of the tenant under the Singapore Lease;

(b)	comply in all respects with the maintenance and repairing obligations contained in the relevant Singapore Lease;

(c)	comply with all statutory obligations relating to the Singapore Property;

(d)	not make nor permit the making of any alterations or additions to the Singapore Property;

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(e)	not do anything nor permit anything to be done which shall be a breach of the tenant's obligations under the Singapore Lease; and

(f)	promptly supply to the Sellers and/or the UK Seller copies of all notices received by the Buyer or anyone acting on behalf of the Buyer in relation to the Singapore Property.

2.5.7	The Buyer shall indemnify the Sellers and/or the UK Seller against and in respect of all reasonable and proper costs, expenses, losses, demands, actions, liabilities, claims or proceedings reasonably and properly arising out of:-

(a)	the Buyer's occupation and use of the Singapore Property in advance of Property Completion; and

(b)	the acts or omissions of the Buyer or its employees, agents or invitees upon or in the vicinity of the Singapore Property;

provided that where the Buyer is required to vacate the Singapore Property, then any indemnity provided by the Buyer in this Agreement does not extend to any costs, expenses, losses, demands, actions, liabilities, claims or proceedings which relates to any period after such vacation and the Buyer is only obliged to deliver the relevant Singapore Property back to the Sellers and/or the UK Seller in the same state and condition as it was in at the date the Buyer took occupation.

2.5.8	The parties shall bear their own costs in relation to obtaining or seeking to obtain the Licence to Assign and/or Licence to Underlet and the Sellers and/or the UK Seller shall be responsible for the payment of the costs of the Landlord in connection with the same.

2.5.9	Occupation by the Buyer of the Singapore Property pursuant to this paragraph 2.5 shall be by way of a bare licence and not a tenancy and such licence shall terminate upon the expiry of the Permitted Occupation Period.

2.5.10	The licence granted to the Buyer by this paragraph 2.5 shall not be assigned by the Buyer or capable of being sub-licensed in relation to either the whole or any part of the Singapore Property.

2.5.11	The Buyer shall vacate the Singapore Property as soon as reasonably practical:-

(a)	upon this Agreement being terminated for whatever reason; or

(b)	if:-

(i)	the Landlord serves written notice upon the UK Seller taking or threatening to take an action for breach or forfeiture of the Singapore Lease arising from the occupation of the Singapore Property by the Buyer; and

(ii)	the Sellers and/or the UK Seller serve written notice upon the Buyer that as a result of such action or threatened action the Buyer must vacate the Singapore Property.

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2.5.12	The Buyer shall not communicate with any Landlord or other third party directly.

2.6	Termination in relation to the Singapore Property

2.6.1	If in relation to the relevant Singapore Property neither Licence to Assign nor Licence to Underlet has been obtained by the Long Stop Date, then either the Sellers or the Buyer may at any time thereafter (but not after Licence to Assign or Licence to Underlet has been obtained) terminate this Agreement with regard to the relevant Singapore Property (but not the business carried on at it) by serving written notice to such effect upon the other.

2.6.2	If in relation to the relevant Singapore Property the Landlord rejects or refuses to grant the Licence to Assign or Licence to Underlet, then either the Sellers or the Buyer may at any time thereafter (but not before the date of such refusal or reject by the Landlord) terminate this Agreement with regard to the Singapore Lease (but not the business carried on at it) by serving written notice to such effect upon the other.

2.6.3	If this Agreement is terminated in relation to any Singapore Property pursuant to paragraph 3.8.1 or 2.6.2:-

(a)	the Buyer and the Sellers shall be under no further obligation to obtain the Licence to Assign or the Licence to Underlet and any Permitted Occupation Period will terminate. Such termination shall be without prejudice to the rights of either the Sellers or the Buyer against the other in respect of any antecedent breach of their respective obligations contained in this Agreement; and

(b)	this Agreement will, in all other respects, remain in full force and effect.

3.	Matters Affecting the Property

The Singapore Lease is assigned to the Buyer subject to and where applicable with the benefit of the following matters (so far as they affect that Singapore Property and are subsisting or capable of taking effect):-

3.1	the matters contained in or referred to in the tenancy agreement dated 10 April 2010;

3.2	all matters which would be disclosed by a local search at the Singapore Land Authority or such other public register or authority;

3.3	all matters discoverable by such inspections of the property as a prudent purchaser would make (whether or not in fact made);

3.4	all notices served and orders, demands, proposals or requirements made by any local or any public or other competent authority after the date of this Agreement;

3.5	all actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements and other matters arising under any legislation affecting that Singapore Property;

3.6	any liability to repair or contribute to the repair pursuant to any term of the tenancy agreement and other like matters; and

3.7	matters disclosed or treated as disclosed by the Disclosure Letter.

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4.	preparation and Execution of Assignment, NOVATION OR Underlease

4.1	Where completion of the Transfer is to be effected by an Assignment:-

4.1.1	the Sellers and/or the UK Seller shall procure that the Sellers' Solicitors shall prepare engrossments of the deed of assignment and a duplicate thereof and supply such engrossments to the Buyer's Lawyers not later than 10 Business Days prior to the Effective Date;

4.1.2	the Buyer shall procure that the engrossments of the deed of assignment and the duplicate thereof duly executed by the Buyer shall be returned to the Sellers and/or the UK Seller' Solicitors not later than 5 Business Days after such engrossments have been delivered to the Buyer's Lawyers pursuant to paragraph 4.1.1;

4.1.3	the UK Seller’s or its solicitors shall as soon as practicable after receipt of the duly executed deed of assignment from the Buyer issue the relevant notice of assignment to the Landlord; and

4.1.4	the form of the deed of assignment shall be in substantially the same form as the draft annexed to this Agreement or as reasonably required or approved by the Landlord.

4.2	Where completion of the Transfer is to be effected by a Novation:-

4.2.1	the Sellers and/or the UK Seller shall procure that the Sellers' Solicitors shall prepare engrossments of the novation document in triplicate and supply the engrossments to the Buyer's Lawyers not later than 10 Business Days prior to the Effective Date;

4.2.2	the Buyer shall procure that the engrossments of the Deed of Assignment and the duplicate thereof duly executed by the Buyer shall be returned to the Sellers and/or the UK Seller' Solicitors not later than 5 Business Days after such engrossments have been delivered to the Buyer's Lawyers pursuant to paragraph 4.2.1;

4.2.3	the UK Seller’s or its solicitors shall as soon as practicable after receipt of the duly executed novation documents from the Buyer forward the same to the Landlord or its solicitors for the Landlord’s execution; and

4.2.4	the form of the novation document shall be in substantially the same form as the draft annexed to this Agreement or as reasonably required or approved by the Landlord.

4.3	Where completion of the Transfer is to be effected by the grant of an Underlease:-

4.3.1	the Underlease for each Singapore Property shall be for a term equal to the residue of the term granted by the Singapore Lease of that Singapore Property less two days;

4.3.2	the Underlease shall be at a rent equal to the rent passing under the Singapore Lease plus goods and services tax and shall be in substantially the same form as the draft Underlease annexed to this Agreement with such amendments or additions as are necessary to reflect the terms of this Schedule or as the Landlord reasonably requires;

4.3.3	the Buyer shall procure that the Buyer's Lawyers shall deliver to the Sellers and/or the UK Seller' Solicitors a draft Underlease not later than 10 Business Days after the Landlord has granted the Licence to Underlet or such later date as the Sellers and/or the UK Seller and the Buyer may agree in writing;

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4.3.4	the Sellers and/or the UK Seller shall procure that the Sellers' Solicitors shall approve or amend that draft not later than 5 Business Days after the delivery to them of the draft Underlease;

4.3.5	the Sellers and/or the UK Seller shall thereafter procure the approval of the Landlord in respect of the draft Underlease;

4.3.6	the Buyer shall procure that the engrossments of the Underlease and a counterpart thereof (the counterpart being duly executed by the Buyer) shall be returned to the Sellers' Solicitors not later than 5 Business Days after the draft has been returned to the Buyer's Lawyers duly approved or revised by the Seller’s solicitors and the Landlord.

5.	Completion OF TRANSFER

5.1	Completion of the Transfer by post or through a document exchange shall be at the Buyer's expense and risk and neither the Sellers nor the Sellers' Solicitors shall be liable for the loss of any documents so sent so long as they were properly addressed.

6.	Buyer’s Acknowledgement of Condition

6.1	The Buyer acknowledges that before the date of this Agreement the Sellers and/or the UK Seller have given the Buyer and others authorised by the Buyer permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Singapore Property. The Buyer has formed its own views as to the condition of the Singapore Property and the suitability of the Singapore Property for the Buyer's purposes.

7.	OPTION TO RENEW

7.1	Pending the Licence to Assign and Licence to Underlet being granted by the Landlord, no decision shall be made by the UK Seller as to whether or not to exercise the option under the Singapore Lease to renew the Singapore Lease for a further term as set out in the Singapore Lease. For the avoidance of doubt, the UK Seller shall not be obliged to exercise the option to renew the Singapore tenancy for a further term during the Permitted Occupation Period where the Licence to Assign and Licence to Underlet has not been obtained.

7.2	In the event this Agreement is terminated in respect of the Singapore Property pursuant to any of the provisions under Paragraph 2.6, the Seller shall be at liberty to exercise or lapse the option under the Singapore Lease to renew the Singapore Lease for a further term.

7.3	The sub-paragraphs shall only apply after the Landlord has granted a Licence to Assign or Licence to Underlet:-

(a)	The UK Seller warrant to the Buyer that as at the date of this Agreement it has not issue any written request to the Landlord to renew the existing Singapore Lease.

(b)	The Sellers and/or UK Seller will undertake all negotiations in connection with the new rent following the written request to renew the Singapore Lease on behalf of the Buyer (and to the extent necessary as agent for and on behalf of the Buyer) but will not make any representations or send any correspondence to the Landlord or the Landlord's advisors without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed). The Sellers and/or UK Seller will (at the Buyer’s cost) instruct such surveyors, solicitors, counsel or other professional persons (the "Advisors") and will conduct such negotiations in line with the proper recommendations of such Advisors in connection with the intention of agreeing to any new rentals or conditions (if any) of the renewed term.

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(c)	The Sellers and/or UK Seller will keep the Buyer fully informed at all times of all negotiations and proceedings relating to the negotiations for the renewed term and will ensure that all reasonable representations of the Buyer are taken into account and the Sellers and/or UK Seller will promptly supply the Buyer with any information or copies of documents relating to the said negotiations as shall be in the possession of the Sellers from time to time.

(d)	The Sellers and/or UK Seller will use all reasonable endeavours in negotiations of the rent payable for the renewed term to agree either a nil increase (if reasonable) of the Current Rent or as low an increase as is reasonably practicable and will not agree to any such increase of the Current Rent without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

(e)	The Buyer will respond in writing to the Sellers and/or UK Seller as soon as reasonably practical which (except in the case of a litigation or arbitration deadline applying) will be no shorter than 5 Business Days to any request for agreement in respect of the new rental payable for the renewed term.

8.	NON MERGER

Notwithstanding completion of the sale and purchase as contemplated by this Agreement, this Part 4 of this Schedule shall remain in full force and effect so far as anything remains to be implemented.

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Part 5

The Properties

No	Property	Tenure	Title Details [and Superior Lease]	Jurisdiction
1.	Waterside House, Earls Colne Business Park, Earls Colne, Colchester, Essex, England, U.K.	English Leasehold (registered)	Registered at the Land Registry under Title Number EX823887	English Property
2.	The Fairways, Earls Colne Business Park, Earls Colne, Colchester, Essex, England, U.K.	English Leasehold (registered)	Registered at the Land Registry under Title Number EX881136	English Property
3.	Suite 1158, The Park, Anaheim, Orange County, California, 92801	Lease		U.S. Property
4.	Building 6, 101 Billerica Avenue, Billerica, Massachusetts	Lease		U.S. Property
5.	TECOM, Thuraya 1, Floor 14, Unit 1402, Dubai, United Arab Emirates	Lease		Dubai Property
6.	8 Burn Road, Trivex #11-02, Singapore, 369977	Tenancy Agreement		Singapore Property

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Schedule 10

SUPPLIER CONTRACTS

Number	Contract Name	Date of contract
1.	SAF Tehnika	14 April 2015
2.	Axis Electronics	8 February 2013
3.	Briton	8 February 2013
4.	STI	22 June 2013
5.	Carbonia Composites	Unsigned
6.	Electro Assembly	18 December 2013
7.	J&W Microwave Engineering	Unsigned
8.	Paxford Composites	Unsigned
9.	Portafix	4 February 2013
10.	Acturus	11 June 2015
11.	EPE Manufacturing	Undated
12.	UPM	7 February 2014

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Schedule 11

CUSTOMER CONTRACTS

Number	Contract Name	Date of Contract
1.	Al-Jazeera	31 August 2013
2.	C-Com	8 May 2013
3.	Datapath	12 April 2013
4.	NBC	24 June 2013
5.	TVU	4 March 2014
6.	Polimeks	31 March 2016
7.	Redline	5 May 2016
8.	Fundetel	23 October 2015
9.	Contra Costa County	August 2016
10.	ND Satcom	20 March 2014
11.	NEL	October 2009
12.	Pierides TechnoSystems Ltd	12 October 2015
13.	Sales Cube GmbH	3 June 2015
14.	Studio Hamburg MCI GmbH	11 August 2015
15.	High End Broadcast Technology Phils, Inc Reseller	1 July 2015
16.	Beijing Century Sage	1 July 2015
17.	Strong Brothers 1961 Company Ltd	1 July 2015
18.	ATL Systems S.r.l	15 October 2015
19.	AVI Systems Electronics GmbH	18 August 2015
20.	Avi Systems Herocast	10 June 2015
21.	AVIT Systems Norge As Herocast	20 November 2015
22.	Catur Mitra Adhikara pt	1 July 2015
23.	Frontline Communications	9 March 2016
24.	Viet Thong Development & Service (INSYS)	1 January 2016
25.	MRC Korea INC	1 January 2016
26.	Lumina Broadcast Systems	1 January 2016

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27.	MaxLink Technology Ltd	1 January 2016
28.	Moubic Inc	1 January 2016
29.	Qin Media Herocast	3 March 2015
30.	Ria Corporation	9 March 2016
31.	Akuta Ltd	21 June 2016
32.	Studio Hamburg MCI GmbH Herocast	1 June 2015
33.	Twenty 4 Seven s.c	29 May 2015
34.	Telemeter Electronic GmbH	Unsigned
35.	Aly Alson Capital (AAC)	1 July 2015
36.	Mediacast Pte Ltd	1 January 2016
37.	New Digital Technology Holdings Ltd	1 January 2016
38.	NTI	12 October 2015
39.	Spectracom	31 March 2016
40.	Honsuit Industrial Ltd	1 January 2016
41.	Ontario Soluciones S.L	13 October 2015
42.	Networks (Sajjad)	6 July 2015
43.	NPO SP	12 October 2015
44.	SATCAST LLC	15 October 2015
45.	Twenty 4 Seven (Poland)	4 August 2015
46.	Heartland Video Systems	3 January 2016
47.	XipLink Inc	3 September 2014

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Schedule 12

POSITION PENDING COMPLETION

(Clause 6)

1.	Each of the UK Seller and US Seller shall, and shall procure that the Business operated by it will, save to the extent expressly required by this Agreement or save with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed):-

1.1	continue to operate in the ordinary and usual course of business;

1.2	not commit or allow or procure any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

1.3	immediately notify the Buyer of any fact or matter (whether existing on or before the date of this Agreement, or arising afterwards) which constitutes a breach, or potential breach of Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing of which the Sellers become aware;

1.4	allow the Buyer and its representatives, on reasonable notice and during Working Hours, access to the management of the Business and to the Employees, the Property and the Records and such further facilities and information relating to the Business as they may reasonably require;

1.5	not acquire or dispose of, or agree to acquire or dispose of, any material asset or material stocks or enter into any material contract or arrangement other than in the ordinary and usual course of business;

1.6	not incur or authorise any capital expenditure exceeding in aggregate $100,000;

1.7	not create, or agree to create, an Encumbrance over any Asset or the Business or redeem, nor agree to redeem, any existing Encumbrance over the Business or any Asset;

1.8	not do, or allow to be done, any act or thing which may adversely affect the Goodwill or the relationship of the Business with its customers, suppliers, business contacts or Employees;

1.9	continue each policy of insurance and not do or omit to do anything which would or might make a policy void or voidable or might result in an increase in the premium payable under a policy or prejudice the ability to effect equivalent insurance in the future;

1.10	in relation to the Property:-

1.10.1	comply with its obligations under any lease or licence of the Property;

1.10.2	save as expressly provided for in Schedule 9 not apply for a Licence or implement a Licence already obtained but not implemented;

1.10.3	not change its existing use;

1.10.4	not terminate, or give a notice to terminate, a lease, tenancy or licence;

1.10.5	not apply for consent to do something requiring consent under a lease, tenancy or licence;

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1.10.6	not grant or refuse an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or licence;

1.10.7	not agree a new rent or fee payable under a lease, tenancy or licence save for any outstanding rent review; and

1.10.8	save for the licences sought under paragraph 3.4 of Part 1 of Schedule 9 of this Agreement, not grant any new lease, licence or right of occupation in respect of the Property to any third party;

1.11	not enter into a material agreement or contract which is long-term, onerous or an agreement entered into other than in the ordinary and usual course of business;

1.12	not amend or terminate a material agreement or contract to which it is a party;

1.13	not amend the terms of employment of any Employee or provide or agree to provide a gratuitous payment or benefit to any Employee (or any of their dependants) or offer to engage any new employee or consultant at an annual salary or fee (on the basis of full time engagement) in excess of $60,000 or dismiss any Employee other than in the ordinary and usual course of business;

1.14	not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing;

1.15	not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur or agree to incur financial or other obligations other than in the ordinary and usual course of business;

1.16	not commence or threaten to commence any legal or arbitration proceedings;

1.17	not compromise, settle, release, discharge or compound legal or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to legal or arbitration proceedings;

1.18	conduct its business in all material respects in accordance with all applicable legal and administrative requirements;

1.19	not do or omit to do anything which materially prejudices any right of the Business to any Intellectual Property Rights; and

1.20	not grant, or agree to grant, any interest in any of the Intellectual Property Rights to anyone.

2.	No action will be taken by the Sellers or the Business which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

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Schedule 13

TO BE DELIVERED BY SellerS AT COMPLETION

(Clause 7.2 (Completion))

1.	At Completion the Sellers shall deliver or make available to the Buyer the following:-

1.1	a copy (certified as correct by the company secretary of the Sellers) of a minute of the board of directors of each of the Sellers approving the transaction contemplated by this Agreement and authorising the signature, execution and completion (as appropriate), of this Agreement and any documents ancillary to it including the documents referred to in this Schedule 13;

1.2	possession of those Assets which are transferable by delivery;

1.3	a duly executed release in the agreed form in respect of any Encumbrance affecting any of the Assets;

1.4	duly executed assignments in a form to be agreed between the parties or otherwise to vest in the Buyer those Assets other than the Property which are not transferable by delivery;

1.5	assignments of all the Intellectual Property Rights which are capable of assignment in the agreed form from each of the Sellers and the Guarantor to the Buyer;

1.6	copies or details of the Business Contracts together with, where appropriate, consent of any relevant third party to the assignment to the Buyer of the Business Contracts;

1.7	a duly executed assignment of the Goodwill in the agreed form;

1.8	the Records and Business Information;

1.9	a certified copy of the special resolution of the Guarantor approving the Proposed Transaction and changing its name to a name that does not incorporate the word "Vislink" or any word likely to be confused with it and which has been previously submitted to and approved by the Buyer;

1.10	a certified copy of the special resolution of the UK Seller changing its name to a name that does not incorporate the word "Vislink" or any word likely to be confused with it and which has been previously submitted to and approved by the Buyer;

1.11	a certified copy of the special resolution of the US Seller approving the Proposed Transaction and changing its name to a name that does not incorporate the word "Vislink" or any word likely to be confused with it and which has been previously submitted to and approved by the Buyer;

1.12	any Licence to Occupy to be delivered in terms of Schedule 9;

1.13	any required third party consents or agreement to the transfer or assignment of Intellectual Property Rights; and

1.14	such other duly executed conveyances, transfers, assignments documents as the Buyer may reasonably require to perfect its title to the Assets or to give effect to this Agreement to the extent available at Completion.

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Schedule 14

ESCROW ACCOUNT

(Clause 5)

1.	Each of the Buyer and the Seller shall use their reasonable endeavours to agree the text of the Escrow Account Instruction Letter with the Escrow Agent and sign such letter at Completion in accordance with Clause 7.3.

2.	The Buyer shall for a period of twelve (12) months commencing on the day after Completion (the "Escrow Period") be entitled to deduct in accordance with the provisions of this Schedule from the Escrow Amount the amount of any claim in respect of a breach of the Warranties (a "Claim").

3.	In settling a Claim the Buyer shall give the Sellers notice of the Claim stating the nature of the Claim, the amount claimed and a reasonable estimate of the Buyer's costs in connection with enforcing the Claim (together an "Amount Claimed").

4.	Within 14 days starting on the day after receipt of notice of the Claim the Sellers or the Sellers’ Solicitors shall give the Buyer notice stating:-

5.	whether or not the relevant Seller accepts liability for the Claim; and

6.	whether or not the relevant Seller accepts the Amount Claimed and if it does not accept the Amount Claimed, that part of the Amount Claimed that it does accept (if any).

7.	If the Sellers or the Sellers’ Solicitors fail to give notice in accordance with paragraph 3, the Amount Claimed (together with any interest accrued in respect thereof) shall be paid to the Buyer out of the Escrow Amount.

8.	If the Sellers accept liability in respect of a Claim but accepts only part of the Amount Claimed, that part of the Amount Claimed that is accepted (together with any interest accrued in respect thereof) shall be paid to the Buyer out of the Escrow Amount.

9.	If the Sellers accept the Amount Claimed or there is a determination of the amount payable in respect of the Claim by a court of competent jurisdiction, the amount so accepted or determined (less any money previously paid under paragraph 1.6 in respect of such Claim but together with any interest accrued in respect thereof) shall be paid to the Buyer.

10.	To the extent that a payment to the Buyer out of the Escrow Amount in respect of a Claim is less than the Amount Claimed, it shall be a payment on account of the amount agreed or determined to be payable in respect of that Claim.

11.	The amount of the Escrow Amount shall in no way be regarded as imposing a limit on the amount of a Claim by the Buyer and interest accruing on the Escrow Amount from time to time shall be added to the Escrow Amount and shall be distributed in accordance with the provisions of this Agreement.

12.	The Buyer and the Sellers shall ensure that all rights to the Escrow Amount remain free from any Encumbrance except as set out in this Schedule.

13.	If the Sellers or the Buyer is entitled to the Escrow Amount (or part thereof) the Buyer and the Sellers shall within 7 days commencing on the day the entitlement arises jointly instruct the Buyer's Lawyers and the Sellers' Solicitors in accordance with the Escrow Account Instruction Letter to release the money to the Seller or Buyer, as appropriate.

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14.	Upon the expiration of the Escrow Period and thereafter the amount then standing to the credit of the Escrow Account (less any amounts due to be paid but not yet paid to the Buyer) shall be paid to the Sellers.

15.	The Buyer's Lawyers and the Sellers’ Solicitors shall be entitled to withdraw from the Escrow Account amounts equal to any tax on the interest earned on the monies in the Escrow Account for which they are or may become liable.

16.	Any costs incurred in respect of the establishment and maintenance of the Escrow Account shall be debited to the Escrow Account.

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Schedule 15

ASSUMED LIABILITIES

US SELLER

Vislink Inc USD	Seller	Buyer

Vislink Inc Accounts payable	X	X

Accrued Salaries	X

Accrued Bonus	X

Accrued Pension	X

Accrued Fringe Benefits	X

Accrued Vacation		X

Accrued Commissions Third Party	X	X

Accrued Share Schemes	X

Accrued Other Personnel	X

Accrued Rent & Rates	X	X

Accrued Audit Fees	X

Accrued Other	X

Sundry Creditors	X

Employee Wages	X

Sales Taxes	X

Sales Tax - California	X

Sales Tax - Colorado	X

Sales Tax - Florida	X

Sales Tax Settlement	X

Sales Tax - Nevada	X

Sales Tax - Texas	X

GRNI - Non Stock Items	X

GRNI - Stock items	X	X

Other debtors credit balance	X	X

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UK SELLER

Vislink Int (GBP)	Seller	Buyer

Vislink Int Accounts payable	X	X

Accrued Bonus	X

Accrued Social Insurance	X

Accrued Pension	X

Accrued Vacation	X

Accrued Commissions Third Party	X	X

Accrued Phone & Internet	X	X

Accrued Rent & Rates	X	X

Accrued Utilities	X	X

Accrued Audit Fees	X

Accrued Other	X

Employee Deferrals 401K (Pension)	X

VAT Outputs	X

Sales Taxes	X

Sales Tax Received	X

Sales Tax Settlement	X

Wage Tax (PAYE)	X

National Insurance	X

GRNI - Non Stock Items	X

GRNI - Stock items	X	X

Note: although the rent and rates accruals have been included above for presentational purposes, clause 21 in the BPA will take precedence.

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SIGNED
by a duly authorised officer
for and on behalf of
	VISLINK PLC	/s/ John Hawkins
in the presence of:-

Signature of Witness: /s/ Susan McCarville

Name of Witness: Susan McCarville

Address:	Marlborough House
Charnham Lane
Hungerford RG17 0EY

Occupation: Legal Counsel

SIGNED
by a duly authorised officer
for and on behalf of
	VISLINK INTERNATIONAL LIMITED	/s/ James Walton
in the presence of:-

Signature of Witness: /s/ Susan McCarville

Name of Witness: Susan McCarville

Address:	Marlborough House
Charnham Lane
Hungerford RG17 0EY

Occupation: Legal Counsel

SIGNED
by a duly authorised officer
for and on behalf of
	VISLINK INC.	/s/ James Walton
in the presence of:-

Signature of Witness: /s/ Susan McCarville

Name of Witness: Susan McCarville

Address:	Marlborough House
Charnham Lane
Hungerford RG17 0EY

Occupation: Legal Counsel

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SIGNED
by a duly authorised officer
for and on behalf of
XG TECHNOLOGY, INC.	/s/ George F. Schmitt
in the presence of:-

Signature of Witness: /s/ Belinda Marino

Name of Witness: Belinda Marino

Address:	240 S. Pineapple Avenue, Suite 701
Sarasota, Florida 34236

Occupation: Secretary of the Board

107